Exhibit 4.99

BIMCO STANDARD BAREBOAT CHARTER
CODE NAME: "BARECON 2001"

PART I

1. Shipbroker	2. Place and date November 13th 2014
3. Owners/Place of business (Cl. 1) FLEGRA COMPANIA NAVIERA S.A.	4. Bareboat Charterers/Place of business (Cl. 1) TBN By NewLead Holdings Ltd.
5. Vessel's name, call sign and flag (Cl. 1 and 3) KATERINA L - IMO 9538309 - Panama	
6. Type of Vessel TANKER	7. GT/NT 2,511/1,027
8. When/Where built 10/2009	9. Total DWT (abt.) in metric tons on summer freeboard 3,370 Tns
10. Classification Society (Cl. 3) RINA	11. Date of last special survey by the Vessel's classification society [November 2014]
12. Further particulars of Vessel (also indicate minimum number of months' validity of class certificates agreed acc. to Cl. 3) LOA : 90.60 BREADTH: 14.20 m DEPTH: 6.30m Draught 5.35 m	
13. Port or Place of delivery (Cl. 3) Salamis, Greece	14. Time for delivery (Cl. 4) 10 November 2014 - 20 November 2014 15. Cancelling date (Cl. 5) 30 November 2014
16. Port or Place of redelivery (Cl. 15) Worldwide	17. No. of months' validity of trading and class certificates upon redelivery (Cl. 15) 1 Month
18. Running days' notice if other than stated in Cl. 4 N/A	19. Frequency of dry-docking (Cl. 10(g)) N/A
20. Trading limits (Cl. 6) Worldwide trading WIWL	
21. Charter period (Cl. 2) Until October 16, 2018	22. Charter hire (Cl. 11) As per Rider Clause 2
23. New class and other safety requirements (state percentage of Vessel's insurance value acc. to Box 29)(Cl. 10(a)(ii)) N/A	
24. Rate of interest payable acc. to Cl. 11(f) and, ~~if applicable, acc. to PART IV~~ N/A	25. Currency and method of payment (Cl. 11) As per Rider clauses 1, 2 & 3

FLEGRA COMPANIA NAVIERA S.A. LIBERIA

Holdings Ltd. Hamilton, Bermuda

continued

26. Place of payment; also state beneficiary and bank account (Cl. 11)	27. Bank guarantee/bond (sum and place)(Cl. 24)(optional) **N/A**
28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business)(Cl. 12) **National Bank of Greece - dated 8 October 2009** **As amended on 30 September 2011, on 16 April 2013 and on 21 February 2014**	29. Insurance (hull and machinery and war risks)(state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k))(also state if Cl. 14 applies)
30. Additional insurance cover, if any, for Owners'account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) **N/A**	31. Additional insurance cover, if any, for Charterers' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) **N/A**
32. Latent defects (only to be filled in if period other than stated in Cl. 3) **N/A**	33. Brokerage commission and to whom payable (Cl. 27)
34. Grace period (state number of clear banking days)(Cl. 28) **5 Banking Days**	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30) **LONDON**
36. War cancellation (indicate countries agreed)(Cl. 26(f)) **N/A**	
37. Newbuilding Vessel (indicate with "yes" or "no" whether PART III applies)(optional) **NO**	38. Name and place of Builders (only to be filled in if PART III applies) **N/A**
39. Vessel's Yard Building No. (only to be filled in if PART III applies) **N/A**	40. Date of Building Contract (only to be filled in if PART III applies) **N/A**
41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1) **N/A**	
42. Hire/Purchase agreement (indicate with "yes" or "no" whether PART IV applies)(optional) **YES, Purchase option and obligation as per Rider Clause 3**	43. Bareboat Charter Registry (indicate "yes" or "no" whether PART V applies)(optional)
44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies)	45. Country of the Underlying Registry (only to be filled in if PART V applies)
46. Number of additional clauses covering special provisions, if agreed **7 (Seven)**	

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in the Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners) COMPANIA NAVIERA S.A. LIBERIA	Signature (Charterers) NewLead Holdings Ltd Hamilton, Bermuda

1. Definitions

In this Charter, the following terms shall have the meanings hereby assigned to them:
"The Owners" shall mean the party identified in Box 3;
"The Charterers" shall mean the party identified in Box 4;
"The Vessel" shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.
"Financial Instrument" means the mortgage, deed of covenant or other such financial security instrument as annexed to this Charter and stated in Box 28.

2. Charter Period

In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 21 ("The Charter Period").

3. Delivery

(not applicable when Part III applies, as indicated in Box 37)
(a) The Owners shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy and in every respect ready in hull, machinery and equipment for service under this Charter. The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 in such ready safe berth as the Charterers may direct. ~~The Vessel shall be delivered to Charterers by Owners in the same condition as at the time of the in same condition as at the time of the inspection of the vessel by Charterers at .... on ...., including the class status reports, fair wear and tear excepted.~~
(b) The Vessel shall be properly documented on delivery in accordance with the laws of the flag State indicated in Box 5 and the requirements of the classification society stated in Box 10. The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12.
(c) **Without prejudice to Charterers rights as per paragraphs (a) and (b) hereinabove** ~~T~~the delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners' obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32. **Any damages/defects incurred prior the delivery of the Vessel to Charterers, shall be for Owners' account/cost/time.**

4. Time for Delivery

(not applicable when Part III applies, as indicated in Box 37)
The Vessel shall not be delivered before the date indicated in Box 14 without the Charterers' consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15. Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than thirty **/twenty/ fifteen/twelve/ten (30/20/15/12/10)** running days' preliminary and not less than ~~fourteen~~ **seven/five/three/two/one** (~~14~~**/7/5/3/2/1**) running days' definite notice of the date on which the Vessel is expected to be ready for delivery. The Owners shall keep the Charterers closely advised of possible changes in the Vessel's position.

5. Cancelling

(not applicable when Part III applies, as indicated in Box 37)
(a) Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty-six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.
(b) If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty-eight (168) running hours of the receipt by the Charterers of such notice or within thirty-six (36) running hours after the cancelling date, whichever is the earlier. If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owners' notice shall be substituted for the cancelling date indicated in Box 15 for the purpose of this Clause 5.
(c) Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.

6. Trading Restrictions

The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.
The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.
The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.
Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners' prior approval has been obtained to loading thereof.

7. Surveys on Delivery and Redelivery

(not applicable when Part III applies, as indicated in Box 37)
The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and ~~redelivery hereunder.~~ **The Owners and Charterers shall equally share the cost of the On-hire survey** ~~shall bear all expenses of the On-hire Survey including loss of time, if any, and the Charterers shall bear all expenses of the Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.~~

8. Inspection

The Owners shall have the right at any time after giving reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf:-
(a) to ascertain the condition of the Vessel and satisfy

themselves that the Vessel is being properly repaired and maintained. The costs and fees for such inspection or survey shall be paid by the Owners ~~unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided;~~

(b) in dry-dock if the Charterers have not dry-docked her in accordance with Clause 10(g). The costs and fees for such inspection or survey shall be paid by the Charterers; and

(c) for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Owners. All time used in respect of inspection, survey or repairs shall be for the Charterers' account and form part of the Charter Period. The Charterers shall also permit the Owners to inspect the Vessel's log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel. **Owners shall ensure that the trading operation of the Vessel is not disrupted or interrupted for any reason during the said inspection/survey. Otherwise any time loss/damages / costs incurred due to such an interruption/disruption by Owners and/or their representatives and/or servants and /or agents, shall be for Owners' account and the Charterers shall be indemnified for any such loss/damage/cost incurred or to be incurred as a consequence.**

9. Inventories, Oil and Stores

A complete inventory of the Vessel's entire equipment, outfit including spare parts, appliances and of all consumable stores on board the Vessel shall be made by the Charterers in conjunction with the Owners on delivery and again on redelivery of the Vessel. The Charterers ~~and the Owners, respectively,~~ shall at the time of delivery ~~and redelivery~~ take over ~~and pay for~~ all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores ~~(excluding spare parts)~~ in the said Vessel. Owners shall at the time of redelivery take up and pay for all bunkers and lubricating oil at **Charterers' last net paid prices as evidenced by relevant invoices. The quantities will be measured / agreed by the Owners' and the Charters' Representatives at the time of Delivery.** ~~the then current market prices at the ports of delivery and redelivery, respectively. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.~~

10. Maintenance and Operation

(a)(i)Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition ~~and in accordance with good commercial maintenance practice~~ and, ~~except asprovided for in Clause 14(l), if applicable,~~ at their own expense they shall at all times keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

(ii) New Class and Other Safety Requirements - In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation costing (excluding the Charterers' loss of time) more than the percentage stated in Box 23, or if Box 23 is left blank, 5 per cent. of the Vessel's insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ratio in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed in Clause 30.

(iii) Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.

The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers' sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(b) Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag State fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.

Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel's flag or any other applicable law.

(c) The Charterers shall keep the Owners and the mortgagee(s) **indicated in Box 28** advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required.

(d) Flag and Name of Vessel - During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charterers shall also have the liberty, with the Owners' consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period. ~~Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers' expense and time.~~

(e) Changes to the Vessel - Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners' approval thereof. ~~If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.~~

(f)Use of the Vessel's Outfit, Equipment and Appliances - The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, ~~provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted.~~ The

Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment at their expense and risk ~~but the Charterers shall remove such equipment at the end of the period if requested by the Owners.~~ Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

(g) Periodical Dry-Docking - The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, ~~but not less than once during the period stated in Box 19 or, if Box 19 has been left blank, and/or every sixty (60) calendar months after the time of delivery~~ or such other period as may be required by the Classification Society or flag State.

11. Hire

(a) The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence.

~~(b) The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount indicated in Box 22 which shall be payable not later than every In advance arrears, the first lump sum being payable 3 month after vessel's delivery to the Charterer on the date and hour within three banking days after of the Vessel's delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period.~~

~~(c) Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.~~

~~(d) Final payment of hire, if for a period of less than thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly. the end of the Charter Period in Box 21.~~

(e) Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd's, whichever occurs first. Any hire paid in advance to be adjusted accordingly and refunded to Charterers.

~~(f) Any delay in payment of hire exceeding five (5) consecutive days shall entitle the Owners to interest at the rate per annum as agreed in Box 24. If Box 24 has not been filled in, as per the three months interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by the British Bankers' Association (BBA) on the date when the hire fell due, increased by 2 per cent., shall apply.~~

~~(g) Payment of interest due under sub-clause 11(f) shall be made within seven (7) running days of the date of the Owners' invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.~~

12. Mortgage

(only to apply if Box 28 has been appropriately filled in)

*) ~~(a) The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

*) (b) The Vessel chartered under this Charter is financed by a mortgage according to the Financial Instrument. The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter by the mortgagee(s) in conformity with the Financial Instrument. The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be required by the mortgagee(s). The Owners warrant that they have not effected any mortgage(s) other than stated in Box 28 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior written consent of the Charterers, which shall not be unreasonably withheld.

*) (Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28).

13. Insurance and Repairs

(a) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve, which approval shall not be un-reasonably withheld. Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the mortgagee(s) (if any), and the Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. Insurance policies shall cover the Owners and the Charterers according to their respective interests. Subject to the provisions of the Financial Instrument, if any, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.

The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.

All time used for repairs under the provisions of sub-clause 13(a) and for repairs of latent defects according to Clause 3(c) above, including any deviation, shall be for the Charterers' account.

(b) ~~If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional~~

~~insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

(c) The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instrument.

(d) Subject to the provisions of the Financial Instrument, if any, should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 13(a), all insurance payments for such loss shall be paid to the Owners who shall distribute the moneys between the Owners and the Charterers according to their respective interests. The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a total loss as defined in this Clause.

(e) The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.

(f) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 13(a), the value of the Vessel is the sum indicated in Box 29.

14. Insurance, ~~Repairs and Classification~~

~~(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).~~

~~(a) During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurtenances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance. Insurance policies shall cover the Owners and the Charterers according to their respective interests.~~

~~(b) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~

~~(c) In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~

~~(d) The Charterers shall, subject to the approval of the Owners or Owners' Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a). The Charterers to be secured reimbursement through the Owners' Underwriters for such expenditures upon presentation of accounts.~~

~~(e) The Charterers to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~

~~(f) All time used for repairs under the provisions of sub-clauses 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers' account and shall form part of the Charter Period.~~

~~The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.~~

~~(g) If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

~~(h) Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 14(a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.~~

~~(i) If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.~~

~~(j) The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.~~

~~(k) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 29.~~

~~(l) Notwithstanding anything contained in sub-clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~

15. Redelivery

At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the Owners may direct. The Charterers shall give the Owners not less than thirty (30) running days' preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14) running days' definite notice of expected date and port or place of redelivery. Any changes thereafter in the Vessel's position shall be notified immediately to the Owners.

The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. Notwithstanding the above,

should the Charterers fail to redeliver the Vessel within the Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 ~~plus 10 per cent. or to the market rate, whichever is the higher,~~ for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.

Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.

The Vessel upon redelivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17.

16. Non-Lien

The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:

"This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever."

17. Indemnity

(a) The Charterers shall indemnify the Owners against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

(b) If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.

18. Lien

The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.

19. Salvage

All salvage and towage performed by the Vessel shall be for the Charterers'benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20. Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21. General Average

The Owners shall not contribute to General Average.

22. Assignment, Sub-Charter and Sale

(a) The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.

(b) The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall not be unreasonably withheld, and subject to the buyer accepting an assignment of this Charter.

23. Contracts of Carriage

*) (a) The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier's liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.

*) ~~(b) The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier's liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~

*) Delete as applicable.

Charterers further procure that all documents issued as per a) above shall name Charterers as carriers

24. ~~Bank Guarantee~~

~~(Optional, only to apply if Box 27 filled in)~~

~~The Charterers undertake to furnish, before delivery of the Vessel, a first class bank guarantee or bond in the sum and at the place as indicated in Box 27 as guarantee for full performance of their obligations under this Charter.~~

25. Requisition/Acquisition

(a) In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as "Requisition for Hire") irrespective of the date during the Charter Period when "Requisition for Hire" may occur and irrespective of the length thereof and whether or not it be for an indefinite

or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of "Requisition for Hire" any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the "Requisition for Hire" whichever be the shorter.

(b) In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as "Compulsory Acquisition"), then, irrespective of the date during the Charter Period when "Compulsory Acquisition" may occur, this Charter shall be deemed terminated as of the date of such "Compulsory Acquisition". In such event Charter Hire to be considered as earned and to be paid up to the date and time of such "Compulsory Acquisition".

26. War

(a) For the purpose of this Clause, the words "War Risks" shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b) ~~The Vessel, unless the written consent of the Owners be first obtained, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.~~

(c) The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent's right of search and/or confiscation.

~~(d) If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterers' orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.~~

(e) The Charterers shall have the liberty:

(i) to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii) to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii) to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

(f) ~~In the event of outbreak of war (whether there be a declaration of war or not) (i) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People's Republic of China, (ii) between any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners. In all cases hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisions of this Charter shall apply until redelivery.~~

~~**27. Commission**~~

~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work.~~

~~If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefore shall indemnify the Brokers against their loss of commission.~~

~~Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year's hire.~~

28. Termination

(a) Charterers' Default

The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:

(i) the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the

Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners' notice, the payment shall stand as regular and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners' notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;

(ii) the Charterers fail to comply with the requirements of:
(1) Clause 6 (Trading Restrictions)
(2) Clause 13(a) (Insurance and Repairs)
provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified but reasonable number of days grace within which to rectify the failure without prejudice to the Owners' right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;

(iii) the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically possible after the Owners have requested them in writing so to do and in any event so that the Vessel's insurance cover is not prejudiced.

(b) Owners' Default
If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.

(c) Loss of Vessel
This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

(d) Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(e) The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.

29. Repossession

In the event of the termination of this Charter in accordance with the applicable provisions of Clause 28, the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel **exercising due diligence** ~~as gratuitous bailee only to the Owners~~.

The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners' representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers' Master, officers and crew shall be the sole responsibility of the Charterers.

30. Dispute Resolution

*) (a) This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

*) ~~(b) This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim~~

exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.

*) (c) This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.

(d) Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.

In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:-

(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice") calling on the other party to agree to mediation.

(ii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iii) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.

(iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.

(v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

(vi) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator's costs and expenses.

(vii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)

(e) If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause 30(d) shall apply in all cases.

*) Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative agreed in Box 35.

31. Notices

(a) Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.

(b) The address of the Parties for service of such communication shall be as stated in Boxes 3 and 4 respectively.

OPTIONAL PART

PART III
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY
(Optional, only to apply if expressly agreed and stated in Box 37)

1. Specifications and Building Contract

(a) The Vessel shall be constructed in accordance with the Building Contract (hereafter called "the Building Contract") as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter-signed as approved by the Charterers.

(b) No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers' consent.

(c) The Charterers shall have the right to send their representative to the Builders' Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.

(d) The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel's performance or specification or defects, if any. Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies. However, the Owners' liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred.

Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties.

The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.

2. Time and Place of Delivery

(a) Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builders' Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.

(b) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.

(c) If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon

(i) if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or

(ii) if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/or take delivery of the Vessel from the Builders and deliver her to the Charterers;

(iii) in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;

(iv) if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.

(d) Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties.

3. Guarantee Works

If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.

4. Name of Vessel

The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.

5. Survey on Redelivery

The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of re-delivery.

Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.

OPTIONAL PART

PART IV
HIRE/PURCHASE AGREEMENT
(Optional, only to apply if expressly agreed and stated in Box 42)

During the currency of this charter ~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11~~ the Charterers have **the option and obligation to purchase** ~~purchased~~ the Vessel with everything belonging to her as per rider clause 3 ~~and the Vessel is fully paid for.~~

In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers

~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~

The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery.
Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyers' flag, shall be for Buyers' account. Any taxes, consular and other charges and expenses connected with closing of the Sellers' register, shall be for Sellers' account.

In exchange for payment of purchase option price ~~the last month's hire instalment,~~ the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate issued by the competent authorities stating that the vessel is free from registered encumbrances setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship's Register and deliver a certificate of deletion to the Buyers.
The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.), as well as all plans which may be in Sellers' possession.

The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.

The Vessel with everything belonging to her shall be at Sellers' risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.

The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.

PART V
PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY
(Optional, only to apply if expressly agreed and stated in Box 43)

~~1. Definitions~~
~~For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:~~
~~"The Bareboat Charter Registry" shall mean the registry of the State whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter.~~
~~"The Underlying Registry" shall mean the registry of the State in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.~~

~~2. Mortgage~~
~~The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12(b) (Part II) shall apply.~~

~~3. Termination of Charter by Default~~
~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45.~~
~~In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter.~~

1. Down Payment

Subject to the finalization of the amount of the Initial Trade Debt Obligation (the "**Initial Trade Debt Obligation**") as per Appendix C, which shall be completed by the Owners by December 31, 2014 and shall not exceed a variation of more than 5% of the Initial Trade Debt Obligations as per Appendix C, Charterers to pay a share payment amount of USD two million sixty eight thousand nine hundred sixteen and fifteen cents ($ 2,068,916.15) payable in NEWLEAD HOLDINGS' LTD. ("**NewLead**") common shares (the "**Shares**") with relevant true up provisions as in clause 5 in the Rider Clauses (the "**Share Payment**") on delivery of the vessel to Owners' designated Brokerage Account. Upon finalization of the amount of the Initial Trade Debt Obligation, if more Shares need to be issued so as to reflect the finalized Share Payment, they shall be issued until January 5, 2015. In case the number of Shares which has been issued exceeds the finalized Share Payment, the Owners shall return to the Charterers those Shares until January 5, 2015. This payment will be considered as a part payment of the vessel's price in the event that the Purchase Option or when the Purchase Obligation is exercised. In the event of termination under Clause 25 (b) due to default of Owners, or 28 (c) or termination by the Charterers under Clause 28 (d) of the Charter or in case the Purchase Option or Obligation will not be exercised either due to force majeure or fault of the Owners the Share Payment shall be immediately repaid to the Charterers.

At the time that the Purchase Option or when the Purchase Obligation is exercised the Charterers shall pay to the Owners USD forty one thousand nine hundred fifteen and forty seven cents($ 41,915.47) payable in NewLead's common shares which is the book value of the bunkers onboard on MT KATERINA L on the date of the delivery of the vessel. In the event of termination under Clause 25 (b) due to default of Owners, or 28 (c) or termination by the Charterers under Clause 28 (d) of the Charter or in case the Purchase Option or Obligation will not be exercised either due to force majeure or fault of the Owners, the vessel shall be returned to the Owners containing the same quantity of bunkers (IFO 25.997 Tns, MGO 17.508 Tns, ENGINE OIL 0.000 Ltrs, GENERATOR OIL 280.000 Ltrs, THERMOIL 3000.000 Ltrs, HYDRAULIC 410.000 Ltrs) as the date it was delivered to the Charterers.

2. Hire

Hire payment is to cover Owners' interest obligations under the Financial Instrument (the "**Financial Instrument**") (as per the appendix A). The hire is to be paid in installments on a quarterly basis in arrears on the dates corresponding to the Financial Instrument repayment dates and will amount to the actual interest part of the repayment of the Financial Instrument. The Owners will provide to the Charterers the bank slip evidencing the actual interest amounts payable at least fifteen (15) days prior the payment date. The calculations provided in Appendix B illustrate the expected hire with an assumed Libor of 0.50%. For the calculation of the interest part, the actual hire is expected to be different due to Libor rate's variations. The interest calculation will also differ in case the Charterers exercise their option to repay the Capital as provided below to rider clause 3. Following each payment of Interest (or Principal under the option provided below to rider clause 3) to the Bank, the Owners will provide supporting documentation from the Bank to the Charterers, showing that the Charterers used the hire for paying down the Financial Instrument and/or interest thereon. The Owners undertake and guarantee that the sole use of the Hire payment is to repay down the Financial Instrument and will not cover with that money any other obligations nor distribute any dividends to the shareholders.

3. Purchase Option and Obligation

Charterers to have a Purchase Option and the Owners the obligation to sell the vessel exercisable at any time during the duration of the current Charter (the "**Charter**") (the "**Purchase Option**"). The Purchase Option price to be the vessel's outstanding loan amount, which is the Capital as it is defined here below, at the date of the exercise of the option as it may be reduced pursuant to the third paragraph here below, plus the interest accrued under the Financial Instrument during the

period from the last payment of principal and interest pursuant to the Financial Instrument until delivery to buyers, plus any amounts remaining unpaid under the Initial Trade Debt Obligation as per appendix C.

Charterers to have the Obligation (the "**Purchase Obligation**") to purchase and the Owners the obligation to sell the vessel to the Charterers at the end of the duration of the Charter as per Box 21 (which matches to the maturity date according to the Financial Instrument) at a price of USD three million twenty five thousand (3,025,000) (the "**Capital**"), as may be reduced in Capital pursuant to the following paragraph, plus any amount remaining under the Initial Trade Debt Obligation as per appendix C.

Charterers to have the option, on their sole discretion, to prepay part or all of the Capital of the Financial Instrument that is attributed to M/T KATERINA L (the vessel owned by the Owners) of USD three million twenty five thousand (3,025,000) at any time on the Charterers' option. Any amount paid to the Owners under this provision shall be reduced from the Capital as described on the previous paragraph. In case the Charterers will not exercise the Purchase Option or Obligation either due to force majeure or fault of the Owners, the Owners will return any amount paid to the Charterers as part of the Capital of the Financial Instrument as described here above.

The Charterers may on their option prepay any amount of the Initial Trade Debt Obligation as per appendix C during the term of this Charter or at the Purchase Option or Purchase Obligation dates. The Charterers may on their sole option pay directly any vendors (as defined in the Appendix C). In case the Charterers will not exercise the Purchase Option or Obligation, either due to force majeure or fault of the Owners, the Owners will return any amount paid to the Charterers as part of the Initial Trade Debt Obligations as described here above.

Charterers to give the Owners written notice of their exercise of the Purchase Option approximately 30 days prior to the date of estimated delivery of the vessel pursuant to such option and 30/20/15/7/5 days approximate and 3/1 days definite notice of the vessel's delivery.

4. The Owners undertake and guarantee that aside from the encumbrances that already exist in favor of the Financial Instrument they will not create any additional mortgage, lien, debt, assignment over, or other security interest whatsoever in the vessel. Additionally they undertake and guarantee that they will not alter any repayment terms on the Financial Instrument unless they obtain consent in writing by the Charterer.

5. If at any time and always within the duration of the Charter :

a) the trading value of the Shares is less than the value at the date of issuance and/or

b) the total amount which the Owners have received as consideration in respect of the sale of all or any part of the Shares (the "Sold Amount"), come to a total less than the Share Payment amount,

then Owners shall immediately issue to the Charterers a notice in writing, which shall be in a form acceptable by the Charterers, confirming the Sold Amount received as per Rider Clause 5 b), the sale date(s) of the Shares and the stock price of the sold Shares on the date(s) those Shares were sold, which shall not be less than the price of common stock of NewLead (VWAP).

Provided that the above conditions are met cumulatively the Charterers shall effect true-up adjustments, and issue further additional shares (the "True-Up Shares") to the Owners with the price per share to be the average of the last ten (10) days preceding the date on which the shares are issued.

6. If, at any time until the compulsory purchase of the vessel (as per clause 3 and Box 21 of the Charter), the Shares cease (or have ceased) to remain publicly listed on any national security exchange or market, trading or quotation facility; and (i) a shortfall exists after the Sold Amount has been deducted from the Share Payment (the "**De-Listing Shortfall**"); and (ii) all and any Shares held by the Owners have been sold or transferred back to such private shareholders of NewLead (as the board of directors of NewLead may direct in accordance with the shareholding proportions that

each such private shareholder holds in NewLead on the maturity date), the Charterers shall in their sole and absolute discretion (within 60 Business Days from the maturity date or such other date as the Parties may agree):

(A) pay to the Owners (or to their order) the amount of the De-Listing Shortfall in cash;

(B) procure the delivery of the Vessel to the Owners or their nominee (on such terms as may be agreed between the Parties) and as may be equal to the De-Listing Shortfall based on the average of two contemporaneous written valuations of such Vessel with the benefit of any charter and on a willing seller willing buyer basis, prepared by two first-class international shipbrokers (each of the Owners and Charterers to supply each shipbroker and bear the costs respectively); or

(C) any combination of the two just mentioned options in the sole discretion of the Charterers, as may be equal to the De-Listing Shortfall.

Immediately upon the settlement of the De-Listing Shortfall pursuant to the Clause here above, the Charterers shall have no obligation or liability to the Owners (or any other person) whatsoever under or pursuant to the terms of this Charter, whereupon this Charter shall cease to take effect and the Owners shall not be entitled to advance any claim for any compensation, indemnity, losses, damages, expenses or costs whatsoever whether directly or indirectly incurred or whether present, future or contingent as a consequence thereof whether against the Charterers, NewLead and/or any person, officer or agent acting on behalf of any such entities.

7. In the event of any conflict between these Rider Clauses and Part I, II and IV of this Charter these Rider Clauses shall prevail.

APPENDIX A

LOAN AGREEMENT

DATED 8TH OCTOBER 2009

BETWEEN

FBB – FIRST BUSINESS BANK S.A.

as Lender

- and -

FLEGRA COMPANIA NAVIERA S.A.
and
FROURIO COMPANIA NAVIERA S.A.

as Co-Borrowers

SARANTITIS LAW FIRM
91 AKTI MIAOULI
GR 185 38 PIRAEUS
GREECE

INDEX

SCHEDULES

THIS AGREEMENT is entered into the 8th day of October 2009

BETWEEN

(1) **FBB – FIRST BUSINESS BANK S.A.**, a banking company incorporated under the laws of Greece, whose registered office is situated at 91 Michalakopoulou Street, 11528 Athens, Greece, acting through its shipping division at 62 Notara and Sotiros Dios Streets, 18535 Piraeus, Greece, as lender (hereinafter "**the Bank**");

(2) **FLEGRA COMPANIA NAVIERA S.A.**, a company organised and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia (hereinafter called "**Borrower A**"); and

(3) **FROURIO COMPANIA NAVIERA S.A.**, a company organised and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia (hereinafter called "**Borrower B**" and together with Borrower A, as joint and several borrowers "**the Borrowers**");

AND BY WHICH IT IS AGREED AS FOLLOWS:

1. PURPOSE AND DEFINITIONS

1.01 This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrowers, jointly and severally, a secured non-revolving fixed term loan facility, equal to the lesser between: (a) seven million five hundred fifty thousand Dollars ($7,550,000) and (b) 50% of the aggregate Current Market Value of the Vessels.

The Commitment will be made available to the Borrowers in two (2) advances as follows:

(a) Advance A up to an amount equalling the lesser between three million seven hundred seventy five thousand Dollars ($3,775,000) and 50% of the Current Market Value of the Vessel which is to be part financed by that Advance, to be used for the purpose of providing post-delivery finance for the acquisition of such Vessel by the relevant Borrower, and

(b) Advance B up to an amount equalling the lesser between (i) three million seven hundred seventy five thousand Dollars ($3,775,000) and (ii) 50% of the Current Market Value of the Vessel which is to be part financed by that Advance, or such lesser amount which when added to Advance A will not exceed 50% of the aggregate Current Market Value of the Vessels, to be used to provide post-delivery finance for the acquisition of such Vessel by the relevant Borrower.

1.02 In this Agreement unless the context otherwise requires each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it below:

"**Advance A**" means the principal amount equal to the lesser between three million seven hundred seventy five thousand Dollars ($3,775,000) and 50% of the Current Market Value of the Vessel which is to be part financed by that Advance, to be utilised by the relevant Borrower to finance part of the acquisition cost of such Vessel;

"**Advance B**" means the principal amount equal to the lesser between three million seven hundred seventy five thousand Dollars ($3,775,000) and 50% of the Current Market Value of the Vessel which is to be part financed by that Advance, or such lesser amount which when added to Advance B will not exceed 50% of the aggregate Current Market Value of the Vessels, to be utilised by the relevant Borrower to finance part of the acquisition cost of such Vessel;

"**Advances**" means together "Advance A" and "Advance B" and in the plural means any of them;

"**Agreement**" means this Agreement as originally executed or as it may from time to time be supplemented and/or amended;

"**Approved Brokers**" means such firm of insurance brokers, appointed by the Borrowers, or either of them, as may from time to time be approved by the Bank for the purposes of Schedule 4;

"**Approved Charterparty**" in relation to a Vessel, means a time charterparty of twelve (12) or more months' duration, at a minimum employment rate of $8,000 net per day, to be entered into by the relevant Borrower and a first class charterer acceptable to the Bank as provided in Clause 2.03 hereof;

"**Assignment A**" in relation to Vessel A, means the first priority assignment of the earnings, insurances and any requisition compensation in respect of Vessel A, to be entered into by Borrower A in favour of the Bank, in form and substance satisfactory to the Bank, as the same may from time to time be supplemented and/or amended;

"**Assignment B**" in relation to Vessel B, means the first priority assignment of the earnings, insurances and any requisition compensation in respect of Vessel B, to be entered into by Borrower B in favour of the Bank, in form and substance satisfactory to the Bank, as the same may from time to time be supplemented and/or amended;

"**Assignments**" means together Assignment A and Assignment B and "**Assignment**" means any of them;

"**Bank**" means the Bank as specified in the beginning of this Agreement and includes any successor in title and assignee or transferee bank pursuant to Clause 18;

"**Banking Day**" means a day on which banks are open for the transaction of business of the nature required by this Agreement in Athens, Piraeus, London, New York City, China and in the place or places from time to time specified;

"**Builder**" means:

(i) in relation to Vessel A, Zhejiang Tian Shi Shipbuilding Co., Ltd of P.R China; and
(ii) in relation to Vessel B, Zhejiang Hongda Shipbuilding Co., Ltd of P.R China;

"**Borrower A**" means Borrower A, as specified in the beginning of this Agreement;

"**Borrower B**" means Borrower B, as specified in the beginning of this Agreement;

"**Borrowers**" means together Borrower A and Borrower B and "**Borrower**" means any of them;

"**Break Costs**" means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever incurred by the Bank at any time, either:

a) as a result of any repayment of the Loan or any part thereof otherwise than in accordance with Clause 6 whether on a voluntary or involuntary basis or otherwise howsoever; or
b) as a result of the Borrowers or either of them for any reason failing or being incapable of drawing the Commitment or any part thereof after serving a Notice of Drawdown to the Bank,

in liquidating or reemploying fixed deposits acquired to maintain the Loan or any part thereof as certified by the Bank to the Borrowers on each occasion on which they may arise;

"**Classification Society**" in relation to each Vessel, means the classification society specified for such Vessel under each relevant Contract, as may from time to time be approved by the Bank, such approval not to be unreasonably withheld;

"**Commitment**" means the aggregate amount, which the Bank has agreed to lend to the Borrowers under Clause 3.01, on a joint and several basis, as reduced pursuant to any relevant term of this Agreement;

"**Commitment Letter**" means the commitment letter dated 19th August 2009 accepted by the Borrowers, the Personal Guarantor and the Corporate Guarantors on 28th August 2009, and shall include any amendments or addenda thereto;

"**Compulsory Acquisition**" means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of a Vessel by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

"**Corporate Guarantor A**" means HARMONIA SHIPPING MANAGEMENT INC., a company incorporated under the laws of the Republic of Liberia having its registered office at 80, Broad Street, Monrovia, Liberia and having legally established an office operating in Greece (at 209 Pireos Street, Tavros 177 78, Athens) under Greek Law 378/1968, as amended and currently in force;

"**Corporate Guarantor B**" means THALASSA HOLDINGS S.A., a company incorporated under the laws of the Republic of Liberia having its registered office at 80, Broad Street, Monrovia, Liberia;

"**Corporate Guarantor C**" means PELAGOS HOLDINGS S.A., a company incorporated under the laws of the Republic of Liberia, having its registered office at 80, Broad Street, Monrovia, Liberia;

"**Corporate Guarantors**" means collectively Corporate Guarantor A, Corporate Guarantor B and Corporate Guarantor C and "**Corporate Guarantor**" means any of them;

"**Corporate Guarantees**" means together the three (3) unconditional, irrevocable and unlimited guarantees in respect of the Borrowers' obligations under this Agreement and/or the Security Documents, executed or to be executed by each of the Corporate Guarantors in favour of the Bank, in form and substance satisfactory to the Bank, as the same may from time to time be supplemented and/or amended and "**Corporate Guarantee**" means any of them;

"**Current Market Value**" means the market value of a Vessel for the purposes of Clause 1.01 hereof, obtained by the Bank at the expense of the relevant Borrower, not earlier than ten (10) days before the Delivery Date of such Vessel and determined as the average of two (2) official valuations made by two (2) first class independent firms of internationally known shipbrokers appointed and/or approved by the Bank, which valuations will be made without physical inspection and on the basis of a sale for prompt delivery for cash at arms length on normal commercial terms as between a willing buyer and a willing seller, free of any existing charterparty or contract of employment;

"**Delivery Date**" in relation to a Vessel, means the date on which title and possession of that Vessel is transferred from the relevant Seller to the relevant Borrower;

"**Dollars**" and "**$**" means United States Dollars, being legal currency at any relevant time under this Agreement of the United States of America and in respect of all payments under this Agreement and under the Security Documents funds which are for same day settlement on the relevant due date in the New York Clearing House Interbank Payments System or such other United States Dollar Funds as shall at any such time be customary for same day settlement of international banking transactions in New York City in United States Dollars;

"**Drawdown Date**" in relation to an Advance, means any date, being a Banking Day in which the Borrowers request that Advance to be made or (as the context requires) the Banking Day on which such Advance is actually made;

"**EBITDA**" means earnings before interest, taxes, depreciation and amortization calculated as income from operations plus depreciation and amortization, as each of those accounts appear in the annual audited consolidated financial statements of the Group ;

"**Earnings**" in relation to a Vessel, means all moneys whatsoever due or to become due to the relevant Borrower at any time during the Loan Period arising out of the use or exploitation or management or operation of such Vessel including (but without prejudice to the generality of the foregoing) all freight hire and any other payments payable to the relevant Borrower under any time charter, as well as all freight hire and passage moneys compensation payable to the relevant Borrower in the event of requisition of the respective Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charter party or other contract of employment and all moneys which are payable to a Borrower at any time under any contract of Insurance of such Borrower's Vessel and all sums recoverable under any Insurances in respect of loss of Earnings;

"**Earnings Account(s)**" means any and all accounts in the name of each Borrower opened or to be opened with the Bank or any other branch of the Bank for the receipt of the Earnings as specified in Clause 9.01 hereunder;

"**Earnings Account(s) Pledge**" means each pledge executed or (as the context may require) to be executed by each Borrower in favour of the Bank in respect of the relevant Earnings Account(s) and "**Earnings Account(s) Pledges**" means either or both of them;

"**Environmental Affiliate**" means any agent or employee of either Borrower or any other Relevant Party or any person having a contractual relationship with either Borrower or any other Relevant Party concerning any Relevant Ship, her management, operation or the carriage of cargo thereon;

"**Environmental Claims**" means any and all actions, causes of actions, suits, losses, costs, liabilities and damages of any and every kind of character fixed or contingent and expenses incurred in connection therewith instituted or contemplated for the enforcement of any Environmental Law or Environmental Licence by any local government or government agency or authority pursuant to any Environmental Law together with claims made by any third party in connection with any damage, contribution or loss thereunder including expenses for the imposition or removal of any lien, pledge, charge or mortgage on or over any assets of either Borrower or any other Relevant Party;

"**Environmental Incident**" in relation to a Vessel means:

(a) any release, discharge, disposal or emission of Material of Environmental Concern from a Vessel; or
(b) Any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a vessel other than a Vessel and which involves collision between such Vessel and such other vessel, or some other incident of navigation or operation, in either case where a Vessel, either Borrower or the Manager is actually or allegedly at fault or otherwise liable (in whole or in part); or
(c) any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a vessel other than a Vessel and where a Vessel is actually or potentially liable to be arrested or attached as a result and/or where the Manager of such Vessel is actually or allegedly at fault or otherwise liable;

"**Environmental Law**" means any national, international and state law, regulation, code of practice, circular, guidance, notice or the like (including without limitation the United States Oil Pollution Act and any comparable laws of the individual States of the United States of America) now existing or hereinafter enacted or promulgated or any judicial or administrative interpretation thereof, concerning any Relevant Ship or protection of human health or the environment including without limitation the carriage, storage, treatment, disposal, spills, releases or discharges of Material of Environmental Concern from any Relevant Ship;

"**Environmental Licence or Approval**" means any permit, licence, authorisation, consent or other approval of any governmental or public body or authorities or court applicable to any Relevant Ship or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from such Relevant Ship required by any Environmental Law;

"**Events of Default**" means any event or circumstance set out in Clause 10.01;

"**Excess risks**" means the proportion of claims for general average and salvage charges and under the Institute Collision Clause not recoverable in consequence

of the value at which a vessel is assessed for the purpose of such claim exceeding her insured value;

"**Final Availability Date**" in relation to both Advances, means the last Banking Day of October 2009 or such later date as the Bank may, in its sole and absolute discretion, agree in writing;

"**Final Maturity Date**" in relation to both Advances, means the date falling eight (8) years from the last Drawdown Date or (if earlier) the Final Availability Date;

"**Financial Year**" in relation to

(i) each Borrower, means the period commencing on its Delivery Date and ending on the 31st of December of the following year and thereafter the 12 month period commencing on the 1st of January of the relevant year and ending on the 31st of December following; and

(ii) any other member of the Group means the 12 month period commencing on the 1st of January of the relevant year and ending on the 31st of December following;

"**Flag State**" in relation to each Vessel, means the Republic of Panama or such other state or territory designated in writing by the Bank in its absolute discretion, at the request of the relevant Borrower, as being the "**Flag State**" of such Vessel for the purposes of the relevant Security Documents;

"**Government Entity**" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

"**Group**" means together the Borrowers, the Corporate Guarantors, the other Security Parties and any other company fully owned or to be owned and/or controlled by the same beneficial owners as the Borrowers and/or the Corporate Guarantors and any other entities and/or businesses managed by the same person(s) and "**member of the group**" shall be construed accordingly;

"**Indebtedness**" means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

"**Insurances**" means all policies and contracts of insurance (which expression includes all entries of a Vessel in any protection and indemnity association or any war risks association and, where the context so admits, any reinsurance of any such policies and contracts of insurance) which are from time to time during the Loan Period taken out or entered into by or on behalf of the relevant Borrower and/or the Manager in respect of such Vessel or her increased value or Earnings or otherwise howsoever in connection therewith in accordance with the provisions of Schedule 4 hereof and, where the context so admits, all benefits thereof including all claims of whatsoever nature and returns of premium there under;

"**Interest Payment Date(s)**" means the last day of each Interest Period and in the case of an Interest Period of (subject to the provisions of Clause 7.02) longer

than three (3) months, each day falling at consecutive three-monthly intervals after the first day of such Interest Period;

"**Interest Period**" means each period fixed in accordance with the provisions of Clause 7 as the period for the calculation of the Interest Rate in relation to the Loan or any relevant part thereof;

"**Interest Rate**" means the rate of interest payable in respect of the Loan or any part thereof ascertained in accordance with the provisions of Clause 7;

"**ISM Code**" means the International Safety Management Code (including the guidelines on its implementation) for the safe operation of ships and for pollution prevention as adopted by the Assembly of IMO by resolutions A.741 (18) and A. 788 (19) as applied during the Loan Period by application of the International Convention for the Safety of Life at Sea and includes any amendments or extensions thereto and any regulation issued pursuant thereto. The terms "Safety Management System" or "SMS", "Safety Management Certificate" or "SMC" and "Document of Compliance" or "DOC" have the same meanings as are given to them in the ISM Code;

"**ISPS Code**" means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"**ISSC**" means an International Ship Security Certificate issued in respect of a Vessel pursuant to the ISPS Code;

"**LIBOR**" means for any Interest Period for which an Interest Rate is to be determined hereunder:

(a) the rate per annum determined by the Bank to be equal to the LIBOR fixing on Telerate page 3750 (or in the relevant page of any equivalent system) for deposits in Dollars for a period corresponding to such Interest Period at 11.00 a.m. London time two (2) Banking Days prior to the beginning of the relevant Interest Period; or

(b) if no rate is quoted on Telerate page 3750, the rate per annum determined by the Bank to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) of the rates per annum notified by the Bank as the rate at which deposits in Dollars are offered by leading banks to other leading banks in the London Interbank Market at or about 11.00 am (London time) two (2) Banking Days prior to the commencement of that Interest Period for a period equal to that Interest Period and for delivery on the first Banking Day of it;

"**Loan**" means the principal amount borrowed by the Borrowers, jointly and severally, in respect of the Commitment pursuant to Clause 5.01, by means of Advance A and Advance B, subject to and upon the terms and conditions of this Agreement, or as the context may require, the aggregate principal amount thereof owing to the Bank under this Agreement at any relevant time;

"**Loan Period**" means the period from the first Drawdown Date to the date upon which the Loan has been repaid in full together with all interest thereon and all other moneys payable to the Bank under this Agreement and/or the Security Documents;

"**Manager**" in relation to each Vessel, means Corporate Guarantor A which pursuant to the relevant management agreement has been appointed as the technical, commercial and operational manager of each Vessel, or any such company as the Bank may approve in writing as technical, commercial and operational manager of a Vessel;

"**Manager's Undertaking A**" means a letter of undertaking and subordination to be executed by the Manager, in favour of the Bank, in form and substance satisfactory to the Bank, pursuant to which the Manager's rights and claims as manager of Vessel A will be subordinated to any and all rights and claims of the Bank hereunder and under the Security Documents;

"**Manager's Undertaking B**" means a letter of undertaking and subordination to be executed by the Manager, in favour of the Bank, in form and substance satisfactory to the Bank, pursuant to which the Manager's rights and claims as manager of Vessel B will be subordinated to any and all rights and claims of the Bank hereunder and under the Security Documents;

"**Manager's Undertakings**" means together Manager's Undertaking A and Manager's Undertaking B and "**Manager's Undertaking**" means any of them;

"**Market Value**" means the market value of a Vessel for the purposes of Clause 12, determined by the Bank at any relevant time by means of a valuation made at the relevant Borrower's expense by an independent first-class London or Piraeus sale and purchase shipbroker appointed by such Borrower and approved by the Bank, and on the basis of a sale for prompt delivery for cash at arm's length, on normal commercial terms as between a willing seller and a willing buyer, free of any existing charter party or other contract of employment;

"**Margin**" means three point seventy five percent (3.75%) per annum;

"**Material of Environmental Concern**" means and includes pollutants, contaminant toxic, harmful or noxious substances, oil and vessels discharges and hazardous substances as defined in the Environmental Laws and the Environmental Licenses;

"**MOA**" means:

(i) in relation to Vessel A, the Memorandum of Agreement dated 27th June 2007 entered into between Borrower A as buyer and the relevant Seller together with any and all addenda thereto;

(ii) in relation to Vessel B, the Memorandum of Agreement dated 12th June 2008 entered into between Borrower B as buyer and the relevant Seller together with any and all addenda thereto;

"**Month**" means calendar month;

"**Mortgage A**" means a first preferred Panamanian ship mortgage on Vessel A, executed or to be executed by Borrower A in favour of the Bank, in form and substance satisfactory to the Bank, as the same may from time to time be supplemented and/or amended;

"**Mortgage B**" means a first preferred Panamanian ship mortgage on Vessel B, executed or to be executed by Borrower B in favour of the Bank, in form and substance satisfactory to the Bank, as the same may from time to time be supplemented and/or amended;

"**Mortgages**" means collectively Mortgage A and Mortgage B and "**Mortgage**" means any of them;

"**Notice of Drawdown**" means a notice substantially in the form set out in Schedule 1;

"**Outstanding Indebtedness**" means the aggregate of the Loan and interest thereon and all other sums of money from time to time owing by the Borrowers or either of them to the Bank under this Agreement and/or the Security Documents or any of them, whether actually or contingently, presently or in the future in respect of the Loan;

"**Permitted Encumbrance**" means any encumbrance created pursuant to the Security Documents or permitted to exist pursuant to the terms of this Agreement and/or the Security Documents;

"**Personal Guarantee**" means the guarantee in respect of the Borrowers' obligations under this Agreement and the Security Documents, executed or to be executed by the Personal Guarantor in favour of the Bank, in form and substance satisfactory to the Bank, as the same may from time to time be supplemented and/or amended;

"**Personal Guarantor**" means the individual acceptable to the Bank who will execute the Personal Guarantee;

"**Pledges**" means together the Earnings Account Pledge(s) and the Retention Account Pledge to be executed by each of the Borrowers, jointly or severally (as the case may be), in form and substance satisfactory to the Bank and "**Pledge**" means any of them;

"**Potential Event of Default**" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Bank and/or the satisfaction of any other condition, would constitute an Event of Default;

"**Protection and Indemnity risks**" means the usual risks covered by an English protection and indemnity association including the proportion not recoverable by any other person or persons in case of collision under the Institute Collision Clause (Running Down Clause);

"**Purchase Price**" means the agreed purchase price of each Vessel, as evidenced from the relevant Contract;

"**Receiving Bank**" means Deutsche Bank Trust Co. Americas (ex Bankers Trust Company, New York) SWIFT address BKTRUS33, or such other bank in New York as the Bank may notify to the Borrowers;

"**Registry**" in relation to a Vessel, means the offices of the Panamanian Consulate in Piraeus, Greece or any registrar, counsel, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register such Vessel, the relevant Borrower's title to such Vessel and the relevant Mortgage under the laws and flag of the such Flag State;

"**Related Company**" means any company member of the Group or other entity of which such company is a Subsidiary and any Subsidiary of any such company or entity and in the plural means more of such companies;

"**Relevant Jurisdiction**" means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

"**Relevant Percentage**" in relation to a Vessel, means the proportion that the Market Value of such Vessel bears to the aggregate Market Value of the Vessels, based on valuation made in accordance with Clause 12.03 immediately before the sale or Total Loss of such Vessel;

"**Relevant Party**" means the Borrowers, the Borrowers' Related Companies, any other Security Party and any Security Party's Related Companies;

"**Relevant Ship**" means the Vessels and any other vessel from time to time (whether before or after the date of this Agreement) owned by any Relevant Party;

"**Repayment Date**" in relation to the Loan or any Advance thereof, means each date for the repayment of the Loan or such Advance provided in Clause 6.01 of this Agreement, such date being a Banking Day (or if any such date is not a Banking Day in such places the next succeeding Banking Day in all such places unless such Banking Day falls in the next calendar month in which event, such due date shall be the immediately preceding Banking Day) and in the plural means anyone or more of such dates;

"**Repayment Instalment**" means any repayment instalment of the Loan to be made in accordance with Clause 6.01;

"**Retention Account**" means an interest – bearing Dollar account of the Borrowers opened or (as the context may require) to be opened jointly by the Borrowers with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be a "**Retention Account**" for the purposes of this Agreement;

"**Retention Account Pledge**" means the pledge executed or (as the context may require) to be executed by the Borrowers, jointly, in favour of the Bank in respect of the Retention Account, in form and substance satisfactory to the Bank;

"**Security Documents**" means the Mortgages, the Assignments, the Corporate Guarantees, the Personal Guarantee, the Pledges, the Manager's Undertakings and any other document or documents that may be or may have been executed as security for the Loan or any part thereof, interest thereon and any other moneys payable to the Bank under this Agreement and/or any such document;

"**Security Parties**" means together the Borrowers, the Personal Guarantor, the Corporate Guarantors, the Manager and any other person (other than the Bank) that is or may become a party to any of the Security Documents and "**Security Party**" means any of them;

"**Seller**" means:

(i) In respect of Vessel A, Wenling Tianyu Ship Chartering Co., Ltd having its principal office at Room 101, Mingyuan Road North No. 53, Taiping Street, Wenling City, Zhejiang Province, P.R China and China Ship Building Trading (Shanghai) Co., Ltd (acting as agent only for export purposes);

(ii) In respect of Vessel B, Taizhou Feng Xiang Shipbuilding Co., Ltd having its principal office at Zhejiang, P.R China and Shanghai CP Int'l Shipmanagement & Broker Co., Ltd (as export agent only);

"**Seller's bank**"" means the relevant Seller's bank stipulated in Clauses 2 and 3 of each respective MOA;

"**Specific Assignment**" in relation to a Vessel, means a specific assignment to be executed by the relevant Borrower in favour of the Bank in respect of the Approved Charterparty, or any time charterparty of a duration of twelve (12) months or more (as the case may be), in form and substance satisfactory to the Bank, as the same may from time to time be supplemented and/or amended and "**Specific Assignments**" means either or all of them;

"**Subsidiary**" of a person means any company or entity directly or indirectly controlled by such person, and for this purpose "control" means either ownership of more than fifty percent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies, whether by contract or otherwise;

"**Taxes**" means all taxes (including, but without limitation, income, ad valorem, capital gains, value added, service, sales, excise, franchise, stamp, property or other taxes) levies, imports, duties, charges, withholdings, assessments, penalties, fines, interest on tax, all licence and registration fees and any other governmental, quasi-governmental or official charges wheresoever and by whomsoever imposed and "**Taxation**" shall be construed accordingly;

"**Total Loss**" shall, in relation to a Vessel, mean:

(aa) actual or constructive or compromised or agreed or arranged total loss of such Vessel;

(bb) the Compulsory Acquisition of such Vessel;

(cc) the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Vessel (other than where the same amounts to the Compulsory Acquisition of such Vessel) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Vessel be released and restored to the relevant Borrower from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof;

"**Underlying Documents**" means together the MOAs and in the singular, means any of them;

"**Vessel A**" means the oil product tanker – asphalt carrier of approximately 3,500 dwt, currently being constructed by the relevant Builder for the relevant Seller pursuant to the relevant Shipbuilding Contract, to be purchased by Borrower A under the relevant MOA and be registered upon delivery in its ownership with the Registry under the name "KATERINA L";

"**Vessel B**" means the oil product tanker – asphalt carrier of approximately 3,500 dwt, currently being constructed by the relevant Builder for the relevant Seller pursuant to the relevant Shipbuilding Contract, to be purchased by Borrower B

under the relevant MOA and be registered upon delivery in its ownership with the Registry under the name "IOLI";

"**Vessels**" means together Vessel A and Vessel B and "Vessel" means any of them;

"**War Risks**" includes the risk of mines and all risks excluded from the standard form of English marine policy by the Institute War Exclusion Clause (free at capture and seizure Clause).

1.03 Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations. Clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement. Reference to Clauses and Appendices are to Clauses of and appendices to this Agreement, save as may be otherwise expressly provided herein.

1.04 This agreement supersedes the terms and conditions contained in any correspondence related to the subject matter of this agreement exchanged between the Bank, the Borrowers and/or the Corporate Guarantors and/or the Personal Guarantor or their representatives prior to the date of this Agreement.

2. REPRESENTATIONS AND WARRANTIES

2.01 The Borrowers, jointly and severally, represent and warrant to the Bank that :-

(a) each of the Borrowers and each of the other corporate Security Parties are duly incorporated, validly existing and in good standing under the laws of their respective countries of incorporation, have full power to own their respective property and assets, to carry on their respective business as the same are now being lawfully conducted and to purchase, own, finance and operate vessels, or as the case may be, manage vessels as well as, to enter into and perform their obligations under this Agreement and such of the Security Documents to which each of them is or is to be a party;

(b) all necessary governmental authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of this Agreement and/or the Security Documents and/or each Underlying Document (as the case may be), the acquisition and ownership of each Vessel by the relevant Borrower and the performance by each Borrower and the other Security Parties of their obligations under the Loan Agreement and/or the Security Documents and/or each of the Underlying Documents (as the case may be) have been obtained and will be maintained in full force and effect throughout the Loan Period and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with any of the same;

(c) each Borrower and each of the other corporate Security Parties have power to execute, deliver and perform their obligations under this Agreement and/or the Security Documents and/or each of the Underlying Documents to which each is or is to be a party and in the case of each of the Borrowers to purchase and pay for the Vessel to be acquired by it and register such Vessel in its name under the Registry, to borrow the Commitment and to make all payments contemplated by this Agreement and/or the Security Documents and/or the Underlying Documents and to comply with this Agreement or those Security Documents or those Underlying Documents; all necessary corporate, shareholder and other action

has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of either Borrower to borrow will be exceeded as a result of borrowing the Loan;

(d) this Agreement and the Security Documents constitute (or upon their execution – and in the case of each Mortgage upon its registration with the relevant Registry – will constitute) valid and legally binding obligations of each Borrower and the relevant Security Parties enforceable against such Borrower and the other Security Parties in accordance with their respective terms and that there are no other agreements or arrangements which may adversely affect or conflict with this Agreement or the Security Documents or the security thereby created;

(e) the execution, delivery and performance of this Agreement does not and will not and the execution, delivery and performance of the Security Documents will not, during the Loan Period, (i) constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding either of the Borrowers or any other Security Party or any of their properties or assets or (ii) contravene or conflict with any provision of the memorandum and articles of association / articles of incorporation, by-laws/statutes or other constitutional documents of either of the Borrowers or any other Security Party or (iii) result in the creation or imposition of or oblige either Borrower or any other Security Party to create any security interest, lien, charge or encumbrance (other than a Permitted Encumbrance) on any of the undertakings, rights, revenues, properties or assets;

(f) neither of the Borrowers nor any of the Corporate Guarantors is in default under any agreement to which it is a party and no action, suit, proceeding or arbitration proceeding is pending or threatened against either of them or any of their assets;

(g) each Borrower and each of the other Security Parties have fully disclosed orally and in writing to the Bank all facts which they know or which they should reasonably know and which are material for disclosure to the Bank in the context of this Agreement and have furnished to the Bank all information relating to the acquisition and finance of each Borrower's Vessel and all such information furnished by them or on their behalf in relation to their business affairs and the construction and acquisition of each Vessel was and remains true, correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading;

(h) each Underlying Document constitutes valid, binding and enforceable obligations of the relevant Borrower and the respective counterparty in accordance with its respective terms ; and

(i) the copy of each Underlying Document delivered to the Bank before the date of this Agreement is a true and complete copy ; and

(ii) no amendments or additions to either of the Underlying Documents have been agreed, other than those already advised to the Bank, nor has any of Borrowers or the respective counterparties to such Underlying Documents waived any of their respective rights under any of the Underlying Documents ;

(i) none of the assets or rights of either of the Borrowers or any of the other Security Parties is subject to any mortgage, charge, lien or encumbrance, other than a Permitted Encumbrance;

(j) no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of any of the directors and/or officers of either of the Borrowers threatened against either of the Borrowers or any of the other Security Parties which could have a material adverse effect on their business, assets or financial condition;

(k) the choice of Greek Law to govern this Agreement and any of the Security Documents (other than the Mortgages) expressed to be governed by Greek Law, the choice of the Law of the Flag State to govern each Mortgage and the submission of the Security Parties to the non-exclusive jurisdiction of the Greek Courts are valid and binding;

(l) neither of the Borrowers nor any other Security Party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal actions or proceedings;

(m) except for the registration of each Mortgage through the relevant Registry under the laws of the Flag State, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable each Borrower and each of the other Security Parties lawfully to enter into, exercise their rights under and perform and comply with the obligations expressed to be assumed by them in the Security Documents and/or each Underlying Document, (b) to ensure that the obligations expressed to be assumed by them in the Security Documents and/or the Underlying Documents are legal, valid and binding and (c) to make the Security Documents and/or the Underlying Documents admissible in evidence in each pertinent jurisdiction have been done, fulfilled and performed;

(n) without prejudice to the priority afforded by the Mortgages, the Assignments, and any other Security Documents, under the laws of the relevant jurisdiction of incorporation in force at the date hereof, the claims of the Bank against the Borrowers or either of them and the other Security Parties under this Agreement and the Security Documents will rank at least pari passu with the claims of all their other unsecured and non-subordinated creditors, save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation, or other similar laws of general application;

(o) neither of the Borrowers is required to make any deduction or withholding from any payment which it may be obliged to make to the Bank under or pursuant to this Agreement and/or the Security Documents;

(p) neither Borrower is in default of any of its obligations under the relevant Underlying Document ;

(q) each of the Borrowers and each of the other Security Parties have complied with all Taxation laws in all jurisdictions in which they are subject to Taxation and have paid all Taxes due and payable by them; no material claims are being asserted against either of the Borrowers or any of the other Security Parties with respect to Taxes which might, if such claims were successful, have a material adverse effect on the business, assets or financial condition of either of the Borrowers or any of the other Security Parties;

(r) each of the Borrowers is directly fully owned by Corporate Guarantor C and the latter is directly fully owned by Corporate Guarantor B ;

(s) each Borrower confirms that, by entering into this Agreement and the Security Documents, it is acting on its own behalf and for its own account and it is

obtaining the Loan, jointly and severally with the other Borrower, for its own account and the borrowing of the Commitment by it and the performance and discharge of its obligations and liabilities under this Agreement and the Security Documents to which it is or is to be a party and other arrangements effected or contemplated by this Agreement will not involve or lead to contravention of any law, official, requirement or other regulatory measure or procedure implemented to combat "money laundering" as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community or any Relevant Jurisdiction;

(t) to the knowledge of the Directors / Officers of each Borrower and each Corporate Guarantor, the financial condition of each Borrower and each Corporate Guarantor and of the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Bank.

2.02 The Borrowers hereby, jointly and severally further represent and warrant to the Bank that on or before the Drawdown Date of any Advance:

(a) there will have been delivered to the Bank the Corporate Guarantees, the Personal Guarantee, the Pledges, the Manager's Undertakings and the Assignment related to the Vessel whose acquisition is to be part financed by that Advance together with any notices and acknowledgements required thereunder, duly executed;

(b) the respective Vessel will be :-

(i) duly completed and unconditionally delivered by the Builder to the relevant Seller in accordance with the relevant Shipbuilding Contract and accepted by such Seller as being in all respects in compliance with the provisions of the relevant Shipbuilding Contract and thereafter the Vessel will be unconditionally delivered by the relevant Seller, accepted by the relevant Borrower and legally registered in the absolute and unencumbered ownership of the relevant Borrower, in accordance with the terms and conditions of the relevant MOA, save as contemplated by this Agreement and the Security Documents ;

(ii) duly registered in the name of the relevant Borrower through the relevant Registry as a vessel under the laws and flag of the relevant Flag State ;

(iii) in compliance with all applicable laws, regulations and requirements (statutory or otherwise) applicable to ships registered in the relevant Flag State and engaged in the service in which it is or is to be engaged;

(iv) classed the highest class for like vessels with the Classification Society or any other equivalent classification Society which is a member of the International Association of Classification Societies and which has been approved by the Bank and such class will be free of all recommendations and requirements affecting class;

(v) operationally seaworthy and complying with all relevant provisions, regulations and requirements (statutory or otherwise) applicable to ships registered under the relevant Flag State ;

(vi) insured in accordance with the provisions of the relevant Mortgage and the requirements therein in respect of such insurances having been complied with ; and

(vii) managed by the Manager ;

(c) the provisions of all Environmental Laws and the Environmental Approvals will have been complied with by each Borrower, the Related Companies and any Environmental Affiliate;

(d) neither of the Borrowers nor any of the Related companies have received notice of any Environmental Claim and no Environmental Claim is pending or threatened against any of the Borrowers or any of the Vessels or any Related Company or any other Relevant Ship;

(e) any ISM Code provisions applicable to either Borrower and/or either Corporate Guarantor and/or the Manager and/or any Related Company or each Relevant Ship will have been and will be complied by them during the Loan Period;

(f) there has been no emission, spill, release or discharge of a Material of Environmental Concern from any of the Vessels or any other Relevant Ship or any vessel owned by, managed or created by or chartered to either of the Borrowers and/or any of the Corporate Guarantors and/or the Manager which could give rise to an Environmental Claim;

(g) if the Bank so requires, there will also have been delivered to it, a report signed by an independent firm of marine insurance brokers or experts appointed by the Bank, at the expense of the relevant Borrower, confirming the adequacy of the insurances maintained or to be maintained on each Vessel;

(h) there will have been delivered to the Bank, a valuation of the Vessel whose acquisition is to be part financed by that Advance, at the expense of the relevant Borrower, identifying the Current Market Value of such Vessel;

(i) no Environmental Incident which could or might give rise to any Environmental Claim has occurred.

2.03 Each of the Borrowers hereby represents and warrants that within six (6) months from each relevant Delivery Date will enter into an Approved Charterparty in relation to its Vessel and furthermore upon entering into such Approved Charterparty will execute and deliver, the latest within thirty (30) days thereafter, in favour of the Bank the relevant Specific Assignment together with any and all notices and acknowledgements required to be delivered pursuant to its terms; if an Approved Charterparty terminates or is terminated prior to the expiry date referred to in that Approved Charterparty, the Borrower of the Vessel which is the subject of the relevant Approved Charterparty shall require the consent of the Bank to enter into an Approved Charterparty in respect of its Vessel for the remaining charter period agreed under the relevant Approved Charterparty.

2.04 Each Borrower hereby represents and warrants to the Bank that in case after the expiration of the relevant Approved Charterparty, its Vessel is fixed for chartering under any long term charter party of a period of twelve (12) months or more, it will the latest within thirty (30) days thereafter, execute and deliver to the Bank, in form and substance satisfactory to the Bank, the relevant Specific Assignment together with any and all notices and acknowledgements required to be delivered pursuant thereto.

2.05 Each Borrower hereby further represents and warrants to the Bank that upon each Drawdown Date and as of each Repayment Date and (if different) the first

day of each respective Interest Period the representations and warranties contained in Clauses 2.01 and 2.02 updated, mutatis mutandis, to each such date shall a) be true and correct as if made at each such date with reference to the facts and circumstances then existing and b) be deemed to further represent and warrant to the Bank that the then latest audited combined financial statements delivered to the Bank in accordance with Clause 13.01(i) present fairly and accurately the financial position of each Borrower and the Group respectively as at the end of the financial period to which the same relate and the results of the operations of each Borrower and the Group respectively for the financial period to which the same relate and, as at the end of such financial period, neither of the Borrowers nor any member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in such financial statements.

3. THE BANK'S COMMITMENT

3.01 The Bank relying upon (inter alia) each of the representations and warranties set out in Clause 2 and each of the Security Documents hereby agrees with the Borrowers that, subject to and upon the terms and conditions of this Agreement, will make the Commitment available for drawing to the Borrowers, jointly and severally, by means of Advance A and Advance B, in the manner referred to in Clause 5.01 hereof.

3.02 The Bank shall be under no obligation to make or continue to make an Advance or any part thereof available to the Borrowers:

(a) after the Final Availability Date;

(b) if at the time an Advance is to be drawn down an Event of Default or Potential Event of Default has occurred and is continuing;

(c) if at the time an Advance is to be drawn down the representations and warranties contained in Clause 2 or any of the representations and warranties contained in any of the Security Documents are not true and correct;

(d) if any of the applicable conditions referred to in Clause 4 have not been satisfied;

(e) if any fee payable pursuant to Clause 14 hereof prior to or on relevant Drawdown Date has not been paid.

3.03

(a) Notwithstanding the foregoing provisions of this Clause 3, in the event that any Advance or any part thereof is required to be drawn down prior to the satisfaction of the requirements of Clause 4 and remitted to the relevant Seller's Bank, in accordance with the relevant clause of each relevant MOA, the Bank may in its absolute discretion agree to remit such amount to the relevant Seller's Bank prior to the satisfaction of the requirements of Clause 4 expressly subject to the following conditions:

(i) such amount is remitted to the Seller's Bank to be held by it in an account in the Bank's name (the "deposit account") and to the order of the Bank;

(ii) the principal amount (the "deposited amount") of such funds will, subject always to the Bank's written release instructions, only be released to the relevant Seller upon both the relevant Seller's and the relevant Borrower's presentation to the Seller's Bank of a copy of the protocol of delivery and acceptance for the respective Vessel in the form agreed between the relevant Seller and the relevant Borrower and duly signed on behalf of such Seller and such Borrower, such release of funds will only be effected in accordance with the Bank's written release instructions, duly signed on behalf of the Bank by duly authorised person(s) or with authenticated SWIFT message to be sent directly from the Bank to the Seller's Bank;

(iii) in the event that none of the said amount so remitted is released in accordance with the Bank's instructions or any part thereof is not so released, the Bank shall instruct the Seller's Bank seven (7) days from the expected relevant Delivery Date, to pay the said amount and any earned interest to another account of the Bank and the Borrowers shall be obliged to indemnify the Bank in accordance with Clause 16. Any amounts so remitted and returned pursuant to this Clause will be applied in or towards prepayment of the Loan pursuant to Clause 6.04.

(b) When either:

i. an Advance or any party thereof is disbursed (whether on the expected Delivery Date or thereafter) in accordance with Clause 3.03 (a) (i) and (ii) or

ii. the Bank withdraws the deposited amount under Clause 3.03 (d)

the Borrowers shall forthwith, upon demand by the Bank, pay to the Bank such amounts that may be certified by the Bank as being the amount required to indemnify the Bank in respect of the cost to the Bank of funding the deposited amount from the date of payment thereof to the Seller's Bank to the date of disbursement of the deposited amount to the relevant Seller or the refund of the deposited amount to the Bank less the amount (if any) of the earned interest received by the Bank from the Seller's Bank. For this purpose, the cost of the Bank funding the deposited amount shall be deemed to be interest at a rate equal to the aggregate of (i) the Margin and (ii) the applicable LIBOR.

(c) The Bank shall have no liability to the Borrowers if the Seller's Bank fails to carry out any instructions given to it by the Bank to disburse or refund the deposited amount.

(d) If, upon being instructed to do so by the Bank, the Seller's Bank fails either to apply the deposited amount in full in accordance with Clause 3.03 (a) (ii) or to refund the deposited amount in full in accordance with Clause 3.03 (a) (iii):

I. the Bank shall cease to be obliged to make any Advance or relevant part thereof (as the case may be) available unless and until the Seller's Bank carried out such instructions;

ii. the Borrowers shall indemnify the Bank on demand in respect to all losses certified by the Bank as suffered or incurred by the Bank as a

consequence of the Seller's Bank failure to carry the Bank's instructions; and

iii. without prejudice to the obligations of the Borrowers so to indemnify the Bank on demand, the Bank shall in good faith take reasonable and proper steps diligently to seek recovery of the deposited amount from the Seller's Bank (provided that prior to taking such action the Borrowers shall have agreed to indemnify the Bank for all costs and expenses which may be incurred in seeking recovery of such amount, including, without limitation, all legal fees and disbursements reasonably and properly incurred) and if the Bank shall recover any part of the deposited amount (and provided that it has previously recovered full indemnification under Clause 3.03 (d) (ii) the Bank shall, so long as no Event of Default has occurred and is continuing, pay to the Borrowers the amount so recovered after subtracting any tax suffered or incurred thereon by the Bank.

(e) If, at the time prior to the deposit of funds by the Bank with the Seller's Bank, the Bank considers in its reasonable discretion that the Seller's Bank will be unable or unwilling for any reason (including, without limitation, by reason of the Seller's bank financial position or regulatory requirements applicable to the Seller's Bank) to take and fully apply such deposit in accordance with the requirements of this Clause 3.03, the Bank may in its absolute discretion decide not to make such deposit and this Agreement shall thereupon take effect as if this Clause 3.03 does not apply and any Advance or relevant part thereof (as the case may be) shall, without prejudice to Clause 4, be made and disbursed in the manner set out in this Agreement.

3.04 Any part of the Commitment undrawn on the Final Availability Date shall no longer be available to the Borrowers pursuant to this Agreement and the Bank shall have no further obligation to the Borrowers in respect of that undrawn part of the Commitment.

3.05 The Borrowers shall be entitled to cancel any undrawn part of the Commitment under this Agreement upon giving the Bank not less than five (5) Banking Days' notice in writing to that effect, provided that no Notice of Drawdown has been given to the Bank for the full amount of the Commitment or in respect of the portion thereof in respect of which cancellation is required by the Borrowers. Any such notice of cancellation, once given, shall be irrevocable. Any amount cancelled may not be drawn.

4. CONDITIONS

4.01 The obligation of the Bank to make available the Commitment or any part thereof shall be subject to the condition that the Bank, or its duly authorized representative, shall have received, not later than two (2) Banking Days before the date of this Agreement, the documents and evidence specified in Schedule 3 (PART A) in form and substance satisfactory to the Bank and its legal advisors.

4.02 The obligation of the Bank to make each Advance or any part thereof available under this Agreement shall be expressly subject to the following conditions precedent:

(a) that the Bank shall have received on or before the date upon which Notice of Drawdown is given requesting the drawdown of such Advance in accordance with Clause 5.02 the documents related to such Advance described in

Schedule 3 (PART B), in form and substance satisfactory to the Bank and its legal advisors,

(b) that the Bank receives any fee payable pursuant to Clause 14 and has received payment of the expenses referred to in Clause 16 hereof,

(c) no Event of Default or Potential Event of Default has occurred and is continuing from the making of such Advance,

(d) that the representations and warranties contained in Clause 2 related to the Borrowers and/or the other Security Parties and such or any of the representations and warranties contained in any of the Security Documents are and remain true and correct.

4.03 Without prejudice to the foregoing provisions of this Clause 4, each Borrower hereby undertakes with the Bank to make or procure to be made such amendments and/or additions to any of the documents delivered to the Bank pursuant to Clauses 4.01 and 4.02 and to execute and/or deliver to the Bank or procure to be executed and/or delivered to the Bank such further documents as the Bank and its legal advisors may reasonably require to satisfy themselves that all the terms, conditions and requirements of this Agreement and the Security Documents have been complied with.

4.04 Without prejudice to the foregoing provisions of this Clause 4 in the event that the Bank, in its sole and absolute discretion, makes an Advance or any part thereof available prior to the satisfaction of all or any of the applicable conditions referred to in the foregoing provisions of this Clause 4 each Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions within fourteen (14) days of the relevant Drawdown Date of such Advance or such longer period as the Bank may, in its sole and absolute discretion, agree in writing.

5. THE LOAN

5.01 Subject to the fulfilment of the applicable conditions referred to in Clause 4 and subject to Clauses 3.01, 3.02 and 5.02 hereunder, the Bank, relying upon (inter alia) each of the representations and warranties set forth in Clause 2, shall upon receipt of a Notice of Drawdown being not less than two (2) Banking Days prior to the intended Drawdown Date of each Advance but in any event not less than two (2) Banking Days prior to the Final Availability Date given by the Borrowers in accordance with Clause 5.02, advance to the Borrowers, jointly and severally, on the date specified in such Notice of Drawdown each Advance requested by the Borrowers, to the account specified in the Notice of Drawdown by the Borrowers, in accordance with the terms of such Notice of Drawdown, for the related purpose described in Clause 1.01 of this Agreement, the Borrowers hereby irrevocably authorizing and instructing the Bank to make such utilisation of the Loan.

5.02 The Notice of Drawdown requesting an Advance or any part thereof pursuant to Clause 5.01, will be (a) signed on behalf of each of the Borrowers through their duly authorized officer(s) or attorney(s), (b) be effective on receipt by the Bank and once given shall be irrevocable, (c) specify the date, being a Banking Day on which such Advance is required to be made, (d) incorporate the notice to be given by the Borrowers pursuant to Clause 7.02 and (e) be deemed to constitute a certificate by the Borrowers to the effect that no Event of Default or Potential Event of Default has occurred which is continuing.

5.03 The Bank may in its absolute discretion allow the drawdown of an Advance or any part thereof upon receipt of a Notice of Drawdown of such Advance, always subject to availability of funds and the application of Clause 16 of this Agreement mutatis mutandis.

6. REPAYMENT AND PREPAYMENT

6.01 The Borrowers shall, and it is expressly hereby undertaken by them to repay the Loan, jointly and severally, by (a) thirty two (32) equal consecutive quarterly Repayment Instalments, each of an amount of one hundred eighty seven thousand five hundred Dollars ($187,500) and (b) a balloon instalment of one million five hundred fifty thousand Dollars ($1,550,000) ("the Balloon") payable together with the last (32nd) Repayment Instalment on the Final Maturity Date. The first Repayment Instalment will be payable on the Repayment Date falling on a Banking Day three (3) months after the last Drawdown Date or (if earlier) the Final Availability Date and subsequent Repayment Instalments shall be repaid at quarterly intervals thereafter with the last of such Repayment Instalments falling due for payment on the Final Maturity Date;

Provided that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, the last Repayment Date shall be the Final Maturity Date, (b) in the event that the Commitment is not drawn down in full, the amount of each of the Repayment Instalments and the Balloon shall be proportionally reduced, (c) there shall be no Repayment Date after the Final Maturity Date and (d) on the Final Maturity Date the Borrowers shall also pay to the Bank any and all other moneys then due and payable under this Agreement and the Security Documents;

and Provided further that each Repayment Date should be a date falling three (3) months after the preceding Repayment Date corresponding numerically with the preceding Repayment Date. However if such date is not a Banking Day such Repayment Date shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month in which event such due date shall be the immediately preceding Banking Day.

6.02 On giving at least five (5) Banking Days' prior written notice to the Bank, the Borrowers may prepay voluntarily the whole or any part of the Loan (but if in part, in amounts equal to one Repayment Instalment or an integral multiple thereof) in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrowers to the Bank hereunder or pursuant to the Security Documents, on the last day of an Interest Period or on any other Banking Day subject to the terms of Clause 6.03.

6.03 No prepayment under Clause 6.02 shall be permitted except on the expiry of an Interest Period, save with the prior written consent of the Bank and only then upon such terms as the Bank may specify concerning all relevant Break Costs incurred in connection with any such prepayment.

6.04 Any prepayment of less than the whole of the Loan under this or any other provision of this Agreement shall be applied (unless expressly provided otherwise by the Bank) in or towards repayment of the Repayment Instalments and the Balloon payable pursuant to the terms of Clause 6.01 hereinabove pro rata.

6.05 Any notice given by the Borrowers under Clause 6.02 shall be irrevocable and shall oblige the Borrowers to pay to the Bank the amount therein stated on the date therein stated. No amount prepaid may be redrawn. Prepayments under this Agreement shall be made together with accrued interest thereon.

6.06

(a) If a Vessel becomes a Total Loss or suffers damage or becomes involved in an incident which, in the opinion of the Bank, may result in such Vessel being subsequently determined to be a Total Loss, or any Underlying Document related to such Vessel is novated, assigned or transferred to or in favour of any person or cancelled or terminated or repudiated by any party thereto, in each case before the Advance relative to such Vessel is drawn down, the obligation of the Bank to advance such Advance (or part thereof) for such Vessel shall immediately cease and the Commitment shall be reduced accordingly.

(b) If a Vessel becomes a Total Loss or suffers damage or becomes involved in an incident which, in the opinion of the Bank may result in such Vessel being subsequently determined to be a Total Loss or is sold (subject to Clause 12.05 hereunder) the Borrowers shall, on the date upon which any insurance proceeds or requisition compensation are received (subject also to Clause 10.01 (p) hereunder) or on the date of completion of the sale of such Vessel, prepay to the Bank an amount equal to the Relevant Percentage; such an amount received by the Bank as above will be applied in full towards the repayment of any and all outstanding Repayment Instalments and the Balloon pro-rata.

(c) For the purposes of this Clause, a Total Loss shall be deemed to have occurred:

(i) in the case of an actual loss of a Vessel on the actual date and at the time such Vessel was lost or if such date is not known, on the date on which such Vessel was last reported;

(ii) in the case of a constructive total loss of a Vessel, the earliest between (a) the date and time notice of abandonment of such Vessel is given to the insurers of the Vessel for the time being and (b) the date and time claim for insurance indemnity has been submitted to the insurers of such Vessel, and in any case no later than sixty (60) days from the date of occurrence of the total loss and regardless of whether notice of abandonment of the Vessel has been given to the insurers of such Vessel or claim for insurance indemnity has been submitted to the insurers of the Vessel;

(iii) in the case of a compromised or arranged total loss, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into between the insurers of a Vessel and the relevant Borrower, and in any case no later than sixty (60) days from the date of occurrence of such total loss and regardless of whether claim for insurance indemnity has been submitted to the insurers of such Vessel or a binding agreement as to such total loss has been entered into between the insurers of such Vessel and the relevant Borrower;

(iv) in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(v) in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Vessel (other than where the same amounts to Compulsory Acquisition of it) by any Government Entity, or by persons

purporting to act on behalf of any Government Entity, which deprives its owner thereof of the use of such Vessel for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.

7. INTEREST AND INTEREST PERIODS

7.01 The Borrowers shall pay interest on the Loan in respect of each Interest Period at the applicable Interest Rate, such interest being payable (subject as hereinafter provided) quarterly in arrears on each Interest Payment Date and on the date of final repayment of the Loan.

7.02 By notices to the Bank not later than two (2) Banking Days before the commencement of each Interest Period the Borrowers may select whether the length of the next Interest Period for the Loan shall be one (1), two (2), three (3), six (6), nine (9) or twelve (12) months or such other periods as the Borrowers may select in respect of the Loan and the Bank may, in its sole and absolute discretion, agree to PROVIDED THAT:

(a) the first Interest Period in respect of each Advance shall commence on the date on which such Advance is made and each subsequent Interest Period shall commence on the last day of the previous Interest Period relative to such Advance,

(b) the initial Interest Period in respect of each Advance other than Advance A shall end on the same day as the then current Interest Period for such Advance and on the last day of each such Interest Period, all Advances shall be consolidated into, and shall thereafter constitute, one Advance for the purpose of determining the length of any Interest Period hereunder,

(c) if any Interest Period for any Advance, or as the case may be, the Loan would otherwise overrun a Repayment Date, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date and in the case of any other Repayment Date or Repayment Dates such Advance, or as the case may be the Loan shall be divided into parts so that there is one part in the amount of the Repayment Instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of such Advance, or as the case may be, the Loan, having an Interest Period ascertained in accordance with the provisions of this Clause 7.02,

(d) if there is no day in the month in which an Interest Period is selected to end which corresponds numerically to the day on which it commences it shall end on the last applicable Banking Day in the month in which it is so selected to end, and

(e) in the absence of any such valid selection by the Borrower the duration of each Interest Period shall (subject to (a) and (b) above) be three (3) months or if the Borrower purports to make a selection which does not comply with the provisions of this Clause 7.02, the duration of each Interest Period shall (subject to (a) and (b) above) be three (3) months.

7.03 The Interest Rate applicable to each Interest Period for the Loan (or any relevant part thereof) shall, subject to Clause 15.04, be the rate computed by the Bank

(as conclusively certified by the Bank to the Borrowers) as being the aggregate of (i) the Margin and (ii) LIBOR for such Interest Period, such interest to be compounded on a basis of a 360 days year.

7.03 The Interest Rate applicable to each Interest Period for the Loan (or any relevant part thereof) shall, subject to Clause 15.04, be the rate computed by the Bank (as conclusively certified by the Bank to the Borrowers) as being the aggregate of (i) the Margin and (ii) LIBOR for such Interest Period.

7.04 In the event of any delay by the Borrowers in the payment on the due date of any sum due under this Agreement in respect of the Loan or under any of the Security Documents the Borrowers shall, without affecting any other remedy of the Bank, pay interest on such sum from the due date to the actual date of payment (as well after as before judgment) at a rate determined by the Bank pursuant to this Clause 7.04. The period beginning on such due date and ending on such date of payment shall be divided into periods of one (1) month each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (i) two percent (2%), per annum, (ii) the Margin and (iii) LIBOR. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date. In case that a payment is made in default for any amount, the Interest Periods will be determined by the Bank at its discretion including the amounts for which there is no default, even if the Bank has not (yet) exercised its rights pursuant to Clause 10.02(b) of the Agreement. If for the reasons specified in Clause 15.04, the Bank is unable to determine a rate in accordance with the foregoing provisions of this Clause 7.04, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two percent (2%) per annum above the aggregate of the Margin and costs of funds, as conclusively determined by the Bank, save for manifest error. Interest payable by the Borrower as aforesaid, shall be compounded every six (6) months and shall be payable on demand.

8. PAYMENTS

8.01 (a) Each Borrower acknowledges that in performing its obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrowers gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrowers under this Agreement and/or any of the other Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 8.02 free and clear of any deductions or withholdings whatsoever, as follows :

(i) In Dollars, not later than 10.00 am (London time) on a Banking Day on which the relevant payment is due under the terms of this Agreement; and

(ii) to the Receiving Bank for the account of the Bank, reference : **"FLEGRA COMPANIA NAVIERA S.A. and FOURIO COMPANIA NAVIERA S.A. - LOAN AGREEMENT".**

(b) If at any time it shall become unlawful or impracticable for the Borrowers or any of them to make payment under this Agreement to the relevant account or bank referred to in Clause 8.01(a), the Borrowers or any of them may request and the Bank may agree to alternative arrangements for the payment of the accounts due by the Borrowers or any of them to the Bank under this Agreement and/or the other Security Documents.

8.02 If at any time any applicable law requires the Borrowers or any of them to make any deduction or withholding of whatsoever nature from any payment due under this Agreement or any of the Security Documents, the sum due from the Borrowers or any of them in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding, the Bank receives a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made. The Borrowers or any of them shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid in respect of any deduction or withholding as aforesaid.

8.03 All interest and any other payments under this Agreement of an annual nature shall accrue from day to day and be calculated on the actual number of days elapsed and on the basis of a three hundred and sixty (360) day year.

8.04 It is hereby expressly agreed and admitted by each Borrower that abstracts or photocopies of the books of the Bank, computerised extracts of its records or files as well as statements of account or a certificate signed by an authorised officer of the Bank given or made as provided in Clause 19 hereunder shall be conclusive, binding and full evidence, save for manifest error, or wilful misconduct on the Borrowers as to the amount at any time due from the Borrowers or any of them hereunder in respect of principal, interest and other charges or the amount which, at any time would have been due from the Borrowers or any of them or any other Security Party, of the value of additional securities under Clause 12.04 hereof, the payment or non-payment of any amount and/or the occurrence of any other Event of Default. Nevertheless, enforcement procedures or any other court or out-of-court procedure can be commenced by the Bank on the basis of the above mentioned means of evidence including written statement or certificates of the Bank.

9. PLEDGES - APPLICATION OF EARNINGS

9.01 Each Borrower shall procure, subject to the provisions of the relevant Assignment, that all the Earnings are routed through the Bank and paid directly to its Earnings Account(s) maintained or to be maintained by such Borrower with the Bank.

9.02 Until the occurrence of an Event of Default, (in which event the Bank may apply, in accordance with the provisions of Clause 11.03 all moneys then or at any time thereafter standing to the credit of the Earnings Account(s)), any amount standing to the credit of the Earnings Account(s), including all interest accrued or accruing thereon and all other moneys received on the Earnings Account(s) may freely be withdrawn by each Borrower only for the purpose of making payments through such Earnings Account(s) relating strictly to the operation of its Vessel and the related business of each Borrower which are not prohibited by the terms of this Agreement and/or any of the Security Documents and without prejudice to the terms of Clause 12.04 hereunder and the provisions of the Pledges.

9.03 During each Month of the Loan Period, (but by no later than the 28th day of such Month) the Borrowers, shall be obliged, acting jointly and severally to transfer from their Earnings Account(s) to the Retention Account out of the aggregate amount of Earnings received in their Earnings Account(s) during the preceding period pursuant to Clause 9.01:-

(a) one third (1/3rd) of the amount of the Repayment Instalment of the Loan falling due for payment on the next following Repayment Date; and
(b) the relevant fraction of the amount of interest on the Loan falling due on the next Interest Payment Date,

The expression "relevant fraction" in relation to an amount of interest on each Advance falling due for payment means a fraction (which shall be notified by the Bank to the Borrowers at the beginning of each Interest Period) where the numerator is always one and where the denominator shall always be three (3), except in the case of an Interest Period of less than three (3) months, in which case the denominator shall be the number of months comprised in such Interest Period. All monies transferred as above and standing to the credit of the Retention Account shall be subject to the respective Pledge and the terms thereof and shall be utilized by the Bank only for the repayment of the Loan.

9.04 If the aggregate receipts paid into the Earnings Account(s) are insufficient in any Month for the required transfers to be made from the Earnings Account(s) to the Retention Account, the Borrowers shall make up the amount of the insufficiency on demand from the Bank, but without prejudice to its right to make such demand, the Bank may elect to make up the whole or any part of such insufficiency by increasing the amount of any transfer to be made in accordance with Clause 9.03 from the aggregate receipts either immediately upon receipt, or in the next or subsequent Months.

9.05 Any amounts for the time being standing to the credit of the Retention Account shall bear interest at the rate from time to time offered by the Bank to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of the Retention Account, such interest to accrue on a daily basis and to be calculated on the actual number of days elapsed and on the basis of a 360 day year.

9.06 Until the occurrence of an Event of Default, the Bank shall on each relevant Repayment Date and on each Interest Payment Date under this Agreement apply in accordance with the provisions of Clause 6.01 the relevant part of the balance then standing to the credit of the Retention Account as shall be required to make payment of the relevant Repayment Instalment specified in Clause 6.01 then due under the terms of this Agreement or payment of interest then due under the terms of this Agreement and such transfer shall constitute a pro tanto satisfaction of the Borrowers' obligations to pay such Repayment Instalment or interest (as the case may be) then due under this Agreement.

9.07 The Borrowers hereby warrants that sufficient monies to meet the next Repayment Instalment of the Loan plus interest thereon will be accumulated each and every month in the Retention Account.

9.08 After the occurrence of an Event of Default the balance (if any) including any accrued interest standing to the credit of the Retention Account shall be applied in accordance with the provisions of Clause 11.03.

9.09 Upon payment in full of all principal, interest and all other amounts due to the Bank under the terms of this Agreement, any balance then standing to the credit of the Retention Account shall be released and paid to the Borrowers or any of them or to whomsoever else may be entitled to receive such balance.

9.10 Each Borrower shall procure that Corporate Guarantor B shall maintain with the Bank throughout the Loan Period deposit accounts showing in aggregate a minimum cash balance of Dollars five hundred thousand ($500,000).

9.11 Each Borrower without prejudice to the rights of the Bank under the relevant Assignment and the Pledges, shall and/or procure that the other parties in the Security Documents at such Borrower's sole expense, enter into such documentation as the Bank may from time to time require subject to the provisions of Clause 12 of this Agreement, in order to give the Bank an additional security interest in the Earnings and/or the Earnings Account(s) and all moneys from time to time standing to the credit of such accounts.

10. EVENTS OF DEFAULT

10.01 The Bank may without prejudice to any of its other rights by notice to the Borrowers: (a) terminate the Bank's obligation to make and to continue to make the Commitment or any part thereof available under this Agreement and (b) declare the Outstanding Indebtedness immediately due and payable to the Bank together with accrued interest and all other moneys owing under this Agreement and the Security Documents if :-

(a) any principal of or interest on the Loan or any part thereof or any other amount due from the Borrowers or either of them under this Agreement or any amount due from the Borrowers or either of them or any of the other Security Parties is not paid on the due date for payment thereof and thereunder in the place of payment or in the case of sums payable on demand within five (5) Banking Days of the Bank making demand; or

(b) either of the Borrowers or any of the other Security Parties, fails to maintain the security ratio provided in Clause 12.01 of this Agreement or to provide the Bank with additional security in accordance with the provisions of Clause 12.04; or

(c) either of the Borrowers or any of the other Security Parties make default under, or in the due and punctual observance and performance, of any other provision of this Agreement or under any of the Security Documents which (if such default is in the opinion of the Bank capable of remedy) is not remedied within twenty (20) days after written notice from the Bank requesting action to remedy the same; or

(d) either of the Borrowers make default under, or in the due observance and performance of, any other provision of this Agreement which is not in the opinion of the Bank, capable of remedy, or either of the Borrowers or any of the other Security Parties makes default under, or in the due observance and performance of any provision of any of such documents (in each case other than a default under Clause 10.01(a); or

(e) any other loan or other indebtedness for borrowed money of either of the Borrowers or any of the other Security Parties or any other member of the Group shall, by reason of breach or default under the terms of any document applicable to such loan or other indebtedness, become due and payable prematurely or either of the Borrowers or any of the other Security Parties or

any other member of the Group fails to make any payment in respect thereof on the due date (as extended by any period of grace set out in the document applicable to such loan or other indebtedness) for such payment or either of the Borrowers or any of the other Security Parties or any other member of the Group defaults in any guarantee obligation or the security for any such other loan or other indebtedness for borrowed money or guarantee becomes enforceable; or

(f) either of the Borrowers raises further debts, without the prior written consent of the Bank, save for issuance of letters of guarantee in connection with its normal business not exceeding in aggregate the amount of Dollars two hundred thousand ($200,000) for each of them; or

(g) either of the Borrowers incurs or agrees to incur any indebtedness or material liability (whether by way of loan, credit facilities or otherwise) or make any commitments other than those occurring in the ordinary course of trading and operation of its Vessel; or

(h) any representation made or deemed made pursuant to this Agreement or any of the Security Documents or any certificate or other document furnished pursuant hereto or thereto shall prove to have been incorrect in a material particular when made or deemed made; or

(i) any governmental authorisation, approval, licence, consent or waiver at any time necessary to enable either of the Borrowers or any of the other Security Parties to comply with their obligations under this Agreement and the Security Documents or to enable the operation of any of the Vessels shall be revoked or withheld or materially modified or shall otherwise not be granted or shall fail to remain in full force and effect; or

(j) any decree or order shall be made by a competent court adjudging either of the Borrowers or any of the other Security Parties bankrupt or insolvent under the bankruptcy or insolvency laws of any jurisdiction or any sub-division thereof, or any order shall be made or resolution passed or action, taken by any of them for the purpose of entering into winding-up or dissolution or for the appointment of a liquidator, provisional liquidator, receiver, trustee, curator, sequestrator, administrator or administrative receiver (or similar official) of either of the Borrowers or such other Security Party of all or a substantial part of their assets (save for the purposes of amalgamation or reorganisation not involving insolvency the terms of which shall have received the prior written approval of the Bank) or any similar process or proceeding shall be instituted under any relevant legislation; or

(k) either of the Borrowers or any of the other Security Parties shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall enter into any composition or other arrangements with its creditors generally; or

(l) either of the Borrowers or any of the other Security Parties ceases to carry on its business or disposes of any of its business, properties or assets or the same are seized or appropriated; or

(m) any decree or order shall be made by a competent court adjudging the Personal Guarantor bankrupt or insolvent or he applies to any competent court for the appointment of a receiver, trustee, curator or sequestrator (or similar official) of all or a substantial part of his assets or shall make a general assignment for the benefit of his creditors or shall suspend payment of his debts; or

(n) the Personal Guarantor ceases to be involved in the day to day management and operation of the Borrowers and/or the Corporate Guarantors; or

(o) any of the Vessels shall, for any reason whatsoever cease to be managed by the Manager (for any reason other than a reason of a Total Loss or sale of such Vessel) with the approval of the Bank and the relevant Borrower fails to nominate a replacement within fifteen (15) Banking Days after the termination of the respective management agreement; or

(p) any of the Vessels shall become a Total Loss or lost, destroyed, abandoned or captured or be the subject of an unrepaired damage, claim or any situation analogous thereto and the Bank within ninety (90) days after the occurrence of such event, has not received an unconditional confirmation from the relevant underwriters and brokers and/or protection and indemnity clubs that such Vessel is accepted by them as a total loss or within one hundred and twenty (120) days after the occurrence of such event the Bank has not received all insurance proceeds relating to such event in an amount not less than the amount for which such Vessel is required to be insured under this Agreement as at the date of circumstance giving rise to such event ; or

(q) any event of default identified as an Event of Default under any of the Mortgages shall occur; or

(r) any of the Vessels is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the relevant Borrower shall fail to procure release of such Vessel within thirty (30) days thereafter; or

(s) save as provided in Clause 6.06 hereof, any of the Vessels or any share therein is sold or otherwise disposed otherwise than with the prior written consent of the Bank; or

(t) there shall occur, at any time, in the reasonable opinion of the Bank a material adverse change in the financial condition or results of operations of either of the Borrowers or any of the other Security Parties which could impair their availability to complete the terms and conditions set herein or meet their obligations hereunder and/or under the Security Documents;

(u) without the prior written consent of the Bank (which consent the Bank shall not unreasonably withhold) there is any change in the legal and/or beneficial ownership or control of any of the Borrowers or any of the Corporate Guarantors or issuance and delivery of additional shares of the authorised share capital of any of the Borrowers or any of the Corporate Guarantors to such persons and for percentages other than those declared to the Bank prior to the execution of this Agreement; or

(v) any sum payable into the Earnings Account(s) and the Retention Account shall not be paid by any of the Borrowers as provided in Clause 9 of this Agreement and any of the Borrowers doesn't prove best effort and fails despite reasonable expectations by the Bank to maintain with the Bank satisfactory average cash balances as provided in Clause 9.10 of this Agreement; or

(w) either of the Borrowers fails to insure its Vessel in the manner specified in Schedule 4 hereof and in the Security Documents or fails to renew the Insurances and produce prompt notification of such renewal to the Bank; or

(x) either of the Borrowers or any Relevant Party or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Licence or any of the Vessels or any Relevant Ship or any Environmental Affiliate is involved in any Environmental Incident; or

(y) any of the Vessels is detained and not released at any port within fifteen (15) days due to non-compliance with the ISM Code or is detained and not released within fifteen (15) days due to application of any regulations of the ship safety and environment protection by any port authority; or

(z) the registration of a Vessel under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Bank, or, if a Vessel is only provisionally registered on the relevant Drawdown Date is not permanently registered under the laws and flag of the Flag State at least fifteen (15) days prior to the deadline for completing such permanent registration; or

(aa) either of the Borrowers or any other Security Party fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which any of the Vessels is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover in relation to such Vessel (including without limitation, liability for Environmental Claims arising in jurisdictions where such Vessel operates or trades) are or may be liable to cancellation, publication or exclusion at any time; or

(bb) this Agreement or any of the Security Documents shall at any time and for any reason become invalid or unenforceable, or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any party thereto (other than the Bank), or if any such party shall deny that it has any, or any further liability thereunder; or

(cc) either Borrower fails to enter into an Approved Charterparty within six (6) months from the relevant Delivery Date of its Vessel or if either Borrower enters into any Approved Charterparty, same shall terminate or is terminated otherwise than by effluxion of time unless within 15 days of such termination the relevant Borrower enters, with the Bank's prior written consent, into a new Approved Charterparty in substitution of the Approved Charterparty which have terminated or been terminated having a duration at least equal to the remaining charter period agreed under the respective Approved Charterparty; or

(dd) either of the Borrowers having entered into any Approved Charterparty or time charter of the kind provided in Clause 2.04 hereinabove, doesn't execute and deliver in favour of the Bank, within a month from the date thereof, the respective Specific Assignment together with the respective notices and acknowledgements required thereunder to the Bank; or

(ee) it becomes impossible or unlawful at any time for any Security Party, to fulfill any of the covenants and obligations expressed to be assumed by it in this Agreement or under any of the Security Documents or under any of the Underlying Documents or for the Bank to exercise its rights or any of them vested in it hereunder or under any of the Security Documents or otherwise; or

(ff) any official consent necessary to enable a Borrower to own, operate or charter the Vessel owned by it or to enable a Borrower or any Security Party to comply

with any provision which the Bank considers material of this Agreement or a Security Document or any of the Underlying Documents is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled ; or

(gg) anything is done or suffered or omitted to be done by any of the Borrowers and/or any other Security Party which in the reasonable opinion of the Bank has imperilled or is likely to imperil the security created by the Security Documents.

10.02 The Bank may without prejudice to any other rights of the Bank (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default:

(a) by notice to the Borrowers declare that the obligation of the Bank to make the Commitment or any part thereof available shall be terminated whereupon the Commitment shall be reduced to zero; and/or

(b) by notice to the Borrowers declare that the Loan and all interest accrued and all other sums payable under this Agreement and the other Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice of any other procedure from the Bank which are expressly waived by the Borrowers; and/or

(c) put into force and exercise all or any of the rights, powers and remedies possessed by it under this Agreement and/or under any other Security Document and/or as mortgagee of the Vessels, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) over the assets charged or assigned to it under the Security Documents or otherwise (whether at law, by virtue of any of the Security Documents or otherwise).

10.03 It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere message of time and (ii) the occurrence of this (non-payment) shall be proved conclusively by a mere written statement of the Bank (save for manifest error).

10.04 Neither the Bank nor any receiver or manager appointed by the Bank, shall have any liability to the Borrowers or any other Security Party :

(a) for any loss caused by an exercise of rights under, or enforcement of an encumbrance created by a Security Document or by any failure or delay to exercise such a right or to enforce such an encumbrance; or

(b) as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realized from any asset comprised in such an encumbrance or for any reduction (however caused) in the value of such an asset,

except that this does not exempt the Bank or a receiver or manager from liability for losses shown to have been caused by the wilful misconduct of the Bank's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

11. SECURITY, APPLICATION CLAUSE

11.01 Each Borrower hereby covenants and undertakes with the Bank to execute and deliver (and procure the execution and delivery by the other parties thereto) of the Security Documents at the times and in the manner provided in this Agreement so that all such documents shall both at the date of such execution and delivery and at all times during the Loan Period be valid and binding obligations of the Borrowers and the other parties thereto in accordance with their respective terms.

11.02 It is hereby expressly declared and agreed that any security created by any provision of this Agreement and/or any of the other Security Documents shall be held by the Bank as a continuing security for the payment of the Outstanding Indebtedness in whatever currency or currencies the same may from time to time be denominated and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amounts hereby and thereby secured and that the security so created shall be in addition to and shall not in any way prejudice or affect, or be prejudiced or affected by, any collateral or other security now or hereafter held by the Bank for all or any part of the moneys hereby and thereby secured and that every power and remedy given to the Bank hereunder and under the other Security Documents shall be an addition to, and not a limitation of, any and every other power or remedy vested in the Bank under any of the other Security Documents and that all the powers so vested in the Bank may be exercised from time to time and as often as the Bank may deed expedient.

11.03 All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this Clause shall (unless the Bank in its discretion determines otherwise) be applied by the Bank in the following manner:-

(a) first, in or towards payment of all sums other than principal of or interest on the Loan which may be owing to the Bank under this Agreement and the Security Documents or any of them,

(b) secondly in or towards payment of any default interest ,

(c) thirdly, in or towards payment of any arrears of interest (other than default interest) due in respect of the Loan or any part thereof,

(d) fourthly, in or towards repayment of the Loan whether the same is due and payable or not,

(e) fifthly, in or towards payment to the Bank of any amount due to it in accordance with the provision of Clause 16 by reason of any such payment in respect of the Loan not being effected on the last day of an Interest Period, and

(f) sixthly, the surplus (if any) shall be paid to the Borrowers or any of them or to whomsoever may be entitled to receive such surplus.

12. UNDERTAKINGS

12.01 The Borrowers covenant to ensure that during the Loan Period the aggregate Market Value of the Vessels will be equal at least to one hundred and thirty percent (130%) of the Loan. The above percentage requirements set forth in this

Clause 12.01 are herein referred to as the "Required Hull Cover Ratio" and the ratio calculated from time to time as the "Current Hull Cover Ratio".

12.02 The Borrowers hereby undertake that if, at any time, as a result of any valuation carried out pursuant to Clause 12.03 hereunder, the Required Hull Cover Ratio is not met, they within fifteen (15) days of a written notice from the Bank of such event either provide the Bank with or procure the provision to the Bank by any of the Corporate Guarantors and/or the Personal Guarantor of such additional security as shall in the opinion of the Bank be adequate to make up such deficiency, which additional security shall take such form, be constituted by such documentation and be entered in between such parties as the Bank in its discretion may approve, or prepay in accordance with and subject to the obligations of Clauses 6.02, 6.03, 6.04 and 6.05 but without regard to the requirement for five (5) Banking Days' notice such amount of the Loan (with or without prior demand by the Bank) as will ensure that the Required Hull Cover Ratio after such prepayment is met again.

12.03 For the purpose of Clause 12.01 the Market Value of a Vessel shall be determined annually by means of valuations obtained at the expense of the relevant Borrower. The said valuations shall be made by an independent first-class London, Piraeus or other sale and purchase shipbroker appointed by the relevant Borrower and approved by the Bank. Such valuation(s) made by the approved shipbroker shall be accepted as conclusive evidence of the Market Value of a Vessel at the date thereof. All valuations shall be made on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment. Each Borrower agrees to supply to the Bank and to any shipbroker appointed as aforesaid such information concerning its Vessel, its condition including authorization for access to its records as such shipbroker may reasonably require for the purpose of making the valuations.

12.04 For the purpose of Clause 12.02 the value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason thereto, provided always that :-

(i) in case of security in the form of a mortgage over any vessel being provided as additional security the valuation procedure provided in for Clause 12.03 shall be followed;

(ii) in case of cash in Dollars or other acceptable to the Bank foreign currency or Euro the principal amount of such cash deposited in an interest bearing account pledged or otherwise charged in favour of the Bank (with any interest earned, compounded and retained thereon at any relevant time) shall be taken as value to make up the deficiency.

12.05 Without prejudice to the foregoing and the relevant provisions of any Assignment, if a Borrower requests the Bank to approve the sale of its Vessel during the Loan Period, the Bank shall consent subject to the compliance by the Security Parties of the provisions of Clause 12.01 hereof as to the adequacy of the remaining securities at that time.

12.06 In connection with any additional security provided in accordance with Clauses 12.02 and 12.04 it shall be a condition of the Bank's acceptance thereof that it receives certified copies of such documents of the kind referred to in Clause 4 inclusive and such favourable legal opinions as the Bank shall in its absolute discretion require.

13. COVENANTS

13.01 Each Borrower hereby covenants and undertakes with the Bank that as and from the date of this Agreement and throughout the Loan Period it will (and will procure that any other Security Parties will) :

(a) maintain its separate corporate existence and remain in good standing under the laws of its respective countries of incorporation,

(b) provide such information in relation to its Vessel and its business and affairs as the Bank may from time to time request,

(c) keep its Vessel in a good and safe condition and state of repair :

i. consistent with first-class ship ownership and management practice;
ii. so as to maintain such Vessel's class with the Classification Society or any other Classification Society, member of IACS, free of overdue recommendations and conditions; and
iii. so as to comply with all laws and regulations applicable to vessels registered under the laws of the Flag State or to vessels trading to any jurisdiction to which such Vessel may trade from time to time including but not limited to the ISM Code and the ISPS Code,

(d) promptly discharge :

i. all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against its Vessel, the Earnings or the Insurances;
ii. all taxes, dues and other amounts charged in respect of its Vessel, the Earnings or the Insurances; and
iii. all other outgoings whatsoever in respect of its Vessel, the Earnings or the Insurances;

and, forthwith upon receiving notice of the arrest of its Vessel, or of its detention in exercise or purported exercise of any lien or claim, the relevant Borrower shall procure its release by providing bail or otherwise as the circumstances may require,

(e) notify the Bank by fax, confirmed forthwith by letter, of :
iv. any casualty which is or is likely to exceed Dollars one hundred thousand ($100,000);
v. any occurrence as a result of which its Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;
vi. any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;
vii. any arrest or detention of its Vessel, any exercise or purported exercise of any lien of such Vessel or such Earnings or any requisition of its Vessel for hire;
viii. any intended dry docking of its Vessel;
ix. any Environmental Claim made against the relevant Borrower or in connection with its Vessel or any Environmental Incident;
x. any claim for breach of the ISM Code, or the ISPS Code being made against the relevant Borrower, the Manager or otherwise in connection with its Vessel;

xi. any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and each Borrower shall keep the Bank advised in writing on a regular basis and in such detail as the Bank shall require of such Borrower's, the Manager's or any other person's response to any of those events or matters,

(f) notify the Bank within five (5) Banking Days of the occurrence of any Event of Default or Potential Event of Default,

(g) promptly pay and discharge all taxes, assessments, duties, levies imposts and all governmental charges whatsoever and however imposed upon its assets, business, undertaking or operations unless and to the extent that the same shall be contested in good faith by it and by appropriate legal proceedings,

(h) without prejudice to the generality of sub-Clause b) of this Clause 13.01, promptly supply the Bank at its reasonable request, photocopies of duly executed charter parties for its Vessel and any Relevant Ship or addenda thereto as and when these are made available by the respective charterers,

(i) supply and procure that the Bank be supplied within two hundred and ten (210) days of the end of each Financial Year with its annual audited financial statements or accounts for such Financial Year and also with the Group's annual audited combined financial statements and accounts for such Financial Year. Further such Borrower will provide the Bank annually and from time to time, as the Bank may reasonably request, and in form and substance satisfactory to the Bank, with information on the financial conditions, cash flow, position, commitments and operations of each Borrower and the Group including cash flow analysis and voyage accounts of any vessels owned by any such party with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by one of the directors of the relevant company as to their correctness,

(j) procure that the Personal Guarantor will provide to the Bank, upon its request, copies of his Annual Tax Return, the E9 Form and the relevant Tax Bill regarding the taxation of his income for the requested Financial Year as well as other additional information regarding his financial standing and business affairs, the Bank may request at its absolute discretion,

(k) keep or procure to be kept proper books of account in respect of its Vessel and the Earnings relative thereto and will if and whenever the Bank notifies it that it wishes to inspect such books of account make the same available for inspection by or on behalf of the Bank,

(l) comply with and procure that the Environmental Affiliates or any Relevant Party comply with all Environmental Laws and notify the Bank immediately upon any Environmental Claim exercised against its Vessel or any of the Borrowers or any Relevant Party as well as of any incident which may give rise to an Environmental Claim and keep the Bank advised on a regular basis and to the satisfaction of the Bank of any response of such Borrower or such Relevant Party, or the Environmental Affiliate to such claim,

(m) provide the Bank promptly at any time reasonably requested by the Bank, during the Loan Period with copies of the classification records of its Vessel, recent condition survey reports of such Vessel and subject its Vessel, at its expenses, to a physical inspection by an independent surveyor nominated by the Bank. For such purpose each Borrower shall provide the Bank and its appointed surveyor with any powers and authorities needed to be given access to inspect and report upon its Vessel's classification records. Additionally the Bank shall have the right to review the operating and insurance records of each Borrower,

(n) procure that the Earnings Account(s) in the manner and with the minimum cash balances provided in Clause 9.10 of this Agreement are maintained with the Bank and that any other account or accounts which the Bank may require in respect of this Agreement are opened and maintained and also that the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to such account in the name of the relevant Borrower as shall from time to time agreed by the Bank in accordance with the provisions hereof and of the relevant Security Documents,

(o) comply with and procure that its Vessel and the Manager apply the requirements of the ISM Code,

(p) comply with and procure that its Vessel and the Manager apply the requirements of the ISPS Code and in particular :

i. maintain at all times a valid and current ISSC in respect of its Vessel;
ii. immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of its Vessel; and
iii. procure that its Vessel will comply at all times with the ISPS Code;

(q) provide the Bank at least once per annum, if so requested by the Bank, up to date valuation of its Vessel determined in accordance with the provision of Clause 12.03 hereinabove;

(r) ensure that all Insurances of its Vessel are maintained and comply with all insurance requirements specified in Schedule 4 hereof and the relevant Mortgage and in case of failure to maintain its Vessel so insured authorise the Bank (and such authorisation is hereby expressly given to the Bank) to have the right but not the obligation to effect such insurances on behalf of the relevant Borrower (and in case its Vessel remaining in port for an extended period to effect port risks insurances at the cost of the relevant Borrower);

(s) ensure that its Vessel is maintained and trades in conformity with the laws of the Flag State, of its owning company or of the nationality of the officers of such Vessel and the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of such Vessel or its unencumbered (other than the respective Mortgage) ownership or its Insurances;

(t) ensure that their obligations under this Agreement shall, without prejudice to the provisions of this Clause 13.01 at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contact;

(u) ensure and procure that all other Security Parties and each of them duly and punctually comply with all the above covenants to the extent these are applicable to them mutatis mutandis;

(v) ensure and procure that within six (6) months from the relevant Delivery Date of its Vessel enter into an Approved Charterparty;

(w) upon entering into any Approved Charterparty and/or time charter of the kind referred to in Clause 2.03 hereinabove, execute and deliver in favour of the Bank within a month thereof the relevant Specific Assignment, provide the respective charterer with a written notice of such Specific Assignment and ensure that such charterer executes and delivers to the Bank an acknowledgement of such notice in due course;

(x) ensure and procure that if at any time, during the Loan Period, the Current Hull Cover Ratio falls below the Required Hull Cover Ratio, it will within fifteen (15) days of being advised by the Bank of such event provide additional security on the terms and conditions mentioned in Clause 12.04 hereinabove or prepay such an amount of the Loan as will ensure that after such prepayment the Required Hull Cover Ratio is again met;

(y) provide the Bank with such documents and evidence as the Bank shall from time to time require, based on law and regulations applicable from time to time and the Bank's own internal guidelines applicable from time to time to identify each Borrower's and the other Security Parties, including the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transactions(s) contemplated by this Agreement;

(z) ensure and procure that during the Loan Period the Corporate Guarantor's B ratio of EBITDA over Interest Expense (minus Interest Income) shall not be lower than 2.5:1 and also that Corporate Guarantor's B annual consolidated leverage defined therein as Total Liabilities over Total Assets (adjusted to reflect the Market Value of the Vessels) shall not exceed 70%, as these factors will be attested on semi-annual basis via a compliance certificate to be duly signed by an authorized signatory of Corporate Guarantor B and delivered to the Bank; and

(aa) ensure and procure that all other Security Parties and each of them duly and punctually comply with the covenants in Sub-Clauses (a) to (z) herein which are applicable to them mutatis mutandis.

13.02 Each Borrower as and from the date of this Agreement and throughout the Loan Period shall not, without the Bank's prior written consent:-

(a) conduct any business or activity other than the ownership, chartering, operation and management of vessels or make any actual or contingent commitment or investment of any kind,

(b) make any distribution of its assets, whether by way of dividend or otherwise to any of its stockholders,

(c) repay stockholders' loans or any other indebtedness or material liability advanced to it by any person other than those occurring in the ordinary course of trading of its Vessel nor make any loans or advances to any person other than those occurring in the ordinary course of trading of its Vessel,

(d) incur or agree to incur any indebtedness or material liability (whether by way of loan, credit facilities or otherwise) nor make any commitments other than those occurring in the ordinary course of the trading and operation of its Vessel,

(e) assign or otherwise dispose of any of its book debts or any interest therein,

(f) issue or agree to issue any guarantee or indemnity in favour of any persons other than the Bank in connection with this Agreement, save for any guarantee or indemnity required from time to time under the ordinary trading and operation of its Vessel by any protection and indemnity or war risks association with which its Vessel is entered, guarantees required to procure the release of its Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of its relevant Vessel, and in any such case not in excess of an aggregate amount of Dollars two hundred thousand ($200,000),

(g) issue any shares in its capital or reduce its issued share capital,

(h) sell, agree to sell, transfer, lease or otherwise dispose of any of its assets, whether by one transaction or a number of transactions, whether related or not,

(i) mortgage, charge, pledge or otherwise encumber its Vessel, the insurances of such Vessel or Earnings or any of its other assets or rights, other than in favour of the Bank as provided in this Agreement, and in the Security Documents,

(j) make any amendments to its articles of incorporation, by-laws and its legal and/or ultimate beneficial shareholders,

(k) change the Manager,

(l) save as provided in Clause 6.06 hereof, sell or otherwise dispose its Vessel or any share therein or create or agree to create or permit to subsist any encumbrance over its Vessel (or any share or interest therein) other than Permitted Encumbrance,

(m) terminate, amend or otherwise dispose of any of its rights under any Approved Charterparty, otherwise than is provided by the relevant Specific Assignment,

(n) form or acquire any subsidiaries.

13.03 Save with the prior approval of the Bank, (which approval the Bank shall not unreasonably withhold as long as it is satisfied, by such documentation or other information as the Bank may require that its security in connection with its Vessel is not imperiled or prejudiced thereby), each Borrower will not let and will procure that the Manager will not let its Vessel on demise charter, or let its Vessel on time or consecutive voyage charter for a period which will or may by virtue of any optional extensions therein be likely to exceed twelve (12) months duration or at a rate of charter hire below the market rate from time to time.

14. FEES

14.01 As an inducement for the Bank to enter into this Agreement the Borrowers will pay to the Bank an arrangement fee equal to one percent (1%) of the Loan, half of which has been paid by the Borrowers to the Bank on 17th September 2009, whilst the remaining half will be paid to the Bank on the date hereof.

14.02 The Borrowers shall also pay to the Bank, in arrears, on each of the dates falling at three (3) months intervals from the date of acceptance of the Commitment Letter and until the earlier of (a) the Final Availability Date, (b) the last Drawdown Date and (c) the date of cancellation of the Commitment in full by the Borrowers (the "Commitment Commission Period"), commitment commission at the rate of 0,5% per annum on the daily undrawn and uncancelled amount of the Commitment, computed from the date of the acceptance of the Commitment Letter (in the case of the first payment of commission) and from the date of the preceding payment of commission (in the case of each subsequent payment) until the last day of the Commitment Commission Period.

The arrangement fee and commitment commission referred to in this Clause 14 are not refundable and shall be payable by the Borrowers to the Bank whether or not any part of the Commitment is ever advanced.

15. FORCE MAJEURE, ILLEGALITY AND INCREASED COST

15.01 The Bank shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from the action or inaction or purported action of any governmental or local authority or any strike, lockout (including any such effected by or upon the Bank or its employees) or from any act of God or war (whether declared or not).

15.02 In the event that an introduction of a new law or regulation or a change in any applicable law or applicable governmental regulation or applicable order or any interpretation thereof by an authority charged with the administration thereof or any order of any court of competent jurisdiction shall make it unlawful for the Bank to make the Loan available or to maintain or give effect to its obligations under this Agreement or any of the Security Documents the Bank shall, by notice to the Borrowers, declare that the Bank's obligations shall be terminated forthwith and (if the Loan shall have been made available) the Borrowers shall prepay the Loan with accrued interest and any amount due to the Bank in accordance with the provisions of Clause 16.01 at the end of the then current Interest Period in respect of the whole of the Loan or on the expiry of such lesser period as the Bank shall certify as being required for payment by such new law, regulation, change in law, regulation or order or interpretation thereof, or court order.

15.03 In the event that any new law or regulation or any change in any existing law or regulation or in the interpretation thereof by any authority charged with the administration thereof or any order of any court of competent jurisdiction or compliance by the Bank with any request direction or requirement from any applicable fiscal or monetary authority (whether or not having the force of law) shall :-

(a) subject the Bank to any tax, levy, impost, duty, charge or fee with respect to payments of principal or interest on the Loan or any other amount payable under this Agreement or the Security Documents, and/or

(b) impose any liability on the Bank to make a payment or a return foregone, which is calculated by reference to any amounts received or receivable by the Bank under this Agreement as an item arising directly out of the implementation by the applicable authorities having jurisdiction over the Bank of the matters set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled "International Convergence of Capital Measurement and Capital Standards" to the extent and according to the timetable provided for in the statement, and/or

(c) change the basis of taxation of payments to the Bank of principal or interest on the Loan or any other amounts payable under this Agreement or the Security Documents (except for taxes on the overall net income of the Bank imposed by the taxing authorities in the jurisdiction in which its principal office or lending branch hereunder is located), and/or

(d) impose modify or deem applicable any reserve requirement or a cash capital adequacy liquidity or other ratio or require the making of any special deposits against assets held by, or deposits in or for the account of, or loans by, the Bank or impose such requirements which affect generally the allocation of the capital resources of the bank to its obligations, and/or

(e) impose on the Bank any other condition with respect to this Agreement or the Security Documents or the obligations assumed by it under this Agreement and the Security Documents and the result of any of the foregoing events under 15.03 (a), (b), (c) and (d) hereinabove shall be to increase the cost to the Bank of making available the Loan or maintaining the Loan or to reduce the rate of return of the Bank on the Loan or its capital by an amount which in the sole discretion of the Bank the Bank would have been able to achieve but for the occurrence of the foregoing in all or any of the above cases,

then upon demand being made to the Borrowers by the Bank, the Borrowers shall pay to the Bank such additional amount as the Bank certifies to the Borrowers will compensate the Bank for such additional cost or reduction. Provided that the Bank will endeavour to mitigate the effects of any such event.

15.04 If and whenever at any time, prior to the commencement of any Interest period, the Bank determines (which determination shall be final conclusive and binding on the Borrowers) that a) by reason of changes affecting the London Interbank Market adequate and fair means do not or will not exist for ascertaining LIBOR in respect of Dollars during such Interest Period or b) LIBOR for such Interest Period will not adequately reflect the cost of funding of the Loan for that Interest Period or c) deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan during such Interest Period, the Bank shall forthwith give notice of such determination (hereinafter called "Determination Notice") to the Borrowers.

The Borrowers and the Bank shall then negotiate in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest which is financial a substantial equivalent to the basis provided for in this Agreement. If the Borrowers and the Bank are unable to agree in writing on a substitute basis for determining the rate of interest within a period not exceeding five (5) days of the giving of such Determination Notice, the Bank shall set a rate of interest on the Loan for that Interest Period which shall take effect from the expiration of the Interest Period in respect of the whole of the respective Loan current at the date of the Determination Notice, which rate shall be the sum of the Margin and the rate which expresses as a percentage rate per annum the cost to the Bank of funding the Loan from whatever source it may reasonably select (including, without prejudice to the generality of the foregoing, the cost of acquiring deposits and financing and any additional amount or amounts payable by the Borrowers pursuant to Clause 15.03).

In the event that the substitute basis for determining the rate of interest which the Bank has set is not acceptable by the Borrowers, the latest are obliged, on first demand or within the time limit which may be determined by the Bank, to prepay

the Loan together with accrued interest thereon to the date of prepayment (calculated at the rate or rates most lately applicable to the Loan) and all other sums payable by the Borrowers under the Security Documents shall be reduced to zero. In such case the Borrowers shall also reimburse to the Bank such amount as may be determined by the Bank to be necessary to compensate it for the increased cost (if any) of maintaining the Loan during the period of negotiation referred to in this Clause 15.04 until such prepayment. In case that the state of affairs referred to in this Clause 15.04 shall extend beyond the end of an Interest Period so agreed or set, the foregoing procedure shall be repeated as often as may be necessary but only until such time that the Bank notifies the Borrowers that none of the circumstances specified in this Clause continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

15.05 The certificate(s) of determination of the Bank as to any of the matters referred to in this Clause 15 shall, save for any manifest error, be conclusive and binding on the Borrowers.

16. EXPENSES AND INDEMNITIES

16.01 The Borrowers undertake to indemnify the Bank on demand in respect of all costs, charges and expenses including, without limitation, legal fees and survey fees (together with value added tax or any similar tax thereon) incurred by the Bank in connection with the negotiation, preparation, printing, execution and registration of each of the Security Documents and any other document referred to therein and the completion of the transaction therein contemplated.

16.02 The Borrowers undertake to indemnity the Bank on demand in respect of the charges and expenses including, without limitation, legal fees (together with value added tax or any similar tax thereon) incurred by the Bank in connection with the consideration and/or implementation of any subsequently agreed variation to any of the Security Documents and the exercise or enforcement or attempted or contemplated exercise or enforcement against the Borrowers of, or the reservation or preservation or attempted or contamplated reservation or preservation of any rights, powers, privileges, remedies or securities under, any one or more of the Security Documents.

16.03 The Borrowers undertake to indemnify the Bank on demand against any and all stamp, registration and similar Taxes which may be payable in any jurisdiction in connection with the entry into, performance and enforcement of this Agreement and the other Security Documents.

16.04 Without prejudice to the entitlement of the Bank pursuant to the terms of Clause 7.04 and 15 the Borrowers shall indemnify the Bank against any loss and/or expense (including legal expenses) which it may sustain or incur as a consequence of :

(a) any default in repayment of the Loan (or any part thereof) or in payment of interest accrued thereon or any other amount payable pursuant to the terms of one or more of the Security Documents; or

(b) the occurrence of any other Event of Default or of any prepayment of the Loan or any part thereof otherwise than in accordance with the terms of this Agreement; or

(c) the Commitment or any part thereof not being made available on the date specified in the Notice of Drawdown pursuant to Clause 5.02 (c) by reason of any of the applicable conditions precedent not being satisfied

including but without limitation all losses (including loss of Margin) premiums and penalties incurred or to be incurred in liquidating or re-employing deposits made by third parties or funds acquired to effect or maintain the Loan or any part thereof until the next applicable Interest Payment Date (as the case may be) or the date of actual payment or prepayment.

16.05 The Borrowers shall indemnify the Bank against all losses, premiums, penalties, costs and expenses whatsoever incurred by the Bank in connection howsoever with any interest rate "swap", "cap", or other transaction entered into or to be entered into by the Bank at the Borrowers' request at any time and from time to time with any counterparty the ultimate commercial purpose of which is to limit or offset the exposure of the Borrowers to future increases of floating interest rates in connection howsoever with this Agreement.

16.06 If any sum due from the Borrowers or any of them under this Agreement or any of the Security Documents under any order or judgement given or made in relation to this Agreement or any of the Security Documents has to be converted from the currency ("the first currency") for the purpose of (i) making or filing a claim or proof against any of the Borrowers (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to this Agreement or any of the Security Documents, the Borrowers shall indemnify and hold harmless the Bank from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency at the then spot rate of exchange upon receipt of a sum paid to it in or towards satisfaction of any such order, judgement, claim or proof. Any amount payable by the Borrowers under the indemnity herein contained shall be due as a separate debt and liability of the Borrowers thereunder and shall not be affected by judgement being obtained for any other sums due or in respect of one or more of the Security Documents.

16.07 The Bank shall certify to the Borrowers any amount due to it under the foregoing provisions of this Clause 16 which certificate shall (save in the case of manifest error) be conclusive and any such amount shall become payable upon receipt of such certificate.

17. ACCOUNTS AND SET-OFF

17.01 The Bank will maintain, in accordance with its usual practice, an account (which shall constitute "the account current" if such term is referred to in the Mortgage) to which it shall debit the principal amount of the Loan and all interest, fees, charges and expenses accruing in respect of the Loan from time to time and to which it shall credit each payment received by it hereunder in respect of any such principal, interest, fees, charges and/or other expenses. Such loan account shall, in the absence of manifest arithmetical error, be conclusive as to the amount from time to time due from the Borrowers or any of them to the Bank in respect of the principal of, interest on and other fees, charges and expenses in respect of the Loan.

17.02 Each Borrower irrevocably authorises the Bank to combine any and all accounts held by such Borrower with it and to apply (without prior notice) any credit balance (whether or not then due) to which such Borrower is at any time beneficially entitled on any such account at any of the Bank's offices in or

towards satisfaction of any sum then due from the Borrowers to the Bank under this Agreement and unpaid. For that purpose, the Bank is irrevocably authorised to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any of its rights under this Clause, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

17.03 The parties agree that a certificate of the Bank executed by an officer of the Bank shall save for manifest error be conclusive evidence of the amount due under this Agreement and constitute evidence against the Borrowers but the Borrowers shall be entitled to rebut such evidence by any means of evidence, save for witnesses.

18. ASSIGNMENT AND TRANSFER OF LOAN

18.01 Neither of the Borrowers nor any of the other Security Parties may assign or transfer any of its rights or obligations under this Agreement and/or the Security Documents or any documents executed pursuant to this Agreement and/or the Security Documents.

18.02 The Bank shall be entitled at any time without the consent of the Security Parties to assign or transfer the whole or any part of its rights and obligations under this Agreement and the Security Documents to any subsidiary of the Bank or any other bank or lending institution whatsoever (an "**Assignee**") **PROVIDED** always that none of the Borrowers shall be bound by any such assignment or transfer until the Borrowers have received written notice of the same from the Bank and the Borrowers shall not have exercised an option to prepay the Loan in full as provided in Clauses 6.02, 6.03, 6.04 and 6.05 within such time. Otherwise and in any case each Borrower shall co-operate fully with the Bank in this respect and will execute and procure the execution (at the expense of the Bank) of such consent or other documents as may be required by the Bank to give effect thereto.

18.03 The Bank shall be at liberty to transfer the Loan to any other branch or branches and upon notification of any such transfer the word "Bank" in this Agreement shall mean "FBB – FIRST BUSINESS BANK S.A." acting through such other branch or branches and the terms and provisions of this Agreement shall be construed accordingly.

18.04 Notwithstanding any change in the constitution of the Bank or its absorption in or amalgamation with any other person or the acquisition of all or part of its undertaking by any other party, this Agreement and all other Security Documents shall be enforceable and valid.

18.05 The Bank may transfer or in any other manner offer participation in respect of all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents to any one or more banks or other financial institutions (a "**Transferee**") following notice being given to the Borrowers but without the prior written consent of the Borrowers and/or any of the Security Parties provided always that any such Transferee, by delivery of such undertaking as the Bank may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, relevant part of the Bank's obligations under this Agreement.

18.06 If the Bank assigns all or any part of its rights or transfers or offer participation in respect of all or any part of its rights, benefits and/or obligations as provided in Clauses 18.02 or 18.05, each Borrower undertakes, immediately on being requested to do so by the Bank and at the cost of the Bank, to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Assignee or Transferee all or the relevant part of the Bank's interest in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests.

18.07 The Bank may disclose to any potential assignee or transferee in whole or in part of its rights and/or obligations under this Agreement and its Security Documents, any information which the Bank has received in relation to any of the Borrowers or any other Security Party or their affairs in connection with the foregoing unless the information is given on a strictly confidential basis.

19. NOTICES

19.01 Every certificate notice or demand under this Agreement shall be in writing but may be given or made by signed fax, or phone, confirmed by letter. A certificate notice or demand shall be sent to the Borrowers c/o HARMONIA SHIPPING MANAGEMENT INC., of 209 Pireos Street, 17778 Tavros, Athens, Greece [Fax No. (+30-210 3479141), Telephone No. (+30-210-3479441)], Attention : the Manager and in the case of the Bank to 62 Notara & Sotiros Dios Streets, 18535 Piraeus, Greece, [(Fax No. (+30-210-4132058), (Telephone No. +30-210-4118711)], Attention : the Manager, or in either such case to such changed address or fax, or phone number as may be notified in writing to the other parties.

19.02 Every certificate, notice or demand shall except so far as otherwise required by this Agreement be deemed to have been given in the case of a fax on the date of despatch thereof provided same is a Banking Day, otherwise despatch shall be deemed to have taken place on the immediately following Banking Day (provided also that despatch thereof is evidenced by the fax number appearing on the despatched fax) and in the case of a letter upon the receipt thereof if delivered personally or three (3) days after it has been put into registered post.

20. MISCELLANEOUS

20.01 Time is of the essence of this Agreement but no failure or delay on the part of the Bank to exercise any power or right under this Agreement or any of the Security Documents shall operate as a waiver thereof nor shall any single or partial exercise by the Bank of any power or right hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein and in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

20.02 Any provision of this Agreement or of any of the Security Documents prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement or the relevant Security Document and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement or the relevant Security Documents. Where however the provisions of any such applicable law may be waived they are hereby waived by the parties to this Agreement to the full extent permitted by such law to the end that this

Agreement and any relevant Security Document shall be a valid and binding agreement enforceable in accordance with its terms.

20.03 This Agreement may be amended or varied only by an instrument in writing executed by or on behalf of all of the parties hereto.

20.04 This Agreement and the other Security Documents to which the Borrowers are a party represent the entire agreement between the Bank and the Borrowers and all prior discussions and negotiations are merged herein and therein.

20.05 The provisions of this Agreement and where relevant of the Security Documents shall be read together but in event of any conflict between the provisions of this Agreement and those of the Security Documents the provisions of this Agreement shall prevail.

20.05 This Agreement may be executed in counterparts each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument which may be sufficiently evidenced by one counterpart.

20.06 Each Borrower hereby expressly gives its consent to the communication for process in the manner of Law 2472/97 of its personal data contained in this Agreement, the Security Documents or any of them, its Earnings Account or any accounts in its name kept with the Bank at any relevant time. Such personal data may be communicated to an inter-banking database record and may be used only by banks and financial institutions for the purposes of credit protection and transactions improvement. Each Borrower is entitled at any relevant time throughout the Loan Period to revoke its consent given hereunder at any relevant time by written notice addressed to the Bank and the registrar of "Teiresias A.E." at 2 Alamanas Street, 15125 Maroussi, Athens, Greece.

21. JOINT AND SEVERAL LIABILITY

21.01 Notwithstanding anything to the contrary contained, each Borrower shall:-

(a) be jointly and severally responsible with the other Borrower for the payment of each and every sum from time to time due from the Borrowers hereunder and shall otherwise be jointly and severally liable with the other Borrower for each and every obligation undertaken, or liability incurred, on the part of the Borrowers under this Agreement ; and

(b) remain jointly and severally liable as aforesaid notwithstanding that the other Borrower has not for any reason whatsoever executed, or is not, or ceases to be for any reason whatsoever effectually bound by, this Agreement and notwithstanding any deficiency in the rights of the Bank against the other Borrower (whether or not the deficiency is known to the Bank);

(c) any judgement or order of a Court having jurisdiction under Clause 22 in connection with this Agreement against either Borrower shall constitute conclusive evidence against both Borrowers and any other party of the Security Documents; and

(d) any right which either of the Borrowers at any time has (whether in respect of this Agreement or any other transaction) against the other Borrower or its respective assets shall be fully subordinated to the rights of the Bank under this Agreement and the Security Documents and in particular such Borrower shall not :

(i) claim, or in a bankruptcy of the other Borrower prove for any amount payable to such Borrower by the other Borrower, whether in respect of this Agreement or any other transaction;

(ii) take or enforce any interest on securities or otherwise for any such amount;

(iii) claim to set-off any such amount against any amount payable by such Borrower to the other Borrower or any other Security Party; or

(iv) claim any subrogation or other right in respect of any Security Documents or any sum received or recovered by the Bank thereunder;

21.02 Without in any way derogating from the joint and several liability of the Borrowers set out in clause 21.01 each Borrower in addition hereby guarantees to the Bank the full and timely performance of the obligations of the other Borrower hereunder and under the other Security Documents and the obligations of each Borrower, shall not be affected by this Agreement or any other Security Document not becoming or ceasing to be the valid and binding obligations of the other Borrower; and

21.03 The Bank will not need to serve more than one notices or demands under this Agreement in respect of the Borrowers and a notice or demand under this Agreement shall have full effect against both Borrowers if duly exercised against any one of them.

22. APPLICABLE LAW AND JURISDICTION

22.01 This Agreement shall be governed by and construed in accordance with Greek Law and in particular with the provisions of (i) Act of the Monetary Committee under serial No. 187/1978, (ii) the provisions of L.D. dated 17.7/13.8.1923 on "Special Provisions on Societes Anonymes" and (iii) the special terms set out in the resolutions of the Bank of Greece or any other competent authority. Moreover the Borrower hereby acknowledges and declares that it is fully familiar with the General Transaction Terms of the Bank and it is hereby agreed that the said General Transaction Terms shall be deemed an integral part of this Agreement.

22.02 For the exclusive benefit of the Bank, each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of Piraeus, Greece.

22.03 Each Borrower appoints Mr. George Theocharidis, attorney-at-law, of 12 Navarinou Street, Marousi 15122, Athens, Greece, as agent to accept service upon whom any judicial process may be served and any notice, request, demand or other communication under this Agreement regarding such Borrower.

22.04 Nothing herein shall limit the right of the Bank to take proceedings against the Borrowers or any of them in any other Court of competent jurisdiction, whether concurrently or not and exercise any right which the Bank may have (whether under the law of any country, an international convention or otherwise) with regard to such proceedings, service of process, the recognition or enforcement of a judgement or any similar or related matter in such other jurisdiction.

22.05 To the extent that any of the Borrowers or any of its property may in any jurisdiction enjoy or be entitled to exemption or immunity from any legal process (including without limitation any relief or execution) each Borrower hereby irrevocably agrees not to claim or invoke and hereby irrevocably waives such exemption or immunity to the full extent permitted by the law of such jurisdiction.

22.06 "Proceedings" in this Clause means proceedings of any kind, including an application for a provisional or protective measure.

22.07 The parties have agreed and elected the English as the language of this Agreement.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed by their duly authorized officers or attorneys the day and year first above written.

SIGNED BY
Dimitrios Vassilopoulos Dimitrios Remoundos
for and on behalf of
FLEGRA COMPANIA NAVIERA S.A.
in the presence of :-
George D. Theocharidis

SIGNED BY
Dimitrios Vassilopoulos Dimitrios Remoundos
for and on behalf of
FROURIO COMPANIA NAVIERA S.A.
in the presence of :-
George D. Theocharidis

SIGNED BY
Nikolaos Vorgiaskos
for and on behalf of
FBB – FIRST BUSINESS BANK S.A.
in the presence of :-

EIRENI DALMIRA
ATTORNEY AT LAW
SARANTITIS
LAW FIRM

SCHEDULE 1

FORM OF NOTICE OF DRAWDOWN

To: FBB – FIRST BUSINESS BANK S.A.
62 Notara & Sotiros Dios Streets
18536 Piraeus

Attention: Loans Administration

....2009

NOTICE OF DRAWDOWN

We refer to the loan agreement (the "Loan Agreement") dated .... 2009 and made between ourselves, as joint and several borrowers, and yourselves, as lender, in connection with a loan facility equal to the lesser between (a) Dollars seven million five hundred fifty thousand ($7,550,000) and (b) 50% of the aggregate of the Current Market Value of Vessel A and Vessel B. Terms defined in the Loan Agreement have their defined meanings when used in this Notice of Drawdown.

We hereby give you notice that we wish to draw Advance ...... in the amount of .... ($.........) representing .... as follows:

a) Drawdown Date : ....
b) Interest Period : ....
c) Payment instructions : ....

We represent and warrant that :

a) the representations and warranties in Clause 2 of the Loan Agreement would remain true and correct if repeated on the date of this notice with reference to the circumstances now existing;
b) no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan;
c) the borrowing to be effected by the drawing down of the Commitment will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and
d) to the best of our knowledge and belief there has been no material adverse change in our financial position or in the consolidated financial position of ourselves and the other Security Parties from that described by us to the Bank in the negotiation of the Loan Agreement.

This notice cannot be revoked without the prior consent of the Bank.

Signed by :

....
for and on behalf of
FLEGRA COMPANIA NAVIERA S.A.
in the presence of :

Signed by :

....
for and on behalf of
FROURIO COMPANIA NAVIERA S.A.
in the presence of :

SCHEDULE 2 - CERTIFICATE OF DRAWDOWN OF ADVANCE ..... AND OF THE BALANCE OF THE LOAN OUTSTANDING

The undersigned do hereby certify that out of the Commitment made available to FLEGRA COMPANIA NAVIERA S.A. and FROURIO COMPANIA NAVIERA S.A., both of Monrovia, Liberia, as joint and several borrowers (the "Borrowers") by FBB – FIRST BUSINESS BANK S.A. of Athens, Greece, acting through its shipping division at 62 Notara & Sotiros Dios Streets, Piraeus, Greece (the "Bank"), pursuant to the loan agreement dated .... 2009, executed between the Borrowers and the Bank (the "Loan Agreement"), an amount of U.S. Dollars .... representing Advance ..... has been disbursed today by the Bank. Terms used herein and not defined have the meanings given to them in the Loan Agreement.

The Loan is secured, inter alia, by the following Security Documents duly executed (a) by the corporate guarantees of HARMONIA SHIPPING MANAGEMENT INC. and THALASSA HOLDINGS S.A. and PELAGOS HOLDINGS S.A. all of Monrovia, Liberia, (b) by the personal guarantee of the person mentioned therein, (c) by first preferred ship mortgages on the motor vessels "KATERINA" and "IOLI" (d) by first priority general assignment of the insurances and earnings of the said vessels (e) by the Pledges.

The undersigned hereby acknowledge receipt of .... in the amount of U.S. Dollars .... drawn today and declare that they are justly indebted to the Bank in the aggregate principal amount of U.S. Dollars .... in respect of the Loan which they promise to pay in accordance with the terms of the Loan Agreement.

IN WITNESS whereof the undersigned executed this certificate today the .... day of .... 2009.

Signed by : ....
for and on behalf of
FLEGRA COMPANIA NAVIERA S.A.
in the presence of :

Signed by : ....
for and on behalf of
FROURIO COMPANIA NAVIERA S.A.
in the presence of :

SCHEDULE 3
CONDITIONS PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 4.01(a) :

1. Copies of the certificate of incorporation and constitutional documents of each Borrower and each Corporate Guarantor.

2. Copies of Certificates of Goodstanding for each Borrower and each Corporate Guarantor issued by the competent authorities of their place of incorporation.

3. Copies of resolutions of the shareholders and directors of each Borrower and each Corporate Guarantor authorising the execution of this Agreement and each of the Security Documents to which that Borrower or that Corporate Guarantor is a party and, in the case of each Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement.

4. The original of any power of attorney under which this Agreement or any Security Document is executed on behalf of a Borrower or a Corporate Guarantor.

5. Copies of all consents, which any Borrower or any Security Party requires to enter into to make any payment under this Agreement or the Security Document to which that Borrower or Security Party is a party.

6. Copies of the MOAS and of all documents signed or issued by the relevant Seller under or in connection with them.

7. Evidence that any and all deposit accounts with minimum cash balances required under Clause 9.10 hereunder are duly open and maintained with the Bank.

8. Documentary evidence that the agent for service of process named in Clause 22 has accepted his appointment.

9. Original of a recent Certificate from the Competent department of the Ministry of Mercantile Marine (Y.E.N.) confirming establishment of Corporate Guarantor A and due operation of a Shipping office under C.L. 378/68 as amended and currently in force.

10. A written declaration of the Borrowers' and Corporate Guarantors' beneficial shareholding(s), executed by their ultimate legal and beneficial shareholders, in form and substance satisfactory to the Bank.

11. Borrower's counsel legal opinion, in form and substance satisfactory to the Bank.

PART B

The following are the documents referred to in Clause 4.02(a) :

In this Part B of Schedule 3 "Relevant Ship" means, in relation to an Advance, the Vessel that will be part-financed by that Advance.

1. The Notice of Drawdown in respect of such Advance duly executed.

2. A duly executed original of each of the Corporate Guarantees and the Personal Guarantee.

3. A duly executed original of the Mortgage, the Assignment and the Specific Assignment (in case that the relevant Borrower has entered into an Approved Charterparty) (and of each document to be delivered under each of them) in respect of the Relevant Ship.

4. Documentary evidence that:

   (a) the Relevant Ship has been unconditionally delivered by the relevant Builder to the relevant Seller under the relevant Shipbuilding Contract, and accepted by such Seller in accordance with the provisions of the relevant Shipbuilding Contract (to include originals or certified true copies of the builder's certificate for the Relevant Ship and of all other documents to be provided by the Builder to the Seller upon delivery of the Relevant Ship to the Seller pursuant to the relevant Shipbuilding Contract) and that the Seller has paid the full contract price to the Builder there under ;

   (b) the Relevant Ship has been unconditionally delivered by the relevant Seller to the Relevant Borrower under the relevant MOA, and accepted by the Relevant Borrower in accordance with the provisions of the relevant MOA (to include originals or certified true copies of the bill of sale for the Relevant Ship and of all other documents to be provided by the Seller to the Relevant Borrower upon delivery of the Relevant Ship to the Relevant Borrower pursuant to the relevant MOA) and that the Relevant Borrower has paid the full contract price payable to the Seller there under (in addition to the part to be financed by the relevant Advance);

   (c) the Relevant Ship is in the absolute and unencumbered ownership of the relevant Borrower and duly registered under the Flag State, save as contemplated by this Agreement and the Security Documents;

   (d) the Relevant Ship maintains the highest available class with the Classification Society (or such other first –class Classification Society as may be acceptable to the Bank), free of all overdue recommendations and conditions of such Classification Society as same will be evident also from a class attestation certificate to be issued by the Vessel's Classification Society dated not more than three (3) days before the relevant Drawdown Date;

   (e) the Mortgage in respect of the Relevant Ship has been duly registered against the Relevant Ship as a valid first preferred ship mortgage in accordance with the laws of the Flag State; and

   (f) the Relevant Ship is insured in accordance with the provisions of this Agreement and the Security Document and all requirements therein in respect of the Insurances have been complied with ;

5. Documents establishing that the Relevant Ship will, as from its Delivery Date, be managed by the Manager on terms acceptable to the Bank, together with :

   (a) the relevant Manager's Undertaking in respect of the Relevant Ship;
   (b) copies of the Manager's Document of Compliance and the Relevant Ship's Safety Management Certificate certified as true and in effect by the relevant Borrower and the Manager.

6. Evidence that the Earnings Account's in respect of the Relevant Ship has been opened by the Borrower which is the owner thereof.

7. The Earnings Account's Pledge in respect of the Earnings Account(s) referred to in paragraph 4 above and the Retention Account Pledge, duly executed by all parties thereto (together with each document required to be delivered pursuant thereto).

8. A valuation of the Relevant Ship addressed to the Bank, stated to be for the purposes of this Agreement showing the Current Market Value of the Relevant Ship.

9. Favourable legal opinions from lawyers appointed by the Bank on such matters concerning the laws of Liberia, Panama and such other relevant jurisdiction as the Bank may require.

10. A favourable opinion from an insurance consultant acceptable to the Bank on such matters relating to the insurances for the Relevant Ship as the Bank may require.

Each copy document delivered under this Schedule shall be certified as a true and up to date copy by the director or the secretary (or equivalent officer) of each Borrower and/or each Corporate Guarantor.

SCHEDULE 4
INSURANCE REQUIREMENTS

This Schedule is an integral part of the Loan Agreement to which it is attached. Words and expressions used herein shall have the meaning attributed to them in the Loan Agreement.

The following insurances should be effected and maintained in the name of each Borrower throughout the Loan Period and on the next terms and conditions:

(a)

(A) Hull and Machinery

insurance against fire and usual marine risks on an agreed value basis, on a full cover/all risks basis according to English or American Institute Hull Clauses with a reasonable deductible and upon such terms as shall from time to time be approved by the Bank; and

(B) War Risks

Insurance against War risks according to the London Institute War Clauses, on an agreed value basis attaching also the so called war protection Clauses. In this case crew war liabilities insurance shall also have to be effected separately; and

(C) Increased Value

increased value insurance (Total Loss only, including Excess Liabilities) as per the applicable English or American Institute Clauses (Disbursement/ Increased Value / Excess Liabilities) up to an amount not exceeding the Insurance Amount specified in sub-Clause (d)(i) below; and

(D) Protection and Indemnity

insurance against protection and indemnity risks for the full value and tonnage of its Vessel insured (as approved in writing by the Bank) according to the relevant rules and deductibles provided thereof for all risks including Pollution insured by P+I Clubs, members of the International Group of Protection and Indemnity Associations. If any risks are excluded or the deductibles as provided by the rules have been altered, the written consent of the Bank shall have to be previously required. In case that crew liabilities (including without limitation loss of life, injury or illness) have been entirely excluded from the association cover or insured on a deductible excess basis, (always subject to the prior written consent of the Bank) such liabilities shall have to be further insured separately with other underwriters acceptable to the Bank and upon such terms as shall from time to time be approved by the Bank; and

(E) FD & D Insurance

(If so required by the Bank, at its absolute discretion, at any time throughout the Loan Period) Freight, Demurrage and Defense insurance as per the terms and conditions of a mutual club or association acceptable to the Bank; and

(F) Pollution Liability Insurance

an extra insurance in respect of excess Oil Pollution Liability including full cover of pollution risks for the amount up to the maximum commercially available limit

and upon such terms as shall be commercially available and accepted by the Bank; and

(G) USA Pollution Risk Insurance

(in case that its Vessel is scheduled to operate within or nearby USA jurisdiction) to cover and keep such Vessel covered with an extra insurance in respect of oil pollution liability for an amount and upon such terms as required by international and national law regulations and shall from time to time be required by the Bank; and

(H) Mortgagee's Interest Insurance – Mortgagee's Additional Perils (Pollution) Interest Insurance

Bank's Interest Insurance in an amount equal to 110% of the amount of the Loan including Bank's asset protection (pollution) cover or other similar insurance in respect of any pollution against its Vessel under the so called "German wording" for 360 days or upon such terms as shall from time to time be determined by the Bank; and

(I) Loss of Hire

In the event of time charter employment of its Vessel for a period of twelve (12) months or more to insure and keep the Vessel insured at the expense of the Owner for loss of hire under the said specific time charter providing cover for at least 90 days during the time charter period;

(J) Other Insurance

insurance in respect of such other matters of whatsoever nature and howsoever arising in respect of which the Bank would at any time require at its discretion its Vessel to be insured.

(b) The Insurances to be effected in such currency as the Bank may approve and through the Approved Brokers (other than the Bank's interest insurance and the Mortgagee's Additional Perils (Pollution) Interest Insurance which shall be effected through brokers nominated by the Bank) and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Bank, provided however that the insurances against war risks, protection and indemnity, FD & D cover or other mutual insurance risks may be effected by the entry of the Vessel with such war, protection and indemnity or other mutual insurance associations as shall from time to time be approved by the Bank;

(c) The Insurances to be effected and maintained free of cost and expense to the Bank and in the sole name of the Borrower or, if so required by the Bank, in the name of the Borrower and the Bank (but without liability on the part of the Bank for premiums or calls). All Insurances to be in form and substance and under terms satisfactory to the Bank and with insurers acceptable to the Bank;

(d) Unless otherwise agreed in writing by the Bank:

(i) the amount in respect of which the Insurances should be effected shall be an amount (Insurance Amount) which will be (aa) in respect of Hull and Machinery Insurance equal to the market value of the Vessel insured for the time being but in any case not less than 125% of the Loan; and (bb) in respect of Mortgagee's

Interest Insurance and/or Mortgagee's Asset Additional Perils (Pollution) in an amount equal to 110% of the Loan;

(ii) in case that the Loan is secured by more than one Vessel the above percentages should be covered by the aggregate of the Insurances in respect of all such vessels.

(e) Any person which is obliged under the Loan Agreement to effect and maintain the Insurances, will be obliged and it hereby undertakes, jointly and severally with any other person having the same obligation to (and will ensure that the Borrower, if it is a different person shall):

i. procure and ensure that the Approved Brokers and/or the Club Managers, as the case may be, shall send to the Bank a letter of undertaking in respect of the Insurances in form and substance satisfactory to the Bank and Notice of Cancellation as per paragraph f(C) below. The Approved Brokers' Letter of Undertaking shall be compatible with the form recommended by Lloyd's Insurance Brokers Committee, or any subsequent LIBC form. Such brokers to further undertake to give immediate notice of any insurance being subject to the Condition Survey Warranty (J.H. 115) and/or Structural Conditions Warranty (J.H. 722) and/or the Classification Clause (Hulls) 29/6/89, 30 days prior to the attachment date of any insurance bearing any of these warranties;

ii. (if any of the Insurances form part of a fleet cover), procure that the Approved Brokers shall undertake to the Bank that they shall neither set off against any claims in respect of the vessels insured, any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reasons of no-payment of premiums for other Vessel under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of its Vessel insured if and when so requested by the Bank;

iii. punctually pay all premiums, calls, contributions or other sums payable in respect of all Insurances and produce all relevant receipts or other evidence of payment when so required by the Bank;

iv. at least fourteen (14) days before the Insurances expire, notify the Bank of the names of the brokers and/or the war risks and protection and indemnity risks associations proposed to be employed by such Borrower for the purposes of the renewal of such Insurances and of the amounts in which such Insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Bank under the above insurance requirements, procure that appropriate instructions for the renewal of such Insurances on the terms so specified are given to the Approved Brokers and/or to the approved war risks and protection and indemnity risks associations at least ten (10) days before the relevant Insurances expire, and that the Approved Brokers and/or the approved war risks and protection and indemnity risks associations will at least seven (7) days before such expiry (or within such shorter period as the Bank may from time to time agree) confirm in writing to the Bank as and when such renewals have been effected in accordance with the instructions so given;

v. arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;

vi. deposit with the Approved Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued and procure that the interest of the Bank shall be endorsed thereon by incorporation of the relevant Loss Payable Clause and by means of a notice of assignment (signed by the relevant Borrower) (both in the form set out in paragraph (f) hereinbelow) or in such other form as may from time to time be agreed in writing by the Bank and that the Bank shall be furnished with pro forma copies thereof and a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Bank;

vii. procure that any protection and indemnity and/or war risks associations and/or Hull and Machinery and/or any other insurance company or underwriters in which its Vessel is for the time being entered and/or insured shall endorse the relevant Loss Payable Clause on the relevant certificate of entry or policy and shall furnish the Bank with a copy of such certificate of entry or policy and a letter or letters of undertaking in such form as shall from time to time be required by the Bank;

viii. (if so requested by the Bank, but at the cost of the relevant Borrower) furnish the Bank from time to time with a detailed report signed by an independent firm of marine insurance brokers appointed by the Bank dealing with the Insurances maintained on its Vessel and stating the opinion of such firm as to the adequacy thereof;

ix. do all things necessary and provide all documents, evidence and information to enable the Bank to collect or recover any moneys which shall at any time become due in respect of the Insurances;

x. ensure that its Vessel shall not be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;

xi. apply all sums receivable under the Insurances which are paid to the relevant Borrower in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received; and

xii. (in case that its Vessel is scheduled to operate or operates nearby USA jurisdiction) make all the Protection & Indemnity Club US Voyage Quarterly Declarations for each quarter in time and send copies to the Bank.

xiii. Fleet Cover is permitted only subject to the prior written approval of the Bank, to the conditions set out in paragraph e(ii) above and the Bank's prior express written approval of fleet aggregate deductibles.

(f) The Loss Payable Clauses to be attached to the relevant Insurances should be substantially in the following form:

(A) Hull and Machinery (Marine and War Risks)

It is noted that by a First Priority General Assignment and a First Preferred Ship Mortgage both dated .... 2009, granted by ....of ....(the "Owner") in favour of FBB – FIRST BUSINESS BANK S.A., of Athens, Greece acting through its office at 62, Notara & Sotiros Dios Streets, Piraeus, Greece (the "Bank"), the Owner assigned absolutely to the Bank all the Owner's rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner including all claims of whatsoever nature and return of premia in respect of the ....flag m/v "..................." and accordingly:

Until the Bank notifies the underwriters to the contrary:

(1) all claims hereunder in respect of a total or a constructive total or an arranged or agreed or compromised total loss shall be paid to the Bank up to its Mortgage Interest and any balance to the Owner;

(2) all other claims not exceeding U.S.$100,000 (one hundred thousand U.S. Dollars) or the equivalent in any other currency (inclusive of any deductible) shall be paid to the Owner or to its order; and

(3) all other claims exceeding U.S.$100,000 (one hundred thousand U.S. Dollars) or the equivalent in any other currency inclusive of any deductible under the terms of the policy shall subject to the prior written consent of the Bank be paid to the Owner as and when the Vessel is restored to her former state and condition and the liability, in respect of which the insurance loss is payable, is discharged provided that the insurers may with such consent as aforesaid make payment on account of repairs in course of being effected;

(B) Protection and Indemnity Risks

Payment of any recovery which.................... of ....(the "Owner") is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by the Owner, shall be made to the Owner or to its order, unless and until the Association receives notice to the contrary from FBB – FIRST BUSINESS BANK S.A., of Athens, Greece acting through its office at 62, Notara and Sotiros Dios Streets, Piraeus, Greece (the "Bank") in which event all recoveries shall thereafter be paid to the Bank or to its order; provided that no liability whatsoever shall attach to the Association, its managers or its agents for failure to comply with the latter obligation until the expiry of two (2) clear business days from the receipt of such notice.

(C) Notice of Cancellation

The Owner to procure that Notice of Cancellation of Insurances be given to the Bank along the following terms:

Notice of Cancellation of Insurances will be given to FBB – FIRST BUSINESS BANK S.A., of Athens, Greece acting through its office at 62, Notara and Sotiros Dios Streets, Piraeus, Greece (the "Bank") in any of the following cases:

(i) immediately of any material changes which are proposed to be made in the terms of the Insurances or if the insurers cease to be insurers for any purposes connected with the Insurances;

(ii) not later than fourteen (14) days prior to the expiry of any of the Insurances if instructions have not been received for the renewal thereof, and in the event of instructions being received to renew, of the details thereof;

(iii) immediately of any instructions or notices received by Insurers with regard to the cancellation or invalidity of any of the Insurances aforesaid; and

(iv) immediately if the insurers give notice of their intention to cancel the Insurances, provided that the insurers will not exercise any rights of cancellation by reason of unpaid premiums without giving the Bank fourteen (14) days, from the receipt of such notice in which to remit the sums due.

(D) Notice of Assignment

The Notice of Assignment shall be in the following form:

"Form of Notice of Assignment
(for attachment by way of endorsement to the Policy)

We, ...of .... the owner of the .... flag m/v "..........................." with Official No. ...., hereby give notice that by an assignment contained in a First Priority General Assignment dated .... 2009 made between us and FBB – FIRST BUSINESS BANK S.A. of Athens, Greece acting through its office at 62 Notara & Sotiros Dios streets, Piraeus, Greece, there has been assigned by us to FBB – FIRST BUSINESS BANK S.A. as assignees all insurances in respect of the said Vessel including the insurances constituted by the policy whereon this notice is endorsed.

DATED this ..... day of 2009

For and on behalf of
....

By: ______________
Attorney –in- fact"

DATED 30TH SEPTEMBER 2011

FBB – FIRST BUSINESS BANK S.A.
as lender

and

FLEGRA COMPANIA NAVIERA S.A
and
FROURIO COMPANIA NAVIERA S.A
as co-borrowers

and

HARMONIA SHIPPING MANAGEMENT INC.
THALASSA HOLDINGS S.A.
and
PELAGOS HOLDINGS S.A.
as corporate guarantors

and
NIKOLAOS DAOULIS REMANDAS
as personal guarantor

ADDENDUM NO. 1 TO THE LOAN AGREEMENT DATED 8TH OCTOBER 2009

SARANTITIS LAW FIRM
91 AKTI MIAOULI
GR 185 38 PIRAEUS
GREECE

This Addendum No. 1 is made today the 30th day of September 2011 between:

1. **FBB – FIRST BUSINESS BANK S.A.**, a banking company incorporated under the laws of Greece, whose registered office is situated at 91, Michalakopoulou Street, Athens 115-28, acting through its shipping division at 85, Akti Miaouli & 2, Flessa Streets, Piraeus 18538, Greece (hereinafter "**the Bank**");

2a. **FLEGRA COMPANIA NAVIERA S.A.**, a company organised and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia (hereinafter called "**Borrower A**"); and

2b. **FROURIO COMPANIA NAVIERA S.A.**, a company organised and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia (hereinafter called "**Borrower B**" and together with Borrower A, as joint and several borrowers "**the Borrowers**" and either of them "**the Borrower**");

3a. **HARMONIA SHIPPING MANAGEMENT INC.**, a company incorporated under the laws of the Republic of Liberia, having its registered office at 80, Broad Street, Monrovia, Liberia and having legally established an office operating in Greece (at 209, Pireos Street, Tavros 177 78, Athens) under Greek Law 378/1968, as amended and currently in force (hereinafter "**Corporate Guarantor A**");

3b. **THALASSA HOLDINGS S.A.**, a company incorporated under the laws of the Republic of Liberia having its registered office at 80, Broad Street, Monrovia, Liberia (hereinafter "**Corporate Guarantor B**");

3c. **PELAGOS HOLDINGS S.A.**, a company incorporated under the laws of the Republic of Liberia, having its registered office at 80, Broad Street, Monrovia, Liberia (hereinafter "**Corporate Guarantor C**" and together with Corporate Guarantor A and Corporate Guarantor B, jointly and severally, in toto liable with the Borrowers and the Personal Guarantor as primary obligors, collectively called "**the Corporate Guarantors**");

4. **MR. NIKOLAOS DAOULIS REMANDAS,** son of Dimitrios, whose address is at 2, Doras Distrias Street, Likavitos, Athens 10676 Greece, holder of Greek ID Card AB 615683 issued on 21/12/2006 by the Police Department of Syntagma and of the Tax Registration No 006498540 (hereinafter "**Personal Guarantor**");

(A) WHEREAS this Addendum No. 1 is supplemental to a certain loan agreement dated 8th October 2009 ("the Loan Agreement") entered into between the Bank and the Borrowers;

(B) WHEREAS pursuant to the terms of the Loan Agreement the Bank disbursed to the Borrowers, being liable jointly and severally, on 13th October 2009 Advance A in the amount of U.S. Dollars three million seven hundred seventy five thousand (U.S$3,775,000) and further on 15th October 2009 Advance B in the amount of U.S. Dollars three million seven hundred seventy five thousand (U.S$3,775,000), hence the Bank made available to the Borrowers in total the aggregate amount of U.S Dollars seven million five hundred fifty thousand (U.S$7,550,000) ("the Loan"), of which amount the principal amount outstanding and owing to the Bank as at the date hereof is U.S Dollars six

million four hundred twenty five thousand (US$6,425,000) ("the Outstanding Indebtedness");

(C) Whereas under the terms and conditions of the Loan Agreement it has been undertaken and agreed by the Borrowers to repay, jointly and severally, the Loan by (a) thirty two (32) equal consecutive quarterly repayment installments, each of an amount of one hundred eighty seven thousand five hundred United States Dollars (U.S$187,500) (hereinafter "the Repayment Installments" and either of them "the Repayment Installment") and (b) a balloon installment of one million five hundred fifty thousand United States Dollars (U.S$1,550,000) ("the Balloon") payable together with the last (32nd) Repayment Installment on the final maturity date of the Loan, being the 15th of October 2017 ("the Final Maturity Date"), each Repayment Installment to be repaid on each of the repayment dates so that the first be repaid on 15th January 2010 and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding repayment date with the last of such Repayment Installments together with the Balloon falling due for payment on the Final Maturity Date;

(D) WHEREAS pursuant to the terms of the Loan Agreement and amongst other securities furnished to the Bank as security for the repayment of the Loan, each of the Corporate Guarantors executed and delivered to the Bank a corporate guarantee;

(E) WHEREAS pursuant to the terms of the Loan Agreement as security for the repayment of the Loan the Personal Guarantor executed and delivered to the Bank his personal guarantee;

(F) WHEREAS pursuant to and in accordance with the security arrangements set forth in the Loan Agreement (a) Borrower A granted in favour of the Bank a first preferred naval mortgage dated 13th October 2009 over its motor vessel named "KATERINA L", registered under the laws and flag of Panama, IMO No. 9538309, Official Reg. No. 39173-PEXT, Call Sign 3FQL2 ("Vessel A") which has been permanently registered at the Public Registry of the Republic of Panama, in the Microfilm (Merchantile) Section, Microjacket N-33546, Document 1714371 as of 20th January 2010 (Public Instrument No. 17,808 dated 23rd November 2009) (hereinafter referred as "Mortgage A") and (b) Borrower B granted in favour of the Bank a first preferred naval mortgage dated 15th October 2009 over its motor vessel named "IOLI", registered under the laws and flag of Panama, IMO No. 9520431, Official Reg. No. 39223-PEXT, Call Sign 3FVM3. ("Vessel B" and together with Vessel A, "the Vessels" and either of them "the Vessel"), which has been permanently registered at the Public Registry of the Republic of Panama, in the Microfilm (Merchantile) Section at Microjacket N-33531, Document No. 1714310 as of 20th January 2010 (Public Instrument No. 17,809 dated 23rd November 2009 (hereinafter referred as "Mortgage B");

(G) WHEREAS the Borrowers have now requested the Bank to permit and to consent to the rescheduling of the Loan by agreeing to the deferred repayment of the 7th Repayment Installment that was due for payment on 15th July 2011 and of the next three scheduled Repayment Installments (i.e. the 8th, 9th and 10th Repayment Installment) becoming due and payable on 15th October 2011, 15th January 2012 and 15th April 2012 respectively, each in the amount of United States Dollars one hundred eighty seven thousand five hundred United States Dollars (U.S$187,500), requesting all these four (4) Repayment Installments to become due for payment on the Final Maturity

Date of the Loan, i.e. on 15th October 2017, increasing by their aggregate amount the Balloon;

(H) WHEREAS the Bank has now agreed to the Borrowers' requests, as described in the above Recital (G), subject to the following conditions:

(i) This present Addendum No. 1 will be executed by the Borrowers and the other parties, as the case may be, and delivered to the Bank reflecting the agreed amendments to the Loan Agreement, as same are detailed in Article I hereunder, which amendments will come in effect as from the 16th of September 2011 ("the Effective Date");

(ii) The Margin related to the Interest Rate (as both terms are defined in the Loan Agreement) applicable to the Outstanding Indebtedness will, as from the Effective Date up until the Final Maturity Date, be increased from 3.75% (three point seventy five per cent) per annum to 4.75% (four point seventy five per cent) per annum;

(iii) Each of the Borrowers shall execute, deliver and register with the competent authorities an addendum No. 1 to Mortgage A and Mortgage B respectively (hereinafter together referred as "the Mortgage Addenda" and either of them "the Mortgage Addendum") incorporating, with effect from the Effective Date, in Mortgage A and Mortgage B accordingly the suggested hereby amendments to the Loan Agreement;

(iv) A confirmation dated not later than three (3) days before the date of this Addendum No. 1, issued from the classification society of each Vessel stating that each Vessel maintains the class specified in the Loan Agreement, without outstanding recommendations, conditions and notations affecting class will be delivered by each respective Borrower to the Bank;

(v) The Personal Guarantor shall execute and deliver to the Bank a written statement of his personal means, in the Bank's standard form, accompanied by copies of his last Annual Tax Return, E9 form and relevant Tax Bill related to such Annual Tax Return;

(vi) Written evidence that Natixis Bank has consented and agreed to the rescheduling of all loan facilities granted to any and all shipowning companies directly or indirectly owned and/or controlled by Corporate Guarantor B by consenting to their deferred repayment will be provided to the Bank;

(vii) The Borrowers will pay to the Bank upon signing of this present Addendum No. 1 a re-structuring fee in the amount of United States Dollars thirty six thousand three hundred (US$36,300); and

(viii) Duly executed and legalised corporate authorities of each of the Borrowers and each of the Corporate Guarantors approving their entering into this Addendum No. 1 and each respective Mortgage Addendum and authorising specific attorney(s) to execute these documents will be delivered to the Bank.

(I) WHEREAS this Addendum No. 1 shall be read as one with the Loan Agreement and the definitions contained in the Loan Agreement shall apply to

the provisions of this Addendum No. 1, save to the extent that such definitions are amended hereunder and in consequence thereof the parties hereto enter into this Addendum No. 1.

NOW IT IS HEREBY AGREED as follows:

ARTICLE I

Further to the above Borrowers' requests described in Recital (G), the Bank hereto agrees to such requests, subject to the amendment of the Loan Agreement, which with effect from the Effective Date will read as follows:

1) In clause **1.02 (Definitions)** of the Loan Agreement the following amendments are been effected as from the Effective Date:

The definition of "**Margin**" is hereby amended to read:

"**Margin**" means four point seventy five per cent (4,75%) per annum;

2) Clause **6.01** of the Loan Agreement is hereby amended and from now on will read as follows:

"6.01 The Borrowers shall, and it is hereby expressly undertaken by the Borrowers, to repay the Loan jointly and severally by (a) twenty two (22) equal consecutive quarterly Repayment Installments, each in the amount of one hundred eighty seven thousand five hundred Dollars ($187,500) and (b) a balloon instalment of two million three hundred thousand Dollars ($2,300,000) ("the Balloon") payable together with the last (22nd) Repayment Instalment on the Final Maturity Date, each Repayment Installment to be repaid on each of the Repayment Dates so that the first be repaid on 15th July 2012 and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last of such Repayment Installments together with Balloon falling due for payment on the Final Maturity Date;

Provided that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, the last Repayment Date shall be such Final Maturity Date, (b) there shall be no Repayment Date after the Final Maturity Date and (c) on the Final Maturity Date, the Borrowers shall also pay to the Bank any and all other moneys then due and payable under the Loan Agreement and/or the Security Documents,

and provided further that each Repayment Date should be a date falling three (3) months after the preceding Repayment Date corresponding numerically with the preceding Repayment Date. However if such date is not a Banking Day such Repayment Date shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month in which event such due date shall be the immediately preceding Banking Day".

3) With effect from the Effective Date, the definition "**Security Documents**" shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof as well as the Mortgage Addenda and any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Bank under the Loan Agreement and/or the Security Documents (as herein defined) as well as for the performance by the Borrowers and the other Security Parties of all obligations, covenants and

agreements pursuant to the Loan Agreement, this Addendum No. 1 and/or the Security Documents.

ARTICLE II

All terms and conditions of the Loan Agreement even when not specifically mentioned herein, are hereby amended so as to comply with and to reflect the amendments and agreements stipulated into this present Addendum No. 1. Save as agreed by this Addendum No. 1 all the provisions of the Loan Agreement and the Security Documents shall continue in full force and effect.

ARTICLE III

The Bank enters into this Addendum No. 1 in reliance and upon the following representations made by the parties hereto that is to say:

(i) each of the Borrowers and each of the Corporate Guarantors are corporations duly organized, validly existing and in good standing under the laws of the country in which they are incorporated;

(ii) each of the Borrowers and each of the Corporate Guarantors have full power to enter into and perform this Addendum No. 1, each respective Mortgage Addendum (as the case may be) and have taken all necessary corporate or other action required to authorize the execution and delivery of this Addendum No. 1 and each respective Mortgage Addendum and their performance according to their terms (in so far as they relate to each of them respectively);

(iii) except for the registration of the Mortgage Addenda with the Panama Ships Registry, it is not necessary in order to ensure the legality, validity, enforceability or admissibility in evidence of this Addendum No. 1. that same be filed, recorded or enrolled with any governmental authority or agency in Greece or in any other country whatsoever or that it be stamped with any stamp or similar transaction tax in such country;

(iv) all consents, licences, approvals or authorizations of or declarations to governmental authorities and agencies required to make this Addendum No. 1 and the Mortgage Addenda legal, valid, enforceable or admissible in evidence have been obtained and will be maintained in full force and effect throughout the Loan Period;

(v) the execution, delivery and performance of this Addendum No. 1 and each Mortgage Addendum does not and will not and the execution, delivery and performance of the Security Documents will not, during the Loan Period, nor will constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorization binding them or any of their properties or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance (other than under the Security Documents) on any of such properties or assets;

(vi) with the exception of non-payment by the Borrowers of the Repayment Installment which was due on 15th July 2011 in the amount of one hundred eighty seven thousand five hundred United States Dollars (US$187,500) which such non-payment constitutes an Event of Default, none of the parties hereto is in breach of or default under any mortgage, deed or agreement which is binding upon it or him or any or its or his assets;

(vii) no material litigation or administrative proceedings of or before any court or governmental authority or agency is pending or (to the knowledge of any of the Borrowers or any of the Corporate Guarantors) threatened, the result of which would or might be to have a material adverse effect on the business, assets or financial conditions of any of the Borrowers or any of the Corporate Guarantors;

(viii) upon the execution and delivery to the Bank (and in the case of the Mortgage Addenda, registration with the Panama Ships Registry), this Addendum No. 1 and each Mortgage Addendum will constitute and continue to constitute valid and binding obligations of the Borrowers and the Corporate Guarantors (as the case may be), enforceable against them in accordance with their respective terms;

(ix) the representations and warranties set out in Clause 2 of the Loan Agreement and in each of the Security Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(x) with the exception of non-payment by the Borrowers of the Repayment Installment which was due on 15th July 2011 in the amount of one hundred eighty seven thousand five hundred United States Dollars (US$187,500) which such non-payment constitutes an Event of Default, no Event of Default has occurred and is continuing under the Loan Agreement or under any Security Document or would result from the amendment of the Loan Agreement set out herein;

(xi) there has been no material adverse change in the financial position of any of the Borrowers or any of the Corporate Guarantors or the Personal Guarantor, or their results of operations which could impair their ability to complete the terms and conditions of the Loan Agreement, this Addendum No. 1, or each Mortgage Addendum (as the case may be) or meet their obligations thereunder or hereunder.

ARTICLE IV

Unless otherwise agreed by the Bank, the consent of the Bank to the Borrowers' requests as detailed in the Recital (G) hereof, shall be granted subject to the compliance by the Borrowers with the above mentioned (Recital H) conditions, the receipt by the Bank of the documents and evidence specified in Article V hereof and the amendment, as from the Effective Date, of the Loan Agreement, by virtue of the execution of this Addendum No. 1.

ARTICLE V

The Bank's obligation to consent to the Borrowers' requests identified in Recital (G) hereof, is subject to the receipt by the Bank from the Borrowers and the other Security Parties, as the case may be, the latest on the date hereof of the following documents:

(i) the signed opinion of legal counsel for the Bank;

(ii) the signed opinion of the legal counsel for the Borrowers and the Corporate Guarantors dated the date of this Addendum No. 1 addressed to the Bank as to such other matters as the Bank, may reasonably request;

(iii) copies of certificates of good standing for each Borrower and each Corporate Guarantor issued by the competent authorities of their place of incorporation;

(iv) copies of resolutions of the shareholders and directors of each Borrower and each Corporate Guarantor authorising the execution of this Addendum No. 1 and each Mortgage Addendum, as the case may be and authorising named officers to execute these documents on their behalf;

(v) the original of any power of attorney under which this Addendum No. 1 and/or each Mortgage Addendum is executed on behalf of a Borrower or a Corporate Guarantor, as the case may be;

(vi) a Statement of Personal Affairs of the Personal Guarantor executed by him, in the Bank's standard form;

(vii) copies of the last annual Tax Return, E9 form and relevant Tax Bill of the Personal Guarantor;

(viii) valid class certificate of each Vessel certifying that each Vessel is classified to the highest standard, issued by a major IACS classification society acceptable to the Bank, dated not more than three (3) days before the date hereof indicating that the class of each Vessel is fully maintained without outstanding overdue, recommendations, conditions and/or notations;

(ix) documentary evidence that each Mortgage Addendum has been duly registered with the Panama Ships Registry;

(x) evidence that the re-structuring fee has been duly paid by the Borrowers to the Bank; and

(xi) written evidence that Natixis Bank has consented and agreed to the rescheduling of all loan facilities granted to any and all shipowning companies directly or indirectly owned and/or controlled by Corporate Guarantor B by consenting to their deferred repayment.

ARTICLE VI

This Addendum No. 1 shall be governed by and construed in accordance with the laws of Greece and may not be amended but by an instrument in writing, embodied in a formal written agreement duly executed and delivered by all the parties concerned.

Any provision of this Addendum No. 1 which is prohibited or unenforceable by reason of any present or future law in any jurisdiction shall, as to such jurisdictions, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and thereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

The provisions of the Loan Agreement relating to matters referring to the service of notices (Clause 19) and to the jurisdiction applicable to the Loan Agreement (Clause 22) shall apply, mutatis – mutandis, to this Addendum No. 1.

IN WITNESS WHEREOF the parties hereto have duly executed this Addendum No. 1 the day above written.

THE BANK
FBB – FIRST BUSINESS BANK S.A.

By: ____________________

in the presence of:

ELENI PAPAKOSTA
ATTORNEY AT LAW
SARANTITIS LAW FIRM

THE BORROWERS
FLEGRA COMPANIA NAVIERA S.A.

By: ____________________

in the presence of:

ELENI PAPAKOSTA
ATTORNEY AT LAW

FROURIO COMPANIA NAVIERA S.A.

By: ____________________

in the presence of:

ELENI PAPAKOSTA
ATTORNEY AT LAW

THE CORPORATE GUARANTORS
HARMONIA SHIPPING MANAGEMENT INC.,

By: ____________________

in the presence of:

ELENI PAPAKOSTA
ATTORNEY AT LAW
SARANTITIS LAW FIRM
91, Akti Miaouli str. 185 38, Piraeus
TEL: 0030 210 4290780 - FAX: 0030 210 4290791
Bar Association Registered No: 80044
V.A.T. 999334541 - Tax Authority: I ATHENS

THALASSA HOLDINGS S.A.,

By: ____________________

in the presence of :

ELENI PAPAKOSTA
ATTORNEY AT LAW
SARANTITIS LAW FIRM
91, Akti Miaouli str. 185 38, Piraeus
TEL: 0030 210 4290780 - FAX: 0030 210 4290791
Bar Association Registered No: 80044
V.A.T. 999334541 - Tax Authority: I ATHENS

PELAGOS HOLDINGS S.A.,

By: ____________________

in the presence of:

ELENI PAPAKOSTA
ATTORNEY AT LAW
SARANTITIS LAW FIRM
91, Akti Miaouli str. 185 38, Piraeus
TEL: 0030 210 4290780 - FAX: 0030 210 4290791
Bar Association Registered No: 80044
V.A.T. 999334541 - Tax Authority: I ATHENS

THE PERSONAL GUARANTOR
NIKOLAOS DAOULIS REMANDAS

____

in the presence of:

ELENI PAPAKOSTA
ATTORNEY AT LAW
SARANTITIS LAW FIRM
91, Akti Miaouli str. 185 38, Piraeus
TEL: 0030 210 4290780 - FAX: 0030 210 4290791
Bar Association Registered No: 80044

Dated: 16th April 2013

FBB – FIRST BUSINESS BANK S.A.
(as lender)

and

FLEGRA COMPANIA NAVIERA S.A.
of Monrovia, Liberia
and
FROURIO COMPANIA NAVIERA S.A
of Monrovia, Liberia
(as co-borrowers)

and

HARMONIA SHIPPING MANAGEMENT INC.
of Monrovia, Liberia
and
THALASSA HOLDINGS S.A.
of Monrovia, Liberia
and
PELAGOS HOLDINGS S.A.
of Monrovia, Liberia
(as corporate guarantors)

and

NIKOLAOS DAOULIS REMANDAS
(as personal guarantor)

ADDENDUM NO. 2

relating to the Loan Agreement dated 8th October 2009
as amended by the Addendum No.1 dated 30th September 2011

TABLE OF CONTENTS

This **AGREEMENT** dated 16th April 2013 is made BETWEEN:

(1) **FBB – FIRST BUSINESS BANK S.A.**, a banking company incorporated under the laws of Greece, whose registered office is situated at 91, Michalakopoulou Street, Athens 11528, acting through its shipping division at 85, Akti Miaouli & 2, Flessa Streets, Piraeus 18538, Greece (hereinafter called "**Bank**");

(2a) **FLEGRA COMPANIA NAVIERA S.A.**, a corporation incorporated and existing under the laws of the Republic of Liberia and whose registered office is situated at 80, Broad Street, Monrovia, Liberia (hereinafter called "**Borrower A**"); and

(2b) **FROURIO COMPANIA NAVIERA S.A**, a corporation incorporated and existing under the laws of the Republic of Liberia and whose registered office is situated at 80, Broad Street, Monrovia, Liberia (hereinafter called "**Borrower B**" and, together with Borrower A as joint and several borrowers, hereinafter called "**Borrowers**");

(3a) **HARMONIA SHIPPING MANAGEMENT INC.**, a corporation incorporated and existing under the laws of the Republic of Liberia, whose registered office is situated at 80, Broad Street, Monrovia, Liberia and having legally established an office in Greece pursuant to the law 27/75 (as amended known as Law 89/67) at Pireos Street, Tavros 177 78, Athens (hereinafter called "**Corporate Guarantor A**" and "**Manager**");

(3b) **THALASSA HOLDINGS S.A.**, a corporation incorporated and existing under the laws of the Republic of Liberia and whose registered office is situated at 80, Broad Street, Monrovia, Liberia (hereinafter called "**Corporate Guarantor B**");

(3c) **PELAGOS HOLDINGS S.A.**, a corporation incorporated and existing under the laws of the Republic of Liberia and whose registered office is situated at 80, Broad Street, Monrovia, Liberia (hereinafter called "**Corporate Guarantor C**" and, together with Corporate Guarantor A and Corporate Guarantor B, jointly and severally, in toto liable with the Borrowers and the Personal Guarantor as primary obligors, collectively hereinafter called "**Corporate Guarantors**");

(4) **Mr. NIKOLAOS DAOULIS REMANDAS**, son of Dimitrios, whose address is at 2, Doras Distrias Street, Likavitos, Athens 10676 Greece, holder of Greek ID card No. AB 615683 issued on 21/12/2006 by the Police Department of Syntagma and of the Tax Registration No. 006498540 (hereinafter called "**Personal Guarantor**" and, together with the Corporate Guarantors collectively hereinafter called "**Guarantors**");

and it is supplemental to the Loan Agreement dated 8th October 2009, as amended by the Addendum No.1 dated 30th September 2011.

WHEREAS

(A) By a Loan Agreement dated 8th October 2009 made between the Borrowers and the Bank, as amended by an Addendum No.1 dated 30th September 2011 (hereinafter the Loan Agreement as amended by the Addendum No.1 is called the "**Original Loan Agreement**"), the Bank agreed, subject to the terms and conditions of the Original Loan Agreement, to make available to the Borrowers, a term loan of Dollars Seven million five hundred fifty thousand ($7,550,000);

(B) The Borrowers requested the Bank to consent to an amendment of the repayment schedule provided for in clause 6.01 of the Original Loan Agreement. The Bank, by its letter dated 25th January 2013, accepted by the Borrowers and the Guarantors on 28th January 2013, agreed, subject to the terms and conditions of the Original Loan Agreement as to be amended by this Addendum No.2, to grant the said consent.

(C) The Borrowers and the Guarantors hereby acknowledge, admit and confirm that the Borrowers have disbursed from the Bank the full amount of the Loan of Dollars Seven million five hundred fifty thousand ($7,550,000) and that the principal amount owing to the Bank on the date hereof is Dollars Six million fifty thousand ($6,050,000).

(D) The Borrowers and the Guarantors hereby further acknowledge that they have failed to effect payment on the 15th January 2013 and on 15th April 2013 of two Repayment Instalments either of Dollars One hundred eighty seven thousand five hundred ($187,500) As a result, in accordance with clause 7.04 of the Original Loan Agreement, default interest in the amount of US$ 1,199.86 at the aggregate rate per annum of 6.9532% (i.e. Margin 4.75% plus Libor 0.2032% plus 2%) is due to the Bank from the Borrowers for a period commencing on ~~24 January~~ 15 March 2013 up to and including the date of this Agreement (**"Default Interest"**).

for the period 16 March to 15 April 2013 and Libor 0.1987% for the period 15.4.13 to 16.4.13

(E) The Borrowers and the Guarantors hereby acknowledge that they have not complied with their respective obligations under clause 13.02 (g) of the Original Loan Agreement and clause 9.02 (vi) of the Corporate Guarantee given that they failed to obtain the prior written consent of the Bank to certain changes that have taken place in the ownership structure of the Corporate Guarantors and more particularly (i) to the transfers of shares in the share capital of the Corporate Guarantor A that have taken place on 26-07-2010 as a result of which the beneficial owners of Corporate Guarantor B have changed.; (ii) to the increase of the number of the shares of the Corporate Guarantor A from 500 to 1000 registered shares with no par value that has taken place on 26-07-2010; and (iii) to the transfers of shares in the share capital of the Corporate Guarantor B that have taken place on 27-12-2012 and 01-02-2013 as a result of which the beneficial owners of the Corporate Guarantor B have changed. The Borrowers and the Guarantors have requested the Bank to accept the changes in the beneficial ownership of the Corporate Guarantors so that their above failure to obtain the prior written consent of the Bank to cease to be considered as an Event of Default under clause 10.01 (u) of the Original Loan Agreement.

(F) This Addendum No.2 sets out the amendments which the parties have agreed to bring to the Original Loan Agreement.

(G) This Addendum No.2 is an integral part of the Original Loan Agreement and all the terms of this Addendum No.2 are amendments to and parts of the Original Loan Agreement.

NOW IT IS HEREBY AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.01 In this Agreement (unless the context otherwise requires) terms and expressions not defined herein but defined in the Original Loan Agreement shall have the meanings set out therein or, as the context may require, as such terms and expressions have been amended in this Agreement.

1.02 In the Original Loan Agreement reference to **"this Agreement"** means the Original Loan Agreement as amended by this Addendum No.2 and as same may hereinafter be amended or supplemented or varied. In this Addendum No.2 reference to **"this Agreement"** means this Addendum No.2.

1.03 Interpretation. The provisions of Clause 1.03 of the Original Loan Agreement shall extend and apply hereto as if the same were (mutatis mutandis) expressly repeated herein *in extenso.*

1.04 In this Agreement:

"Addendum No.2" means this Agreement;

"**Loan Agreement**" means the Original Loan Agreement as amended by this Addendum No.2 and as same may hereinafter be amended or supplemented or varied;

"**Mortgage A**" means the first preferred naval mortgage on m/v "KATERINA L", registered under the laws and flag of Panama, IMO No. 9538309, Official Reg. No. 39173-PEXT, Call Sign 3FQL2 (specified in the Original Loan Agreement and in this Agreement as "**Vessel A**") which has been permanently registered at the Public Registry of the Republic of Panama, in the Microfilm (Mercantile) Section, at Microjacket N-33546, Document 1714371 as of 20th January 2010 (Public Instrument No. 17,808 dated 23rd November 2009) as amended by the Addendum No.1 thereto dated 30th September 2011;

"**Mortgage A Addendum No.2**" means the amendment to the Mortgage A, made or (as the context may require) to be made between the Borrower A and the Bank in the form and substance satisfactory to the Bank and be registered as appropriate under the laws of Panama;

"**Mortgage B**" means the first preferred naval mortgage on m/v "IOLI", registered under the laws and flag of Panama, IMO No. 9520431, Official Reg. No. 39223-PEXT, Call Sign 3FVM3 (specified in the Original Loan Agreement and in this Agreement as "**Vessel B**") which has been permanently registered at the Public Registry of the Republic of Panama, in the Microfilm (Mercantile) Section, at Microjacket N-33531, Document 1714310 as of 20th January 2010 (Public Instrument No. 17,809 dated 23rd November 2009) as amended by the Addendum No.1 thereto dated 30th September 2011; and

"**Mortgage B Addendum No.2**" means the amendment to the Mortgage B, made or (as the context may require) to be made between the Borrower B and the Bank in the form and substance satisfactory to the Bank and be registered as appropriate under the laws of Panama.

2. REPAYMENT OF THE LOAN - MARGIN - OTHER AMENDMENTS

2.01 (Bank's consent). At the request of the Borrowers, the Bank, relying upon the representations and warranties on the part of the Security Parties contained in clause 4, agrees with the Borrowers that, subject to the terms and conditions of the Original Loan Agreement and this Addendum No.2 and, in particular but without prejudice to the generality of the foregoing, fulfilment on or before the date falling three (3) Banking Days as of the date of this Agreement of the conditions contained in clause 3, agrees:

(a) that the Loan of Dollars Six million fifty thousand ($6,050,000) be repaid by (i)eighteen (18) consecutive quarterly Repayment Instalments of Dollars One hundred eighty seven thousand five hundred ($187,500) each and (ii)a balloon payment of Dollars Two million six hundred seventy five ($2,675,000). The first out of the above eighteen (18) Repayment Instalments is due on 15th July 2013; and

(b) to accept the changes that have taken place in the ownership structure of the Corporate Guarantors and the increase of the share capital of the Corporate Guarantor A.

2.02 (Undertaking of the Borrowers). In view of the above Bank's consent, the Borrowers shall, and it is hereby expressly undertaken by the Borrowers, to repay the Loan amounting on the date of this Agreement to Dollars Six million fifty thousand ($6,050,000) jointly and severally by (i) eighteen (18) consecutive quarterly Repayment Instalments of Dollars One hundred eighty seven thousand five hundred ($187,500) each, and (ii) a balloon payment of Dollars Two million six hundred seventy five ($2,675,000) (the "**Balloon**") due and payable together with the last, eighteenth (18th), Repayment Instalment. Each Repayment Instalment shall be paid on each of the Repayment Dates so that the first be repaid on 15th July 2013 and each of the subsequent ones

consecutively falling due for repayment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last of such Repayment Instalments falling due for payment on the Final Maturity Date (which falls on 16 October 2017);

In view of the above, clause 6.01 and the definition of "Balloon" in clause 1.02 of the Original Loan Agreement are amended accordingly.

2.03 (Margin). It is agreed that the Margin for the calculation of the interest payable by the Borrowers is hereby increased from four point seventy five percent (4.75%) to five percent (5%) per annum, such Margin shall apply as of the date of this Agreement until, subject to any subsequent amendments, the full and final repayment of the Outstanding Indebtedness.

In view of the above the definition of "Margin" in the Original Loan Agreement is deleted and the following definition is inserted reading as follows:

"Margin" means:

(a) during the period commencing on the date of this Agreement and ending on the 30th September 2011, three point seventy five percent (3.75%) per annum;

(b) during the period commencing on 1st October 2011 and ending on 16th April 2013 four point seventy five percent (4.75%) per annum; and

(b) during the period commencing on 16th April and at all times thereafter five percent (5%) per annum.

2.04 (Other Amendments to the Original Loan Agreement). The Original Loan Agreement is amended in accordance with the following provisions (and the Original Loan Agreement (as so amended) will continue to be binding upon the Bank and the Borrowers upon such terms as so amended):

(a) The following new definitions are inserted in clause 1.02 of the Original Loan Agreement

> ***"Basel 2 Accord"*** *means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;*
>
> ***"Basel 2 Approach"*** *means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel 2 Accord) adopted by the Bank (or its holding company) for the purposes of implementing or complying with the Basel 2 Accord;*
>
> ***"Basel 2 Regulation"*** *means (a) any law or regulation implementing the Basel 2 Accord or (b) any Basel 2 Approach adopted by the Bank;*
>
> ***"Capital Adequacy Law"*** *means any law or any regulation (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which the Bank allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel 2 Accord or any Basel 2 Regulation);*

(b) In clause 1.02 of the Original Loan Agreement,

(i) the definition of "**LIBOR**" is deleted and the following definition is inserted:
""LIBOR" means in relation to a particular period, the rate for deposits of Dollars for a period equivalent to such period at or about 11 a.m. (London time) on the second Banking Day before the beginning of such period as displayed on Reuters page LIBOR 01 (British Bankers' Association Interest Settlement Rates) (or such other page as may replace such page LIBOR 01 on such system or on any other system of the information vendor for the time being designated by the British Bankers' Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers' Association's Recommended Terms and Conditions ("BBAIRS" terms) applicable at the relevant time)) (rounded upward to one thirty second of one per cent ($^1/_{32}$nd%)), provided that if on such date no such rate is so displayed or if the rate quoted on Reuters BBA Page LIBOR 01 does not reflect the Bank's cost of funding for that period, LIBOR for such period shall be the rate (rounded upward to one thirty second of one per cent ($^1/_{32}$nd%)) offered to the Bank for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period by prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day for such period;"

(ii) the definition of "**Banking Day**" is deleted and the following definition is inserted:
""Banking Day" means any day on which banks and financial markets are opened for business of the nature contemplated by this Agreement in New York, London, Athens and Piraeus;"

(c) Clause 15.03 first paragraph of the Original Loan Agreement is hereby deleted and the following new first paragraph of Clause 15.03 is inserted in its place reading as follows:

"15.03 In the event that (a) any change in or in the interpretation or application of any law, including (but not limited) any Capital Adequacy Law, regulation or official directive (whether or not having the force of law) by any governmental authority in any country the laws or regulations of which are applicable on the Bank, including, without limitation, any central bank, the Bank of International Settlements (BIS) or other competent authority or international convention, or (b) compliance by the Bank with any request from any applicable fiscal or monetary authority (whether or not having the force of law) or (c) any other set of circumstances affecting the Bank:"

In all other respects Clause 15.03 remains unchanged.

(d) Clause 8.04 of the Original Loan Agreement is hereby deleted and the following new clause 8.04 is inserted in its place reading as follows:

"8.04 It is hereby expressly agreed and admitted by the Borrowers that abstracts or photocopies or other reproductions of the books and/or records of the Bank as well as statements of the loan account or other accounts held with the Bank under this Agreement or a certificate issued by the Bank ("Bank's Evidence") shall be conclusive binding and full evidence on the Borrowers as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable Interest Rate or default rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 12.04, the payment or non payment of any amount and/or the occurrence of any other Event of Default but the Borrowers shall be allowed to rebut such evidence by any means of evidence admissible by applicable law, except witnesses. Notwithstanding the above provision relating to the right of the Borrowers to rebut the evidence, enforcement proceedings/procedure or any other Court or out-of-court procedure can be initiated by the Bank on the basis of the above Bank's Evidence."

(e) Clause 22 of the Original Loan Agreement is hereby deleted and the following new clause 22 is inserted in its place reading as follows:

"22. APPLICABLE LAW - JURISDICTION - PROCESS AGENT.

22.01 This Agreement and any non-contractual obligations connected with this Agreement shall be governed by and construed in accordance with Greek Law.

22.02 Any dispute arising out of or in connection with this Agreement is subject to the exclusive jurisdiction of the courts of Piraeus, Greece. The foregoing provision, which is for the benefit of the Bank, shall not limit the right of the Bank to start proceedings in any other court or any other country. If it is decided by the Bank that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Borrowers and it is agreed and undertaken by the Borrowers to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned.

22.03 Mr. George Theocharidis, Attorney-at-Law of 12 Navarinou Street, Marousi 15 122, Athens, Greece is hereby appointed by the Borrowers as agent in Greece to accept service (hereinafter the "Process Agent") upon whom any judicial process may be served and any notice, request, demand or other communication under this Agreement or any of the Security Documents. In the event that the Process Agent (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Bank), which will be conclusively proved by the affidavit of a process server to that effect, the authority of the Greek Process Agent as agent to accept service shall be deemed to have ceased and service of documents may be effected in accordance with the procedure provided by the relevant law. In case, however, that such Process Agent is found at any other address, the Bank shall have the right to serve the documents either on the Process Agent at such address or in accordance with the procedure provided by the relevant law.

22.04 The parties have agreed and elected the English as the language of this Agreement and the other Security Documents."

3. CONDITIONS PRECEDENT

3.01 The consent of the Bank under clause 2.01 of this Agreement is subject to the condition that the Bank, shall have received not later than three (3) Banking Days as of the date of this Addendum No.2, the following documents and evidence in form and substance satisfactory to the Bank:

(a) a recent certificate of incumbency of each corporate Security Party (and each respective corporate shareholder) signed by the secretary or a director of each of them respectively, stating the officers and/or the directors of each of them and the full names and addresses of the person or persons beneficially entitled as shareholders/stockholders of the entire issued and outstanding shares/ stock of each of them and confirming that there has been no change to the documents relating to its constitution and/or providing certified copies of any amendment thereof;

(b) minutes of meetings of the directors and shareholders of each corporate Security Party (and each respective corporate shareholder) at which there was approved the entry into, execution, delivery and performance of this Addendum No.2, the Mortgage A Addendum No.2 and, as the case may be, the Mortgage B Addendum No.2 and any other document executed or to be executed pursuant hereto or thereto to which the relevant corporate Security Party is a party;

(c) evidence of the due authority of any person signing this Addendum No.2,the Mortgage A Addendum No.2 and, as the case may be, the Mortgage B Addendum No.2 and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;

(d) A recent certificate of good standing in respect of each corporate Security Party (and each respective corporate shareholder) issued by the appropriate authority or its local agent or consulate;

(e) the Mortgage A Addendum No.2 and the Mortgage B Addendum No.2 both duly executed, delivered and provisionally registered as appropriate under Panamanian law;

(f) written evidence satisfactory to the Bank as to the classification of either of the Vessels and that such classification remains free from recommendations, notations or average damage affecting class;

(g) written evidence satisfactory to the Bank that the class and trading certificates of either of the Vessels are valid and in force;

(h) duly executed personal means statement of the Personal Guarantor in the Bank's standard form, copy of the last annual tax return (φορολογική δήλωση) and relevant tax bill (εκκαθαριστικό) and the most recent E9 form;

(i) (with the exception of the Events of Default specified in recitals (D) and (E)), no other Event of Default or Potential Even of Default shall have occurred;

(j) a letter from the Security Parties' agent for receipt of service of proceedings referred to in clause 22.03 of the Original Loan Agreement (as amended under clause 2.04 (e) of this Agreement) accepting his appointment under the said clause and under each of the other documents referred to in this Agreement and in which he is or is to be appointed as each Security Party's agent;

(k) an opinion of Karnakis & Karnakis, special advisors on matters of Panamanian law to the Bank;

(l) evidence of payment to the Bank of the fee referred to in clause 7.01;

(m) evidence of payment to the Bank of the Default Interest as per recital (D); and

(n) execution and delivery of any additional satisfactory to the Bank loan and security documentation.

4. REPRESENTATIONS AND WARRANTIES

4.01 This Addendum No.2 is entered into by the Bank in reliance upon the representations made herein by the Borrowers and the other Security Parties to the effect that all the representations and warranties in clause 2 of the Original Loan Agreement, in clause 8 of each Corporate Guarantee and in clause 5 of the Personal Guarantee are true and correct, including to the extent that they may have been or shall be amended by this Addendum No 2 and are repeated herein – as if contained *in extenso* and as if made with reference to the facts and circumstances existing on the date hereof- in connection with all the Security Parties. The Borrowers and the other Security Parties covenant that the said representations and warranties shall remain true and correct so long as there is any Outstanding Indebtedness and represent that, save for the Events of Default set out in recitals(D) and (E) of this Agreement, there has not occurred and/or is continuing any other Event of Default or any event which would constitute an Event of Default with the passage of time or the giving of notice or both.

5. RECONFIRMATION

5.01 Each of the Borrowers hereby reconfirms its obligations under the Original Loan Agreement and its compliance with the undertakings and covenants contained in clauses 12 and 13 respectively of the Original Loan Agreement.

5.02 Each of the Borrowers acknowledges and agrees, for the avoidance of doubt, that:

(a) either Mortgage A and Mortgage B and the other Security Documents to which it is a party and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Original Loan Agreement by this Addendum No.2; and

(b) as of the date of this Addendum No.2 references to "the Agreement" or "the Loan Agreement" in any of such Security Documents to which either of the Borrowers is a party shall henceforth be references to the Original Loan Agreement as amended by this Addendum No.2 and as from time to time may hereinafter be amended or supplemented.

5.03 Each of the Guarantors agrees to the amendments to the Original Loan Agreement under this Addendum No.2 (including but not limited to the increase of the Margin) and further agrees and acknowledges, for the avoidance of doubt, that the Guarantee to which each of them is a party, their respective obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Original Loan Agreement by this Addendum No.2.

5.04 The Manager agrees that the Security Documents to which it is a party and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Original Loan Agreement by this Addendum No.2.

6. INTEGRATION OF TERMS AND CONTINUITY OF THE SECURITY DOCUMENTS

6.01 Each of the Borrowers and the Guarantors hereby agrees that:

(a) All the terms and conditions of the Original Loan Agreement (other than those amended by this Addendum No.2) remain in full force and effect and apply to this Addendum No.2 as well, as if repeated *in extenso* herein.

(b) The Original Loan Agreement and this Addendum No.2 constitute an integral document which is valid and binding upon its parties in accordance with its terms.

(c) The Security Documents granted pursuant to the terms of the Original Loan Agreement are and shall remain in full force and effect and binding on their respective parties in accordance with their respective terms as security for the obligations under the Loan Agreement and the Borrowers' obligations thereunder are and shall remain in full force and effect and shall not be discharged, impaired or otherwise affected by reason of the execution of this Addendum No.2 and/or of any of the documents contemplated thereby and the said Security Documents shall be extended to cover and secure this Addendum No.2.

7. FEES, COSTS AND EXPENSES

7.01 The Borrowers shall pay to the Bank a non-refundable flat fee of $ 15,000 not later than the date of this Agreement.

7.02 The Borrowers shall, from time to time on demand by the Bank, reimburse the Bank for all costs and expenses (including legal or other professional fees and expenses) together with any VAT thereon incurred by it in connection with the negotiation, preparation, and execution of this Addendum No.2 and any other document referred to in this Addendum No.2, the provisional and permanent registration of the Mortgage A Addendum No.2 and the Mortgage B AddendumNo.2,

the issue of a legal opinion by the Bank's special advisers on matters of Panamanian law and the completion of the transactions herein contemplated as well as the preservation and/or enforcement of any of the rights of the Bank under this Addendum No.2 and any other document referred to in this Addendum No.2.

7.03 The Borrowers shall pay all stamp, registration and other taxes to which this Addendum No.2, any other document referred to in this Addendum No.2 or any judgment given in connection herewith is or as at any time may be subject and shall, from time to time on demand of the Bank, indemnify the Bank against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

8. FURTHER ASSURANCE

8.01 The Borrowers and the Guarantors undertake to (i) execute and deliver to the Bank any further assignment, mortgage, power of attorney, proxy or other document, as the Bank may in any particular case by notices to the Borrowers and/or the Guarantors direct, and (ii) effect any registration or notarisation, give any notice or take any other step which the Bank may, by notice to the Borrowers or that Security Party, specify.

9. GOVERNING LAW - JURIDICTION - PROCESS AGENT

9.01 This Addendum (and any non-contractual obligations connected with it) shall be governed by and construed in accordance with Greek Law.

9.02 The provisions of clause 22.02 (relating to jurisdiction) and clause 22.03 (relating to the process agent) of the Original Loan Agreement as amended by this Addendum No.2 shall apply to this Agreement as set out in clause 2.04 (e) herein.

This Addendum may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS whereof the parties hereto have caused this Addendum No.2 to be duly executed the day and year first above written.

SIGNED by)
Mr Andreas Merikas)
for and on behalf of)
the Bank)
FBB – FIRST BUSINESS BANK S.A.)
in the presence of)

SIGNED by)
Mr. Nikolaos Daoulis Remandas)
for and on behalf of)
the Borrower A)
FLEGRA COMPANIA NAVIERA S.A.)
in the presence of)

SIGNED by)
Mr. Nikolaos Daoulis Remandas)
for and on behalf of)
the Borrower B)
FROURIO COMPANIA NAVIERA S.A)
in the presence of)

SIGNED by
Mr. Nikolaos Daoulis Remandas
for and on behalf of
the Corporate Guarantor A
HARMONIA SHIPPING MANAGEMENT INC.
in the presence of

SIGNED by
Mr. Nikolaos Daoulis Remandas
for and on behalf of
the Corporate Guarantor B
THALASSA HOLDINGS S.A.
in the presence of

SIGNED by
Mr. Nikolaos Daoulis Remandas
for and on behalf of
the Corporate Guarantor C
PELAGOS HOLDINGS S.A.
in the presence of

SIGNED by
Mr. Nikolaos Daoulis Remandas
the Personal Guarantor
in the presence of

Witness to all above signatures of security parties

Name: George D. Theodoridis
Address: 12, Loranian Street, Marousi
Occupation: Attorney-at-Law

Dated: 21st February 2014

NATIONAL BANK OF GREECE S.A.

(as lender)

-and-

FLEGRA COMPANIA NAVIERA S.A.

and

FROURIO COMPANIA NAVIERA S.A.

(as joint and several co-borrowers)

-and-

HARMONIA SHIPPING MANAGEMENT INC.

THALASSA HOLDINGS S.A.

and

PELAGOS HOLDINGS S.A.

(as corporate guarantors)

-and-

NIKOLAOS DAOULIS REMANDAS

(as personal guarantor)

THIRD SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement

dated 8th October, 2009

for a loan facility of (initially) USD 7,550,000

THIS AGREEMENT is made this 21st day of February, 2014, BETWEEN:

(1) **NATIONAL BANK OF GREECE S.A.** a corporation organised and existing under the laws of Greece, having its head office at 86, Aiolou Street, Athens, Greece and acting through its Shipping Division at 2, Bouboulinas Street & Akti Miaouli, Piraeus Greece, as legal successors of FBB-FIRST BUSINESS BANK S.A. ("FBB"), a financial institution placed under special liquidation by virtue of Resolution No 73/1/10.5.2013 issued by the RESOLUTION MEASURES COMMITTEE of the Bank of Greece in conjunction with the agreement dated 10.5.2013 "for the transfer of assets and liabilities of a financial institution", entered into between NATIONAL BANK OF GREECE S.A. and Mr. Ioannis Galanopoulos, in his capacity as the special liquidator of FBB (hereinafter both FBB and NATIONAL BANK OF GREECE S.A. called the "**Bank**", which expression shall include the latter's successors and assigns); and

(2) (a) **FLEGRA COMPANIA NAVIERA S.A.**, a company organized and existing under the laws of the Republic of the Liberia, having its registered office at 80, Broad str., Monrovia, Liberia (the "**First Borrower**"); and

(b) **FROURIO COMPANIA NAVIERA S.A.**, a company organized and existing under the laws of the Republic of Liberia, having its registered office at 80, Broad str., Monrovia, Liberia (the "**Second Borrower**")

(hereinafter jointly called the "**Borrowers**")

(3) (a) **HARMONIA SHIPPING MANAGEMENT INC.**, a company organized and existing under the laws of the Republic of Liberia having its registered office at 80, Broad str., Monrovia, Liberia and having established an office under Greek laws 378/68 and 27/75 at 209, Pireos str., Tavros 177 78, Greece (the "**Corporate Guarantor A**" and/or the "**Manager**"); and

(b) **THALASSA HOLDINGS S.A.**, a company organized and existing under the laws of the Republic of Liberia having its registered office at 80, Broad str., Monrovia, Liberia (the "**Corporate Guarantor B**"), and

(c) **PELAGOS HOLDINGS S.A.**, a company organized and existing under the laws of the Republic of Liberia having its registered office at 80, Broad str., Monrovia, Liberia (the "**Corporate Guarantor C**")

(hereinafter jointly called the "**Corporate Guarantors**")

(4) Nikolaos Daoulis-Remandas, son of Dimitrios, of 2, Doras D'Istrias str., Likavitos, Athens 10676, Greece (the "**Personal Guarantor**")

(5) (the Personal Guarantor and together with the Corporate Guarantors hereinafter called the "**Guarantors**")

IS SUPPLEMENTAL to a loan agreement dated 8th October, 2009 entered into between (i) the Bank, as lender, and (ii) the Borrowers, as joint and several borrowers as amended and/or supplemented by a First Supplemental Agreement dated 30th September 2011 (the "**First Supplemental Agreement**"), and further amended and/or supplemented by a Second Supplemental Agreement dated 16th April, 2013 (the "**Second Supplemental Agreement**") both entered into between the Bank, the Borrowers and the Guarantors (the said loan agreement as amended by the First Supplemental Agreement and by the Second Supplemental Agreement and by this Agreement hereinafter called the "**Loan Agreement**") pursuant to the terms and conditions of which the Bank has advanced to the Borrowers a secured floating interest rate term loan facility in the amount of U.S. Dollars seven million five hundred fifty thousand (US$ 7,550,000) (The "**Loan**").

WHEREAS:

(A) The currently outstanding balance of the Loan amounts to U.S. Dollars six million fifty thousand (USD 6,050,000) plus interest to accrue from 18.2.2013, which the Borrowers and the Guarantors hereby expressly and irrevocably acknowledge as being true and correct.

(B) Pursuant to a separate corporate guarantees all dated 8th October, 2009 (jointly or severally the "**Corporate Guarantee**") the Corporate Guarantors irrevocably and unconditionally guaranteed the due and timely repayment of the Loan plus interest and default interest accrued thereon and the performance of all the obligations of the Borrowers under the Loan Agreement and the Security Documents executed in accordance thereto;

(C) Pursuant to a Guarantee granted by the Personal Guarantor and dated 8th October, 2009 (the "**Personal Guarantee**" and together with the Corporate Guarantee hereinafter the "**Guarantees**") the Personal Guarantor irrevocably and unconditionally guaranteed the due and timely repayment of the Loan plus interest and default interest accrued thereon and the performance of all the obligations of the Borrowers under the Loan Agreement and the Security Documents executed in accordance thereto;

(D) Pursuant to a Manager's Undertaking dated 20th October 2009 (the "**Manager's Undertaking**") the Corporate Guarantor A under its capacity as manager of the Vessel owned by the respective Borrower has (inter alia) subordinated any claims it may have against such Borrower or Vessel to the claims of the Bank under the Loan Agreement and the Security Documents as security of the Outstanding Indebtedness;

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1. **Definitions**

1.1 Words and expressions defined in the Loan Agreement and not otherwise defined herein shall have the same meanings when used in this Agreement.

1.2 In this Agreement the term "Security Documents" shall be construed as to include the Security Documents as defined in the Loan Agreement as amended and/or supplemented by this Agreement.

1.3 (a) where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations, (b) clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement, (c) references to Clauses are to clauses of this Agreement save as may be otherwise expressly provided in this Agreement and (d) all capitalised terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

2. **Amendments to the Loan Agreement**

Upon request made by the Borrowers and the Guarantors and in order to facilitate the same, the Bank hereby agrees that the provisions of the Loan Agreement shall be and are hereby varied and/or amended and/or supplemented as follows:

2.1 As from the Effective Date (as defined hereinafter), the following new definitions, shall be added to Clause 1.02 of the Loan Agreement reading as follows:

"***Effective Date***" means 21st February 2014;

*"**Mortgage A Amendment No. 3**" means in respect of the respective Mortgage on Vessel A, the Amendment No. 3 to the First Preferred Panamanian Mortgage executed or to be executed by the Borrower A in favor of the Bank in such form as the Bank may approve or require;*

*"**Mortgage B Amendment No. 3**" means in respect of the respective Mortgage on Vessel B, the Amendment No. 3 to the First Preferred Panamanian Mortgage executed or to be executed by the Borrower B in favor of the Bank in such form as the Bank may approve or require;*

*"**Rate Index**" means LIBOR (London Inter Bank Offered Rate) or, in the event of disappearance or replacement of such Index, Rate Index shall mean the index which may replace LIBOR in the future;*

*"**Reference Bank**" means the NATIONAL BANK OF GREECE S.A. Main Branch in London (75, King William St., London EC4N 7BE);*

*"**Third Supplemental Agreement**" means the Third Supplemental Agreement dated 21st February 2014 supplemental to this Agreement executed and made between (inter alia) the Borrowers and the Bank whereby this Agreement has been amended as therein provided;*

2.2 As from the Effective Date, the following definitions set out in Clause 1.02 of the Loan Agreement shall be deleted and shall be replaced as follows:

*"**LIBOR**" means the interest rate (as regards an amount equal to the outstanding at each time balance of the Loan, for a specific time period) which is fixed by the Bank by reference to the electronic screen of the network REUTERS, p. LIBOR01 (or by reference to the relevant page of another equivalent system which replaces REUTERS from time to time or of another equivalent system which may replace REUTERS in the future), at which page the arithmetic average of the interest rates appears (rounded upwards, if necessary, to the nearest 1/16 of a percentage unit) offered at or around 11.00 a.m. (London time) by prime banks to the London Interbank Market for time deposits of a specific time period for an amount equal to the outstanding at each time balance of the Loan, in U.S. Dollars, PROVIDED THAT, if such interest rate does not appear in the aforesaid page of REUTERS (or in the relevant page of another equivalent system or any other system which may replace REUTERS in the future) at the relevant time, LIBOR shall mean the interest rate offered to the Reference Bank by prime banks for time deposits in U.S. Dollars in connection with an amount equal to the outstanding at each time balance of the Loan and for a specific time period in the London Interbank Market at or around 11.00 a.m. (London time) of the day on which, in accordance with the practices of such Interbank Market, prime banks make offers for deposits in U.S. Dollars;*

*"**Mortgage A**" means the First Preferred Panamanian Mortgage on M/V KATERINA L registered under the laws and flag of Panama, IMO No 9538309, Official Reg. No 39173-PEXT, Call Sign 3FQL2 (specified in the Loan Agreement as Vessel A) which has been permanently registered at the Public Registry of the Republic of Panama in the Microfilm (Merchantile) Section, at Microjacket N-33546, Document 1714371 as of 20th January 2010 (Public Instrument No. 17,808 dated 23rd November 2009) as amended by the Amendment No 1 thereto dated 30th September 2011 and the Amendment No 2 thereto dated 16th April 2013;*

*"**Mortgage B**" means the First Preferred Panamanian Mortgage on M/V IOLI registered under the laws and flag of Panama, IMO No 9520031, Official Reg.*

No 39223-PEXT, Call Sign 3FVM3 (specified in the Loan Agreement as Vessel B) which has been permanently registered at the Public Registry of the Republic of Panama in the Microfilm (Merchantile) Section, at Microjacket N-33531, Document 1714310 as of 20th January 2010 (Public Instrument No. 17,809 dated 23rd November 2009) as amended by the Amendment No 1 thereto dated 30th September 2011 and the Amendment No 2 thereto dated 16th April 2013;

2.3 As from the Effective Date, the first paragraph of clause 6.01 is amended to read as follows:

"The Borrowers shall and it is expressly undertaken by the Borrowers to repay the outstanding on 18th February, 2014, balance of the Loan amounting to U.S. Dollars six million fifty thousand (US$ 6,050,000) jointly and severally by (a) eighteen (18) equal consecutive quarterly Repayment Installments, each in the amount of U.S. Dollars one hundred eighty seven thousand five hundred (US$187,500), the first of which to be paid on 15th July 2014 and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last of such Repayment Installments falling due for payment on 16th October 2018 and (b) an additional payment of an amount of U.S. Dollars two million six hundred seventy five thousand (US$2,675,000) (the "Balloon Installment") payable on 16th October 2018";

3. Amendments to the Corporate Guarantee

Upon request made by the Borrowers and the Guarantors and in order to facilitate the same, the Bank hereby agrees that the provisions of the Corporate Guarantee dated 8th October 2009 between the Bank and the Corporate Guarantor B shall be and are hereby varied and/or amended and/or supplemented as follows:

3.1 As from the Effective Date (as defined hereinafter) Clause 9.01(viii) of the Corporate Guarantee dated 8th October 2009 between the Bank and the Corporate Guarantor B is amended to read as follows:

"from 1.1.2015 onwards until full repayment of the Loan, it will insure and procure that the ration EBITDA over Interest Expense (minus Interest Income) shall not be lower than 2:5:1 and also that its annual consolidated leverage defined therein as Total Liabilities over Total Assets (adjusted to reflect the Market Value of the Vessels) shall not exceed 70%, as these factors will be attested on semi-annual basis via a compliance certificate to be duly signed by an authorized signatory of the Corporate Guarantor and delivered to the Lender;"

3.2 As from the Effective Date (as defined hereinafter) Clause 9.01(ix) of the Corporate Guarantee dated 8th October 2009 between the Bank and the Corporate Guarantor B is amended to read as follows:

"from 1.1.2015 onwards until full repayment of the Loan, it will ensure and procure that minimum cash deposits of United States Dollars Five Hundred Thousand (US$ 500,000) will be maintained by it in its bank account(s) held with the Lender;".

4. Representations and Warranties

4.1 Each corporate Security Party hereby jointly and severally represents and warrants to the Bank as at the date hereof that the representations and warranties set forth in the Loan Agreement and the Security Documents (updated mutatis mutandis to the date of this Agreement) are (and will be on the Effective Date) true and correct as if all references therein to "this Agreement" were references to the Loan Agreement as amended and supplemented by this Agreement.

4.2 In addition to the above, the Borrowers and the Guarantors hereby jointly and severally represent and warrant to the Bank as at the Effective Date that:

(a) each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Loan Agreement, this Agreement and the Mortgage Amendment and has complied with all statutory and other requirements relative to its business;

(b) all necessary licences, consents and authorities, governmental or otherwise under this Agreement, the Loan Agreement and the Mortgage Amendment have been obtained and, as of the date of this Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Agreement or otherwise perform its obligations hereunder;

(c) this Agreement constitutes the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with their respective terms;

(d) the execution and delivery of, and the performance of the provisions of this Agreement and the Mortgage Amendment do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

(e) no action, suit or proceeding is pending or threatened against any of the Borrowers and the other Security Parties or their assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of such Borrower or such Security Party and no material adverse change whatsoever has occurred in the business or condition (financial or otherwise) of any of the Borrowers and/or of the Guarantors and/or of any other company which is a member of the group of companies to which the Borrowers and the Corporate Guarantors participate and which is controlled by the Personal Guarantor; and

(f) none of the Borrowers and the other Security Parties is in default under any agreement by which it is bound or in respect of any financial commitment, or obligation.

5. Continuance of Principal Agreement and the Security Documents

Save for the alterations to the Loan Agreement made or deemed to be made pursuant to this Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Agreement, the Loan Agreement shall remain in full force and effect and the security constituted by the Security Documents executed by the Borrowers and the other Security Parties shall continue and remain valid and enforceable and the Borrowers hereby reconfirm their obligations under the Loan Agreement as hereby amended and under the Security Documents to which they are parties.

6. Reconfirmation of the Guarantees and the Manager's Undertaking

Without prejudice to the generality of Clause 2, the Guarantors hereby jointly and severally confirm that, notwithstanding the amendment to the Loan Agreement contained in Clause 2, the provisions of their respective Guarantee executed by the respective Guarantor and the Manager's Undertaking granted by the Corporate Guarantor A under its capacity as manager of the Vessels, shall remain in full force and effect as guarantees of the obligations of the Borrowers under the Loan Agreement as amended hereby and the Security Documents and in respect of all sums due to the Bank under the Loan Agreement (as so amended).

7. Entire Agreement and Amendment; Effect on Loan Agreement; Waivers

7.1 The Loan Agreement, the Security Documents and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an

instrument in writing executed by the party or parties to be bound or burdened thereby.

7.2 Except to the extent that the Loan Agreement is expressly amended or supplemented by this Agreement, all terms and conditions of the Loan Agreement remain in full force and effect. This Agreement is supplementary to and incorporated in the Loan Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.

7.3 No waiver of any such right, remedy or power, or any consent to any departure from the strict application of the provisions of this Agreement, the Loan Agreement or of any other Security Document shall in any way prejudice or affect the powers conferred upon the Bank under this Agreement, the Loan Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of this Agreement, the Loan Agreement and the other Security Documents nor shall, any delay or omission by the Bank to exercise any right, remedy or power vested in the Bank under this Agreement, the Loan Agreement and/or the other Security Documents or by law, impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrowers and/or any other Security Party, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

7.4 This Agreement does not constitute and it shall in no case be construed as constituting a novation of the Loan Agreement and the Security Documents or a discharge or extinction whatsoever of the initial obligations undertaken by the Borrower and the Guarantors towards the Bank by the Loan Agreement and the Security Documents.

8. Fees and Expenses

8.1 The Borrowers and the Guarantors, jointly and severally, agree to pay to the Bank all costs, charges and expenses (including legal fees) incurred by the Bank in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

8.2 The Borrowers and the Guarantors, jointly and severally, covenant and agree to pay and discharge any and all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Agreement and/or any document executed pursuant hereto.

9. Applicable Law and Jurisdiction and Miscellaneous

9.1 This Supplemental Agreement shall be governed by and construed in accordance with Hellenic law. The provisions of Clause 22 (Applicable Law and Jurisdiction) of the Loan Agreement and of relevant Clauses 12.01 and 13.01 of each of the Corporate Guarantees and Clauses 7.01 and 7.02 of the Personal Guarantee shall extend and apply to this Supplemental Agreement as if the same were (mutatis mutandis) herein expressly set forth.

9.2 Mr. George Theocharidis, an attorney-at-law, whose present address is at 12, Navarinou street, 15122, Maroussi, Greece, is hereby appointed by the Borrowers and the Guarantors as agent to accept service (hereinafter the "**Process Agent**") upon whom any judicial or extrajudicial process may be served (including but without limitation any documents initiating legal proceedings) and any notice, request, demand payment order, announcement of claim, any enforcement process or other communication this Agreement or the Mortgage Amendment. In the event that the Process Agent (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Bank), which will be conclusively proved by the affidavit of a process server to that effect, the authority of the Process Agent as agent to accept service shall be deemed to have ceased and service of documents may be effected in accordance with the procedure provided by the relevant provisions on service of process provided by the Hellenic Procedural Code. In case, however, that such Process Agent is found at any other address, the Bank shall have the right to serve the documents either on the Process Agent at such address or in accordance with the procedure provided by the relevant law.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first above written.

THE BORROWERS

SIGNED by)
Mr.)
for and on behalf of the First Borrower)
FLEGRA COMPANIA NAVIERA S.A.)

[signature] [stamp: FLEGRA COMPANIA NAVIERA S.A. LIBERIA]

SIGNED by)
Mr.)
for and on behalf of the Second Borrower)
FROURIO COMPANIA NAVIERA S.A.)

[signature] [stamp: FROURIO COMPANIA NAVIERA S.A. LIBERIA]

THE CORPORATE GUARANTORS

SIGNED by)
Mr.)
for and on behalf of the Corporate Guarantor A)
HARMONIA SHIPPING MANAGEMENT INC.

SIGNED by)
Mr.)
for and on behalf of the Corporate Guarantor B)
THALASSA HOLDINGS S.A.)

SIGNED by)
Mr.)
for and on behalf of the Corporate Guarantor B)
PELAGOS HOLDINGS S.A.)

SIGNED by:)
MR. NIKOLAOS DAOULIS REMANDAS)

THE BANK

SIGNED by)
Mr. Alexandros Gerakaris)
And)
Mr Christos Kalgvas)
for and on behalf of)
NATIONAL BANK OF GREECE S.A.)

APPENDIX B

NBG Loan facility for M/T Katerina L

	dates	days	Loan Outstanding 3.025.000	Instal	BB Hire payment M/T KATERINA L
BB start date	13/11/2014				
	15/1/2015	63	3.025.000	1	29.115,63
	15/4/2015	90	3.025.000	2	41.593,75
	15/7/2015	91	3.025.000	3	42.055,90
	15/10/2015	92	3.025.000	4	42.518,06
	15/1/2016	92	3.025.000	5	42.518,06
	15/4/2016	91	3.025.000	6	42.055,90
	15/7/2016	91	3.025.000	7	42.055,90
	15/10/2016	92	3.025.000	8	42.518,06
	15/1/2017	92	3.025.000	9	42.518,06
	15/4/2017	90	3.025.000	10	41.593,75
	15/7/2017	91	3.025.000	11	42.055,90
	15/10/2017	92	3.025.000	12	42.518,06
	15/1/2018	92	3.025.000	13	42.518,06
	15/4/2018	90	3.025.000	14	41.593,75
	15/7/2018	91	3.025.000	15	42.055,90
	16/10/2018	93	3.025.000	16	42.980,21
Grand Total					662.264,93

Interest (all in) 5,50% margin 5% plus LIBOR 3 months

LIBOR 0,50% LIBOR is the variable element in the interest expense calculation.

NewLead Holdings Ltd Hamilton, Bermuda

FLEGRA COMPANIA NAVIERA S.A. LIBERIA

APPENDIX C

KATERINA L - TRADE DEBT OBLIGATIONS

Account code	Account name	I curr symb	EURO TOTAL	USD TOTAL
34	**AGENTS**	**USD**	**-22.113,77**	**-44.157,09**
34 00 0002	PASTRAS SHIPPING CO LTD	USD	0,00	-4.328,00
34 00 0005	KOUMANIAS SHIPPING AGENCY LTD	EUR	-13.551,21	-16.939,01
34 00 0025	P.R.INTERNATIONAL	EUR	-387,91	-484,89
34 00 0046	WILHELMSEN SHIPS SERVICE LEBANON SAL	USD	0,00	-850,00
34 00 0050	G.PANESSA & C. SRL	EUR	-5.344,65	-6.680,81
34 00 0073	A.PHELLAS MANAGEMENT (SHIPPING) LTD	EUR	-2.830,00	-3.537,50
34 00 0079	BOUTROS MARITIME AND TRANSPORT SA	USD	0,00	-10.421,77
34 00 0136	ATLAS AGENCIES (YANBOU-SAUDI ARABIA)	USD	0,00	-915,11
45	**LONGTERM LOANS**	**USD**	**0,00**	**-38.915,56**
45 01 0002	FBB LOAN KATERINA L FINANCE - INTEREST	USD	0,00	-38.915,56
50	**TRADE PAYABLES**	**USD**	**-247.120,53**	**-631.312,84**
50 00 0001	ΒΑΝΟΣ ΑΕ	EUR	-36.972,62	-46.215,77
50 00 0005	BRILLIANT MARITIME SERVICES LTD	USD	0,00	-142.031,96
50 00 0017	The LISCR Trust Company-Monrovia,Liberia	USD	0,00	-600,00
50 00 0019	PANAMA MARITIME SERVICES CORPORATION	USD	0,00	-300,00
50 00 0022	INTERORIENT MARITIME ENTERPRISES INC	USD	0,00	-35.577,19
50 00 0029	EFFEPI MAR.LTD	EUR	-9.750,00	-12.187,50
50 00 0031	ΙΟΡΔΑΝΙΔΟΥ ΝΙΚ.ΑΝΑΣΤΑΣΙΑ	EUR	-2.041,37	-2.551,71
50 00 0034	KARNAKIS & KARNAKIS	USD	0,00	-700,00
50 00 0037	ΑΓΑΣ "INDUSTRIAL MARINE AUTOMATION SERVICE"	EUR	-438,00	-547,50
50 00 0050	ΛΥΜΠΟΥΣΑΚΗΣ ΕΝΩΣΗ ΡΥΜΟΥΛΚΩΝ-ΝΑΥΑΓΟΣΩΣΤΙΚΩΝ	EUR	-4.107,51	-5.134,39
50 00 0053	ANTIPOLLUTION ANE	EUR	-2.845,80	-3.557,25
50 00 0054	HELLENIC ENVIRONMENTAL CENTER	EUR	-4.652,56	-5.815,70
50 00 0062	SEAGULL AS	USD	0,00	-516,00
50 00 0064	ELSSI LTD	USD	0,00	-1.050,00
50 00 0065	ΘΡΑΣΥΒΟΥΛΟΣ ΝΙΚ.ΑΒΑΣΤΑΓΟΣ	EUR	-2.796,96	-3.496,20
50 00 0067	ΚΟΥΤΣΙΑΝΑΣ ΙΠΠΟΚΡΑΤΗΣ & ΣΙΑ ΟΕ	EUR	-12.394,82	-15.493,53
50 00 0072	ΚΑΤΡΑΔΗΣ ΣΧΟΙΝΙΑ ΝΑΥΤΙΛΙΑΣ ΑΒΕΕ	EUR	-1.565,05	-1.956,31
50 00 0080	ΜΠΕΝΕΤΑΤΟΣ ΔΗΜ. & ΣΙΑ Ε.Ε.	EUR	-5.969,22	-7.461,53
50 00 0082	Π.ΤΣΙΓΚΑΡΗΣ & ΣΙΑ ΟΕ (MAGNAVE)	EUR	-350,00	-437,50
50 00 0092	ΤΟΥΡΜΠΟ ΝΑΒΕ ΕΠΕ (EX TURBOMECHANIKI LTD)	EUR	-3.993,40	-4.991,75
50 00 0097	ΜΑΡΑΚ ΗΛΕΚΤΡΟΝΙΚΗ ΑΒΕΕ	EUR	-412,50	-515,63
50 00 0108	NEORION SYROS SHIPYARDS	EUR	-73.404,72	-92.068,10
50 00 0117	VIRGINIA PARISSIS SHIP AGENT	EUR	-2.815,97	-3.515,18
50 00 0134	ΕΛΛΗΝΙΚΑ ΠΕΤΡΕΛΑΙΑ ΑΕ	EUR	-3.228,51	-4.035,64
50 00 0148	CONFIDENCE SHIPPING AGENCY INC	USD	0,00	-964,33
50 00 0152	BUREAU VERITAS SA	EUR	-19.414,12	-24.267,65
50 00 0192	PPG PROTECTIVE & MARINE COATINGS	USD	0,00	-2.853,16
50 00 0195	Γ.ΓΡΗΓΟΡΙΟΥ-Γ.ΜΠΑΣΤΟΥΝΗΣ ΟΕ	EUR	-873,24	-1.091,55
50 00 0213	INSPECTORATE HELLAS ΣΥΜΒ.ΥΠΗΡΕΣΙΕΣ ΑΕ	EUR	-630,00	-787,50
50 00 0246	MILLENIUM MARINE-TECH LTD	USD	0,00	-7.600,00
50 00 0264	ΚΑΝΑΚΑΚΗΣ ΣΠ.ΠΑΝΑΓΙΩΤΗΣ	EUR	-860,00	-1.075,00
50 00 0270	ΚΑΠΡΑΝΟΣ Α.ΕΠΑΜΕΙΝΩΝΔΑΣ & ΣΙΑ ΟΕ (ΗΛΕΚΤΡΟΤΕΧΝΙΚ	EUR	-4.475,00	-5.593,75
50 00 0281	ENI TRADING & SHIPPING	EUR	-6.501,81	-8.127,26
50 00 0292	ΟΡΓΑΝΙΣΜΟΣ ΛΙΜΕΝΟΣ ΠΕΙΡΑΙΩΣ	EUR	-2.858,29	-3.572,86
50 00 0340	ΑΦΟΙ ΚΑΡΑΘΑΝΟΥ &ΣΙΑ ΟΕ-MARINE PERFORMANCE TUN	EUR	-680,00	-850,00
50 00 0347	ΤΟΥΡΜΠΟ ΜΑΡΕ ΕΠΕ	EUR	-1.742,00	-2.177,50
50 00 0374	ΛΑΝΤΖΕΣ ΓΕΩΡΓ.ΒΑΣ.ΚΑΡΒΕΛΗΣ Α/Φ "ΔΡΑΚΩΝ"	EUR	-5.610,00	-7.012,50
50 00 0389	PANAMA REGISTER ΕΛΛΑΣ ΑΕ	EUR	-180,00	-225,00
50 00 0412	BRIDGE OIL LTD	USD	0,00	-54.663,01

KATERINA L - TRADE DEBT OBLIGATIONS

Account code	Account name	I curr symb	EURO TOTAL	USD TOTAL
50 00 0416	A.P. & A. LIMITED (GREECE)	USD	0,00	-14.147,35
50 00 0441	AEGEAN MARINE PETROLEUM SA	USD	0,00	-4.771,52
50 00 0468	Maritime & Corporate Affairs di Barbara Gallo	EUR	-550,00	-687,50
50 00 0469	SOSEMA (SEA GEMS)	USD	-545,12	-681,40
50 00 0480	ECT ENVIRONMENT CARE TECHNOLOGIES ΕΠΕ	EUR	-572,70	-715,88
50 00 0482	TNL GREECE SA	USD	0,00	-6.031,83
50 00 0489	CHUGOKU PAINTS B.V.	USD	-16.230,69	-20.288,36
50 00 0491	ΚΟΙΝ/ΞΙΑ ΛΥΜΠΟΥΣΑΚΗΣ-ΜΕΓΑΛΟΧΑΡΗ ΡΥΜΟΥΛΚΗΣΕΙΣ&	EUR	-504,32	-630,40
50 00 0493	BUREAU VERITAS HELLAS ΑΕ(ΥΠ/ΣΙΕΣ ΤΑΞ/ΣΗΣ&ΠΙΣΤ/ΣΗΣ	EUR	-1.260,00	-1.575,00
50 00 0498	TIMAGENIS LAW FIRM	EUR	-3.586,99	-4.483,74
50 00 0506	ΦΑΡΟΣ ΑΕ	EUR	-719,24	-899,05
50 00 0512	ΔΗΜΟΥΛΗΣ Ι. & ΣΙΑ ΕΕ (SPECTRUM LABS)	EUR	-928,00	-1.160,00
50 00 0520	AMC MARINE CONSULTING LTD	EUR	-900,00	-1.125,00
50 00 0521	FIRST GLOBAL EQUIPMENT LIMITED	USD	0,00	-3.860,98
50 00 0527	HELLENIC ENVIROMENTAL SERVICE ΚΟΙΝ/ΞΙΑ HEC-OIL OI	USD	-400,00	-500,00
50 20 0009	OMUR MARINE LIMITED	USD	0,00	-1.100,00
50 20 0010	COSIMO FORTUNA FERRARESE	USD	-900,00	-1.125,00
50 90 0003	DA TRAVEL ΕΠΕ	EUR	-7.660,00	-9.575,00
50 90 0227	BENEFIT SOFTWARE M.I.K.E.	EUR	-800,00	-1.000,00
50 20	INSURANCE	USD		
50 20 0000	MARINE ASSURANCES RECANTZIS & CO. "M.A.R.E. & Co."	USD	0,00	-14.690,52
50 20 0003	THE STANDARD	USD	0,00	-22.411,90
50 20 0005	INTERAMERICAN	USD	0,00	-4.620,00
50 20 0007	LOCKTON COMPANIES INTERNATIONAL LIMITED	USD	0,00	-3.615,00
51	**CREDITORS**	**USD**	**-181.661,59**	**-281.213,30**
51 10	WAGES PAYABLE	USD		
51 10 0003	WAGES PAYABLE M/T KATERINA	USD	0,00	-36.440,21
51 90	OTHER ACCOUNTS PAYABLE	EUR		
51 90 0009	NAT TUG BOATS	EUR	-345,30	-431,63
51 92	BANK DEPTORS	USD		
51 92 0011	NBG BANK	USD	-87,50	-2.635,87
	HARMONIA DEBTS	USD		
51 10 0910	ΒΑΣΙΛΑΚΟΠΟΥΛΟΣ ΔΗΜΗΤΡΗΣ	EUR	-29.740,36	-37.175,45
51 10 0911	ΠΑΠΑΓΕΩΡΓΙΟΥ ΠΑΝΤΕΛΗΣ	EUR	-14.615,49	-18.269,36
51 10 0912	ΚΑΤΣΩΝΗΣ ΧΑΡΑΛΑΜΠΟΣ	EUR	-15.584,82	-19.481,03
51 10 0914	ΠΑΝΑΓΙΩΤΟΥ ΝΙΚΟΣ	EUR	-13.713,72	-17.142,15
51 10 0915	ΡΕΜΑΝΤΑΣ ΔΗΜΗΤΡΙΟΣ	EUR	-2.000,00	-2.500,00
51 10 0916	ΡΕΜΑΝΤΑ ΝΕΦΕΛΗ	EUR	-10.833,33	-13.541,66
51 10 0917	ΖΟΥΛΗΣ ΓΕΩΡΓΙΟΣ	EUR	-937,30	-1.171,62
51 10 0918	ΒΛΑΧΟΣ ΙΩΑΝΝΗΣ	EUR	-23.833,33	-29.791,66
51 10 0921	ΛΑΔΑ ΚΑΙΤΗ	EUR	-12.993,41	-16.241,76
51 10 0923	ΒΑΣΙΛΑΚΟΠΟΥΛΟΥ ΜΑΡΙΑ	EUR	-3.278,30	-4.097,87
51 10 0925	ΠΑΠΑΔΟΠΟΥΛΟΣ ΞΕΝΟΦΩΝ	EUR	-4.333,33	-5.416,66
51 10 0928	ΧΟΥΛΙΑΡΑ ΜΑΡΙΑ	EUR	-1.500,00	-1.875,00
51 10 0990	OTHER WAGES PAYABLE HARMONIA - JOJO	EUR	-1.000,00	-1.250,00
50 90 0058	LEGAL SERVICES	EUR	-42.225,00	-52.781,25
56	**ACCRUALS AND PROVISIONS**	**USD**	**-2.320,20**	**-10.485,06**
56 02	ACCRUED EXPENSES	USD		
56 02 0090	BUREAU VERITAS SA	USD	-2.320,20	-2.900,25
56 03	ACCRUED INSURANCES	USD		
	THE STANDARD - EST RELEASE CALLS 2012-2014 (?)	USD	0,00	-6.093,83

LIBERIA

Hamilton, Bermuda

KATERINA L - TRADE DEBT OBLIGATIONS

Account code	Account name	I curr symb	EURO TOTAL	USD TOTAL
	THE STANDARD - EST RELEASE CALLS 2012-2014 - FDD	USD	0,00	-1.490,98
TOTAL	C level		-453.216,09	-1.006.083,85